As filed with the Securities and Exchange Commission on March 2, 1998
                                        Registration No.   [           ]
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549
                              ---------------
                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER

                        THE SECURITIES ACT OF 1933
                              ---------------
                              CVS CORPORATION
          (Exact name of Registrant as specified in its charter)
                              ---------------

              Delaware                                              5912                                    05-0494040
  (State or Other Jurisdiction of                       (Primary Standard Industrial                       (IRS Employer
   Incorporation or Organization)                       Classification Code Number)                     Identification No.)

                                                               One CVS Drive
                                                       Woonsocket, Rhode Island 02895
                                                               (401) 765-1500
                                            (Address, Including Zip Code, and Telephone Number,
                                          including Area Code, of Registrant's Principal Executive
                                                                  Offices)
                                                              ---------------
                                                             Charles C. Conaway
                                                        Executive Vice President and
                                                          Chief Financial Officer
                                                              CVS Corporation
                                                               One CVS Drive
                                                       Woonsocket, Rhode Island 02895
                                                               (401) 765-1500
                                             (Name, Address, Including Zip Code, and Telephone
                                             Number, Including Area Code, of Agent for Service)
                                                              ---------------
                                                                 copies to:

      Dennis S. Hersch                       Dennis J. Block
      Davis Polk & Wardwell                  Weil, Gotshal & Manges LLP
      450 Lexington Avenue                   767 Fifth Avenue
      New York, New York 10017               New York, New York 10153
      (212) 450-4000                         (212) 310-8000

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Arbor Drugs, Inc. ("Arbor") as described in the Agreement and Plan of Merger dated as of February 8, 1998 as amended as of March 2, 1998.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                              ---------------
                      CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                          Proposed Maximum       Amount of
        Title of each Class of                Amount to be       Proposed Maximum        Aggregate Offering     Registration
      Securities to be Registered             Registered(1)   Offering Price Per Unit        Price (2)             Fee(3)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......  24,783,965              (2)                $1,387,679,666        $409,366
============================================================================================================================

(1) Represents the maximum number of shares of Common Stock, par value
    $.01 per share, of the Registrant ("CVS Common Stock") to be issued in connection with the Merger in exchange for shares of Common Stock, par value $.01 per share, of Arbor ("Arbor Common Stock"), determined on the basis of the maximum exchange ratio that could be applicable in the Merger (0.3660 shares of CVS Common Stock for each share of Arbor
    Common Stock).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of
    1933, as amended (the "Securities Act"), based on the average of the high and low sales prices of Arbor Common Stock on February 27, 1998 on the Nasdaq National Market, which was $23.375.
(3) This fee has been calculated pursuant to Rule 457(f) under the
    Securities Act, as .0295 of one percent of $1,387,679,666.  In accordance with Rule 457 under the Securities Act, the fee of $278,267 paid by CVS and Arbor pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, upon the filing of their preliminary proxy material relating to the Merger has been credited against the registration fee payable in connection with this filing.
                              ---------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================


                                CVS CORPORATION
                             CROSS REFERENCE SHEET


           ITEM NUMBER                                        LOCATION IN PROXY
           IN FORM S-4                                      STATEMENT/PROSPECTUS
-------------------------------------------------    --------------------------------------------
A.    INFORMATION ABOUT THE
      TRANSACTION

1.    Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus.................................    Facing Page of the Registration Statement;
                                                     Outside Front Cover Page of Proxy
                                                     Statement/Prospectus

2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................    Where You Can Find More Information;
                                                     Table of Contents

3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............    Outside Front Cover Page of Prospectus;
                                                     Summary; Interests of Certain Persons
                                                     in the Merger; The Merger; Comparative
                                                     Per Share Market Price and Dividend
                                                     Information; Arbor Special Meeting;
                                                     Where You Can Find More Information**

4.    Terms of the Transaction...................    Outside Front Cover Page of Prospectus;
                                                     Summary; The Merger; Role of Financial
                                                     Advisor; The Merger Agreement; Arbor
                                                     Special Meeting; Comparison of
                                                     Stockholder Rights; Description of CVS
                                                     Capital Stock

5.    Pro Forma Financial Information............    Summary; Unaudited Pro Forma Condensed
                                                     Combined Financial Statements

6.    Material Contacts with the Company Being
      Acquired...................................    Summary; The Merger; The Merger Agreement

7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters.........................    *

8.    Interests of Named Experts and Counsel.....    *

9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................    *

B.    INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3
      Registrants................................    Summary; Where You Can Find More Information

11.   Incorporation of Certain Information by
      Reference..................................    Where You Can Find More Information

12.   Information with Respect to S-2 and S-3
      Registrants................................    *

13.   Incorporation of Certain Information by
      Reference..................................    *

14.   Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants..........    *

C.    INFORMATION ABOUT THE COMPANIES
      BEING ACQUIRED

15.   Information with Respect to S-3
      Companies..................................    Summary; Where You Can Find More Information

16.   Information with Respect to S-2 or S-3
      Companies..................................    *

17.   Information with Respect to Companies
      Other Than S-2 or S-3 Companies............    *

D.    VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.........    Outside Front Cover Page of Prospectus;
                                                     Summary; Interests of Certain Persons
                                                     in the Merger; The Merger; The Merger
                                                     Agreement; Arbor Special Meeting;
                                                     Comparison of Stockholder Rights;
                                                     Description of CVS Capital Stock;
                                                     Where You Can Find More Information

19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer....................    *

------------
*  Omitted because the Item is inapplicable or the answer thereto is negative.

** Indicates that the registrant has departed from the Item in certain respects by virtue of the "Plain English" format of the Proxy
   Statement/Prospectus.





                           [ARBOR DRUGS, INC. LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

               Arbor Drugs, Inc. will hold a special meeting of its shareholders on March 31, 1998, at 10:00 a.m., at The Troy Marriott, 200 West Big Beaver Road, Troy, Michigan, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 8, 1998 (the "Merger Agreement"), among CVS Corporation, a Delaware corporation, Arbor Drugs, Inc., a Michigan corporation, and Red Acquisition, Inc., a Michigan corporation and wholly-owned subsidiary of CVS Corporation. The Merger Agreement provides, among other things, for the merger of Red Acquisition, Inc. with and into Arbor, with Arbor surviving the merger as a wholly-owned subsidiary of CVS;

          2. To vote upon such other matters as may properly come before the special meeting; and

          3. If necessary, to approve any adjournment of the meeting without further notice except by announcement at the meeting being adjourned.

               Arbor has fixed the close of business on March 3, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment thereof. A list of such shareholders will be available for examination by shareholders of record during business hours at Arbor -- 3331 West Big Beaver Road, Troy, Michigan -- for ten days prior to the special meeting and will also be available at the special meeting.

               YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

               Adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Arbor common stock entitled to vote at the special meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.


Eugene Applebaum                                                 March 3, 1998
Chairman of the Board, President
and Chief Executive Officer




     [CVS LOGO]                                          [ARBOR LOGO]

                                 CVS Prospectus

                    Proxy Statement for Arbor Special Meeting

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of CVS Corporation and Arbor Drugs, Inc. have unanimously approved a merger agreement that would result in Arbor becoming a wholly-owned subsidiary of CVS Corporation. The combined company would be the nation's largest chain drugstore company based on store count.

The Arbor Board of Directors has determined that the merger is fair to you and is in your best interests. The Board therefore recommends that you vote to approve the merger and the related merger agreement.

If the merger is completed, as illustrated in the table on page 1, Arbor stockholders will receive, for each Arbor share, between 0.3182 and 0.3660 CVS shares. The exact number of shares of CVS common stock to be received for each share of Arbor common stock within that range will be determined by dividing $23 by the average closing price of the CVS stock on the New York Stock Exchange during a specified period prior to the Arbor special meeting. CVS stockholders will continue to own their existing shares after the merger.

We estimate that the shares of CVS common stock to be issued to Arbor stockholders will represent between 9.9% and 11.2% of the outstanding CVS common stock after the merger (not taking into account Arbor and CVS stock options).

We are asking Arbor stockholders, at Arbor's special meeting of stockholders, to approve the merger agreement and the merger. The merger cannot be completed unless Arbor stockholders approve it. We do not need the approval of CVS stockholders to complete the merger. Therefore, we are not asking CVS stockholders to vote on the merger.

Whether or not you plan to attend the Arbor special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger agreement and the merger. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

The date, time and place of the Arbor meeting is:

          March 31, 1998
          10:00 a.m.
          The Troy Marriott
          200 West Big Beaver Road
          Troy, Michigan

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

On behalf of the Board of Directors of Arbor, we urge you to vote "FOR" approval of the merger agreement and the merger.



  /s/Eugene Applebaum
--------------------------------------------
Eugene Applebaum
Chairman of the Board, President and
Chief Executive Officer of Arbor Drugs, Inc.

Neither the SEC nor any state securities regulators have approved the CVS Common Stock to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated March 3, 1998, and first mailed to stockholders on March 3, 1998.


                                TABLE OF CONTENTS

What Arbor Stockholders Will Receive in the Merger..........................1

QUESTIONS AND ANSWERS ABOUT THE
     MERGER.................................................................2

SUMMARY.....................................................................3
The Companies...............................................................3
Reasons for the Merger......................................................3
Recommendations to Arbor Stockholders.......................................4
The Merger..................................................................4

SELECTED HISTORICAL AND PRO FORMA
     FINANCIAL DATA.........................................................6
Comparative Per Share Data.................................................12

THE MERGER.................................................................15
General....................................................................15
Background of the Merger...................................................15
CVS' Reasons for the Merger................................................18
Arbor's Reasons for the Merger; Recommendation of
     the Arbor Board.......................................................18
Cautionary Statement and Risk Factor Concerning
     Forward-Looking Statements............................................20
Accounting Treatment.......................................................21
Certain U.S. Federal Income Tax Consequences...............................21
Regulatory Matters.........................................................22
No Appraisal Rights........................................................22
Federal Securities Laws Consequences; Stock
     Transfer Restriction Agreements.......................................23

COMPARATIVE PER SHARE MARKET PRICE
     AND DIVIDEND INFORMATION..............................................24

UNAUDITED PRO FORMA CONDENSED
     COMBINED FINANCIAL STATEMENTS.........................................25

UNAUDITED PRO FORMA CONDENSED
     COMBINED STATEMENTS OF
     OPERATIONS............................................................26

UNAUDITED PRO FORMA CONDENSED
     COMBINED BALANCE SHEET................................................28

NOTES TO UNAUDITED PRO FORMA
     CONDENSED COMBINED FINANCIAL
     STATEMENTS............................................................29

ROLE OF FINANCIAL ADVISOR..................................................31
Opinion of Financial Advisor to Arbor......................................31

INTERESTS OF CERTAIN PERSONS IN THE
     MERGER................................................................34
One Arbor Designee Will Become Director of CVS ............................34
Change in Control Agreements...............................................34
Stock Options Held by Covered Management
     Employees.............................................................35
Other Arrangements Affecting Covered Management
     Employee..............................................................36
Stock Options Granted to Non-Employee Directors............................37
Other Employee Benefits....................................................37
Directors' and Officers' Insurance; Indemnification
      of Arbor Directors and Officers......................................37

THE MERGER AGREEMENT.......................................................38
General....................................................................38
Merger Consideration.......................................................38
Treatment of Arbor Stock Options...........................................38
Exchange of Shares.........................................................39
Certain Covenants..........................................................39
Certain Representations and Warranties.....................................41
Conditions to the Merger...................................................42
Termination of the Merger Agreement........................................42
Other Expenses.............................................................43
Amendments; Waivers........................................................43
Certain Stockholder Arrangements...........................................44

ARBOR SPECIAL MEETING......................................................45
Time and Place; Purpose....................................................45
Voting Rights; Vote Required for Approval..................................46
Proxies....................................................................46
Other Business; Adjournments...............................................47

COMPARISON OF STOCKHOLDER RIGHTS...........................................47
General....................................................................47
Comparison of Current Arbor Stockholder Rights and
     Rights of CVS Stockholders Following the
     Merger................................................................47

DESCRIPTION OF CVS CAPITAL STOCK...........................................52
Authorized Capital Stock...................................................52
CVS Common Stock...........................................................52
CVS Preferred Stock and CVS Preference Stock...............................52
Transfer Agent and Registrar...............................................53
Stock Exchange Listing; Delisting and Deregistration
     of Arbor Common Stock.................................................53

LEGAL MATTERS..............................................................53

EXPERTS....................................................................53

WHERE YOU CAN FIND MORE INFORMATION........................................54

LIST OF DEFINED TERMS......................................................56

LIST OF ANNEXES

Annex A...........Agreement and Plan of Merger
Annex B...........Opinion of Goldman, Sachs & Co.
Annex C...........Option and Voting Agreement




               What Arbor Stockholders Will Receive in the Merger

     Formula for determining number of CVS shares per Arbor share

     If the merger is completed, Arbor stockholders will receive, for each Arbor share, between 0.3182 and 0.3660 CVS shares. The exact number of CVS shares to be received per Arbor share within that range will be computed by dividing $23 by the average closing price of the CVS common stock on the New York Stock Exchange during 10 trading days randomly selected by lot out of the twenty trading days ending on the fifth trading day before the special meeting of Arbor stockholders.

     The table shows the number of CVS shares that Arbor stockholders would receive per Arbor share in the merger at the average closing prices of CVS common stock illustrated in the table. As illustrated in the table, there will be no further adjustment in the number of CVS shares to be issued in the merger if the average closing price of CVS stock is less than $62.8331 or more than $72.2919.

     Ownership of CVS by Arbor stockholders after the merger

     CVS will issue between 18.9 million and 21.7 million CVS shares to Arbor stockholders in the merger. The shares of CVS stock to be issued to Arbor stockholders in the merger will represent between 9.9% and 11.2% of the outstanding CVS common stock after the merger. This information is based on the number of shares of CVS outstanding on December 31, 1997 and of Arbor outstanding on January 31, 1998 and does not take into account stock options.

     Value of CVS shares issuable in the merger based on average closing price of CVS stock

     The table below shows the approximate value of the CVS shares to be issued per Arbor share in the merger at the average closing prices of CVS stock illustrated in the table.

     The value of CVS shares illustrated in the table is based on an assumed average closing price of CVS stock. The actual value of CVS shares issued in the merger will fluctuate based on the market price of the CVS stock. For your information, the closing price on February 27, 1998 of CVS common stock was $74.06 and of Arbor common stock was $23.50 You should obtain current market prices for these stocks.


                                                        Dollar value of the CVS
                                                        shares to be issued per
                          Number of CVS shares to be    Arbor share based on the
    Average closing       issued for each Arbor share   average closing price of
  price of CVS stock          in the merger                  CVS stock
  ------------------      ---------------------------   ------------------------

    $72.2919 and above                0.3182               23.00 and above
         $72.0000                     0.3194                    23.00
         $71.5000                     0.3217                    23.00
         $71.0000                     0.3239                    23.00
         $70.5000                     0.3262                    23.00
         $70.0000                     0.3286                    23.00
         $69.5000                     0.3309                    23.00
         $69.0000                     0.3333                    23.00
         $68.5000                     0.3358                    23.00
         $68.0000                     0.3382                    23.00
         $67.5625                     0.3404                    23.00
         $67.5000                     0.3407                    23.00
         $67.0000                     0.3433                    23.00
         $66.5000                     0.3459                    23.00
         $66.0000                     0.3485                    23.00
         $65.5000                     0.3511                    23.00
         $65.0000                     0.3538                    23.00
         $64.5000                     0.3566                    23.00
         $64.0000                     0.3594                    23.00
         $63.5000                     0.3622                    23.00
         $63.0000                     0.3651                    23.00
     $62.8331 and less                0.3660                23.00 and less



                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are Arbor and CVS proposing the merger?
How will I benefit?

A: This merger means that you will have a stake in one of the nation's leading chain drugstore companies. The combined company will have a presence in 25 states and the District of Columbia. CVS expects the merger to contribute to earnings (before one-time merger-related charges) in the first year of combined operations, and expects cost savings of about $30 million annually.
We believe that the merger will allow CVS to accelerate long-term growth and provide added stockholder value. CVS notes that achieving these earnings and costs savings is subject to certain risks as discussed in the section "Cautionary Statement and Risk Factor Concerning Forward-Looking
Statements" on page 19. To review the reasons for the merger in greater detail, see pages 17 through 19.

Q: When is the Arbor Special Meeting?

A: The meeting will take place on March 31, 1998. At the meeting, Arbor stockholders will be asked to approve the merger and the related merger agreement. We are not asking CVS stockholders to vote on the merger.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the stockholder meeting. The Board of Directors of Arbor unanimously recommends voting in favor of the approval of the merger agreement and the merger.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to Arbor's Secretary before the meeting or attend the meeting in person and vote.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and the effect will be a vote against the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your share certificates.

Q: Please explain what I will receive in the merger.

A: If the merger is completed, Arbor stockholders will receive between 0.3182 and 0.3660 shares of CVS common stock for each share of Arbor common stock. The exact amount of CVS stock to be received within that range will be determined by dividing $23 by the average closing price of the CVS common stock on the New York Stock Exchange during a specified period prior to the Arbor stockholders meeting.

The table on page 1 illustrates the exact number of CVS shares that would be received at different assumed average closing prices of CVS common stock. We will not issue fractional shares of CVS common stock. Instead, Arbor stockholders will receive a check in the amount of the net proceeds from the sale of those shares in the market.

Q: What happens to my future dividends?

A: After the merger, we expect the initial annual dividend rate to be $0.44 per share of CVS stock, which is equivalent to the current annual dividend payment to CVS stockholders. The payment of dividends by CVS in the future, however, will depend on business conditions, its financial condition and earnings, and other factors.

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. In addition to the Arbor stockholder approval, we must also obtain regulatory approvals. We hope to complete the merger by March 31, 1998.

Q: What are the tax consequences to Arbor stockholders of the merger?

A: The exchange of shares by Arbor stockholders will be tax-free to Arbor stockholders for federal income tax purposes, except for taxes on cash received for a fractional share. To review the federal income tax consequences in greater detail, see page 20.


                                     SUMMARY

     This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 53.

                                  The Companies

CVS Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
(401) 765-1500

CVS is the country's largest drugstore chain in terms of store count and the second largest in terms of sales volume, with 3,888 stores as of December 31, 1997, and $12.7 billion in 1997 annual revenue. In May 1997, CVS successfully completed its acquisition of Revco. CVS operates in 24 states and the District of Columbia.

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, MI 48084
(248) 643-9420

Arbor is the largest drugstore chain in southeastern Michigan in terms of store count and sales volume, with over 200 stores at December 31, 1997 and $960 million in fiscal 1997 revenues.

                             Reasons for the Merger

     Achieving a critical mass in terms of store count and locating our stores in appropriate geographic markets are essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels such as food/drug combos, mail order and mass merchandisers. We believe that the merger provides us the opportunity to accomplish these objectives and to be recognized as a leading retail growth company.

     If completed, the merger will strengthen our position as one of the nation's leading chain drugstore companies. Here are a few highlights of how the combined company would look following the merger:

     o The combined company will have more than 4,100 stores in 25 states and the District of Columbia.

     o It will dispense approximately 12% of all retail prescriptions in the U.S., ranking number one on this measure.

     o It will have combined annual sales of approximately $15 billion, ranking in the top two nationally on this measure.

     CVS believes that the merger meets its three criteria for a strategic acquisition.

     o CVS expects the combination to contribute to earnings (before one-time merger-related charges) in the first year of combined operations, and expects cost savings of about $30 million annually. CVS expects to achieve these cost savings principally through the closing of Arbor's headquarters, economies of scale in advertising, distribution and other operational areas, and spreading its investments in information technology over a broader store base. CVS notes that achieving these earnings and costs savings is subject to certain risks as discussed in the section "Cautionary Statement and Risk Factor Concerning Forward-Looking Statements" on page 19.

     o The merger will bring CVS into a high-growth, contiguous geographic market where CVS has no existing presence and will position the company to sustain its long-term growth.

    o The combination offers significant upside potential in the ability of each organization to learn from the strengths of the other. In addition, the merger should provide significant opportunities in our managed care business. We also believe that the compatibility of our companies, given their similarity in store size and format as well as merchandising strategy, should facilitate a relatively smooth integration of our businesses.

     In approving the transaction, each of our Boards of Directors considered the uncertainties associated with the challenges of integrating the companies and the risks associated with achieving the expected cost savings, as discussed in the section "Cautionary Statement and Risk Factor Concerning Forward-Looking Statements" on page 19.

     Each Board also considered that the number and value of the CVS shares that Arbor stockholders receive in the merger will fluctuate based on changes in CVS' stock price.

     To review the reasons for the merger in greater detail, see pages 17 through 19.

                      Recommendations to Arbor Stockholders

     The Arbor Board believes that the merger is in your best interest and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

                                   The Merger

     The merger agreement is attached as Annex A to this Proxy
Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

     What Arbor Stockholders Will Receive (see pages 1 and 37)

     As a result of the merger, as illustrated in the table on page 1, Arbor stockholders will receive, for each share of Arbor common stock, between 0.3182 and 0.3660 shares of CVS common stock. The exact number of shares of CVS stock to be received per Arbor share within that range will be determined by dividing $23 by the average closing price of the CVS common stock on the New York Stock Exchange during a specified period prior to the Arbor stockholders meeting. As illustrated in the table on page 1, there will be no further adjustment in the number of CVS shares to be issued in the merger if the average closing price of CVS stock is less than $62.8331 or more than $72.2919.

     CVS will not issue any fractional shares. Instead, Arbor stockholders otherwise entitled to receive fractional shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

     Arbor stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

   Ownership of CVS After the Merger

     CVS will issue between 18.9 million and 21.7 million CVS shares to Arbor stockholders in the merger. The shares of CVS common stock that CVS will issue to Arbor stockholders in the merger will represent between 9.9% and 11.2% of the outstanding CVS common stock after the merger. This information is based on the number of shares of CVS outstanding on December 31, 1997 and Arbor shares outstanding on January 31, 1998 and does not take into account stock options.

   Stockholder Vote Required to Approve the Merger

     The favorable vote of a majority of the outstanding shares of Arbor common stock is required to approve and adopt the merger agreement. CVS has entered into an Option and Voting Agreement with Mr. Eugene Applebaum, his wife and trusts for the benefit of the members of his family (owners of approximately 24.5% of the Arbor shares), in which they have agreed to vote all their shares in favor of the merger. We do not need approval of CVS stockholders to complete the merger. Therefore, we are not asking CVS stockholders to vote on the merger.

   Interests of Officers and Directors in the Merger

     When considering the Arbor Board's recommendation that Arbor stockholders vote in favor of the merger, you should be aware that a number of Arbor officers and key employees, including three who are also directors, have agreements, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, yours (see page 33).

   Conditions to the Merger (see page 41)

     The completion of the merger depends upon meeting a number of conditions, including the following:

     (1) obtaining the approval of the stockholders of Arbor;

     (2)  there being no law or court order that prohibits the merger;

     (3) the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired;

     (4) receipt of an opinion of Arbor's counsel that the merger will be tax-free to Arbor's stockholders; and

     (5) receipt of favorable letters from the independent public accountants of CVS and Arbor as to the availability of "pooling of interests" accounting treatment for the Merger.

   Termination of the Merger Agreement (see page 41)

     Either CVS or Arbor can terminate the merger agreement if any of the following occurs:

     (1) we do not complete the merger by August 31, 1998;

     (2) the stockholders of Arbor do not give the required stockholder approval;

     (3)  a law or court order permanently prohibits the merger; or

     (4)  the Arbor Board changes, in a manner
          adverse to CVS, its recommendation in favor of the merger or Arbor enters into an agreement for a significant business combination or similar transaction with a third party. However, Arbor may not terminate for the reasons laid out in this paragraph (4) unless Arbor has received an offer that is superior to the merger with CVS and CVS, within a specified time period, does not make an offer that is as favorable financially to Arbor's stockholders as such superior offer.

     Neither CVS nor Arbor can terminate the merger agreement if it is in material breach of its obligations under the merger agreement.

   Termination Fees and Expenses (see page 42)

     Arbor must pay CVS a termination fee of $60 million in cash, if (i) the merger agreement is terminated as described in paragraph (4) above or (ii) the merger agreement is terminated because Arbor's stockholders do not vote in favor of the merger and (x) Arbor's Board fails to recommend the merger or (y) a third party has made a proposal for an alternative transaction and within twelve months of the termination of the merger agreement any third party enters into an agreement with Arbor for an alternative transaction.

   Regulatory Approvals (see page 21)

     The Hart-Scott-Rodino statute prohibits us from completing the merger until after we have given certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired. The Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

   Accounting Treatment (see page 20)

     We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We have each received a letter from our independent accounting firms that the merger should be accounted for as a pooling of interests. In addition, the availability of this accounting treatment is a condition to the closing of the merger.

   Opinion of Financial Advisor (see pages 30 through 33)

     In deciding to approve the merger, the Arbor Board considered the opinion of its financial advisor, Goldman, Sachs & Co., as to the fairness from a financial point of view of the exchange ratio to Arbor's stockholders based upon and subject to certain factors and assumptions set forth therein. This opinion is attached as Annex B to this Proxy Statement/ Prospectus. We encourage you to read this opinion.

   Material Federal Income Tax Consequences (see page 20)

     We have structured the merger so that Arbor stockholders will not recognize any gain or loss for federal income tax purposes in the merger (except for tax payable on cash received instead of fractional shares). The merger is conditioned on a legal opinion of Arbor's counsel as to the tax-free nature of the merger.

   No Appraisal Rights (see page 21)

     Under Michigan law, Arbor stockholders do not have any right to an appraisal of the value of their shares in connection with the merger.

   Comparative Per Share Market Price Information
(see page 23)

     CVS common stock is listed on the New York Stock Exchange. Arbor common stock is listed on the Nasdaq National Market. On February 6, 1998, the last full trading day prior to the public announcement of the proposed merger, CVS common stock closed at $70.5625 and Arbor common stock closed at $22.6875. On February 27, 1998, CVS closed at $74.06 and Arbor closed at $23.50.

   Listing of CVS Common Stock

     CVS will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

   How We Prepared the Financial Statements

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited and unaudited financial statements of CVS for its fiscal years 1992 through 1996 and its nine months ended September 28, 1996 and September 27, 1997 and Arbor for its fiscal years 1993 through 1997 and its three months ended October 31, 1996 and 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the Securities and Exchange Commission ("SEC"). See "Where You Can Find More Information" on page 53.

   Pooling of Interests Accounting Treatment

     We expect that the merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The
Merger--Accounting Treatment" on page 20.

     We have presented unaudited pro forma combined financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma combined statements of operations and balance sheet by adding or combining the historical amounts of each company. Except for converting Arbor's financial information from the last-in, first-out ("LIFO") method of accounting for inventories to the first-in, first-out ("FIFO") method used by CVS, we did not adjust the combined amounts for differences in the accounting methods used by the companies because we do not believe that any such differences will be significant. The companies may have performed differently if they had always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 24.

   Merger-Related Expenses

     We estimate that merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges will be approximately $19 million. The impact of these fees and expenses has been reflected as a reduction of pro forma combined stockholders' equity in the unaudited pro forma combined balance sheet. These charges are not reflected in the unaudited pro forma combined statements of operations or the unaudited pro forma combined per share data.

   Integration-Related Expenses

     We estimate that costs of approximately $75.0 million (after tax), will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related workforce reductions. We estimate that approximately $17.4 million (after tax) of the integration-related costs will be in the form of asset write-offs which will not require future cash outlays. The balance, $57.6 million (after tax), will require future cash outlays. The unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. We will charge these costs to operations as a non-recurring charge in the quarter the merger occurs. The unaudited pro forma financial information does not include any potential cost savings from the merger.

   Periods Covered

     The unaudited pro forma combined statements of operations combine CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 with Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997, giving effect to the merger as if it had occurred on January 1, 1995. The unaudited pro forma combined balance sheet combines CVS' balance sheet as of September 27, 1997 and Arbor's balance sheet as of October 31, 1997, giving effect to the merger as if it had occurred on September 27, 1997.

     CVS' fiscal year ends December 31, while Arbor's fiscal year ends on July
31. As a result, the unaudited pro forma combined financial information for the twelve months ended September 27, 1997 includes Arbor's financial statements conformed to CVS' fiscal year.

     As permitted by SEC regulations, CVS' three-month period ended December 31, 1996 has been included twice in the unaudited pro forma combined statements of operations. CVS' net sales, operating profit and income from continuing operations were $3.1 billion, $158.5 million and $93.5 million, respectively, for this period. CVS paid dividends in the amount of $0.11 per common share during this period. As further permitted, Arbor's three-month period ended October 31, 1996 has been omitted from the unaudited pro forma combined statements of operations. Arbor's net sales, profit from continuing operations and income from continuing operations were $225.0 million, $9.8 million and $6.4 million, respectively, for this period. Arbor paid dividends in the amount of $0.03 per common share during this period.

   CVS Merger, Restructuring and Other Non-Recurring Charges

     You should note that CVS' operating profit was reduced by $59.4 million in fiscal 1992, $203.4 million in fiscal 1995, $12.8 million in fiscal 1996 and $517.7 million in the nine months ended September 27, 1997 due to merger, restructuring and other non-recurring charges. Collectively, these charges: (i) reduced income from continuing operations by $35.1 million in fiscal 1992, $120.0 million in fiscal 1995, $6.5 million in fiscal 1996 and $342.7 million in the nine months ended September 27, 1997, (ii) reduced basic income per common share from continuing operations by $0.25 in fiscal 1992, $0.73 in fiscal 1995, $0.04 in fiscal 1996 and $2.03 in the nine months ended September 27, 1997 and
(iii) reduced diluted income per common share from continuing operations by $0.25 in fiscal 1992, $0.73 in fiscal 1995, $0.04 in fiscal 1996 and $1.99 in the nine months ended September 27, 1997.


                    Selected Historical Financial Data of CVS
                     (in millions, except per share amounts)

                                                                     Fiscal Year Ended December 31,
                                                  -----------------------------------------------------------------
                                                    1992(1)        1993(1)     1994(1)        1995            1996
                                                  ----------     ---------    --------      --------     ----------
Historical Consolidated Statement of
   Operations Data:
   Net sales..................................... $ 5,874.2      $6,452.2     $8,762.0      $9,763.4     $10,944.8
   Operating profit..............................     281.8         284.9        376.3         230.7         540.8
   Income from continuing operations.............      86.9         134.9        161.3          57.8         340.8
   Income per common share from continuing
      operations:
      Basic......................................       0.51          0.79         0.89          0.25          1.97
      Diluted....................................       0.50          0.78         0.88          0.25          1.92
   Dividends paid per common share...............       1.48          1.52         1.52          1.52          0.44
   Weighted average number of common shares
      outstanding:
      Basic......................................     140.6         149.6        162.4         163.7         165.3
      Diluted....................................     141.8         150.5        163.1         164.3         173.2

                                                                     Fiscal Year Ended December 31,
                                                  -----------------------------------------------------------------
                                                      1992          1993         1994         1995          1996
                                                  ----------     ---------    --------      --------     ----------
Historical Consolidated Balance Sheet Data:
   Total assets.................................. $5,247.4       $5,318.8     $6,885.3      $6,335.6     $5,693.7
   Long-term obligations.........................    629.7          565.9        991.4       1,092.6      1,254.6
   Total stockholders' equity....................  2,537.3        2,757.8      3,137.1       2,392.8      2,196.4

-------------------

(1) On May 29, 1997, CVS completed a merger with Revco D.S., Inc. ("Revco"). Prior to the merger, Revco's fiscal year ended on the Saturday closest to May 31. In recording the business combination, which was accounted for as a pooling of interests, Revco's consolidated financial statements were restated to a year ended December 31, to conform with CVS' fiscal year end. As permitted by SEC regulations, Revco's fiscal years ended May 29, 1993, May 28, 1994 and June 3, 1995 have been combined with CVS' fiscal years ended December 31, 1992, 1993 and 1994.




                                                                                                   Unaudited
                                                                                               Nine Months Ended
                                                                                           ------------------------------
                                                                                           September 28,    September 27,
                                                                                                1996            1997
                                                                                           -------------    -------------
Historical Consolidated Statement of Operations Data:
   Net sales..........................................................................     $   7,871.0      $ 9,401.8
   Operating profit...................................................................           382.3           (3.3)
   Income from continuing operations..................................................           247.3          (73.5)
   Income per common share from continuing operations:
      Basic...........................................................................             1.43          (0.50)
      Diluted.........................................................................             1.39          (0.50)
   Dividends paid per common share....................................................             0.33           0.33
   Weighted average number of common shares outstanding:
      Basic...........................................................................           165.1          169.0
      Diluted.........................................................................           173.1          169.0


                                                                                                   Unaudited
                                                                                           ------------------------------
                                                                                           September 28,    September 27,
                                                                                                1996            1997
                                                                                           -------------    -------------
Historical Consolidated Balance Sheet Data:
   Total assets.......................................................................     $5,708.0         $5,357.4
   Long-term obligations..............................................................        900.3            505.1
   Total stockholders' equity.........................................................      2,470.9          2,236.1



                                    Selected Historical Financial Data of Arbor
                                      (in millions, except per share amounts)

                                                                   Fiscal Year Ended July 31,
                                            ---------------------------------------------------------------------------
                                                       1993            1994          1995           1996           1997
                                            ---------------------------------------------------------------------------
Historical Consolidated Statement of
   Operations Data: (1)
   Net sales...............................         $ 535.0        $ 618.6        $ 707.1        $ 826.1        $ 962.8
   Operating profit........................            10.7           24.6           35.6           41.2           52.1
   Income from continuing operations.......             6.9           14.1           23.1           27.0           34.4
   Income per common share from
      continuing operations:
      Basic................................             0.13           0.26           0.42           0.48           0.59
      Diluted..............................             0.12           0.25           0.41           0.47           0.58
   Dividends paid per common share.........             0.06           0.07           0.08           0.12           0.15
   Weighted average number of common
      shares outstanding:
      Basic................................            54.7           55.0           55.5           56.1           58.1
      Diluted..............................            55.4           55.4           56.2           57.6           59.2


                                                                   Fiscal Year Ended July 31,
                                            ---------------------------------------------------------------------------
                                                       1993            1994          1995           1996           1997
                                            ---------------------------------------------------------------------------
Historical Consolidated Balance Sheet Data:
   Total assets............................         $ 215.6        $ 233.7        $ 246.6        $ 273.7        $ 329.7
   Long-term obligations...................            18.2           23.7           22.3           20.8           16.3
   Total stockholders' equity..............           118.5          130.0          150.7          176.2          223.0



                                                                                                 Unaudited
                                                                                             Three Months Ended
                                                                                       ------------------------------
                                                                                        October 31,    October 31,
                                                                                            1996           1997
                                                                                       ------------------------------
Historical Consolidated Statement of Operations Data: (1)
   Net sales..........................................................................       $   225.0      $   254.2
   Operating profit...................................................................             9.8           11.6
   Income from continuing operations..................................................             6.4            7.8
   Income per common share from continuing operations
      Basic...........................................................................             0.11           0.13
      Diluted.........................................................................             0.11           0.13
   Dividends paid per common share....................................................             0.03           0.04
   Weighted average number of common shares outstanding
      Basic...........................................................................            56.6           59.2
      Diluted.........................................................................            58.2           61.5

                                                                                                 Unaudited
                                                                                       ------------------------------
                                                                                        October 31,    October 31,
                                                                                            1996           1997
                                                                                       ------------------------------
Historical Consolidated Balance Sheet Data:
   Total assets.......................................................................       $   298.6       $  354.2
   Long-term obligations..............................................................            20.2           23.0
   Total stockholders' equity.........................................................           185.9          230.0

-------------------
(1) Arbor's selected historical financial data has been adjusted to reflect the 3-for-2 stock splits that were effected in December 1997, December
     1996 and May 1995.




              Unaudited Selected Pro Forma Combined Financial Data
                     (in millions, except per share amounts)

                                                                    Fiscal Year Ended
                                                   ---------------------------------------------
                                                               December 31,        September 27,
                                                             1995           1996         1997
                                                   ---------------------------------------------
Pro Forma Combined Statement of
   Operations Data:(1)(4)(8)(9)
   Net sales.......................................    $  10,470.5    $  11,770.9    $  13,467.6
   Operating profit(2)(3)..........................          268.6          584.8          211.4
   Income from continuing operations(2)(3).........           82.4          369.6           57.2
   Income per common share from continuing
      operations:(2)(3)(6)(7)
      Basic........................................            0.36           1.93           0.23
      Diluted......................................            0.36           1.89           0.23
   Dividends paid per common share(6)..............            1.37           0.40           0.40
   Weighted average number of common shares
      outstanding:(7)
      Basic........................................          181.8          183.6          187.4
      Diluted......................................          182.6          192.0          191.0



                                                                                     September 27,
                                                                                          1997
                                                                                    ---------------
Pro Forma Combined Balanced Sheet Data:(1)
   Total assets(3)...................................................................  $ 5,740.3
   Long-term obligations.............................................................      528.1
   Total stockholders' equity(2)(3)(5)...............................................    2,465.8


-------------------

(1) The unaudited pro forma combined statements of operations combine CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 with Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997, giving effect to the merger as if it had occurred on January 1, 1995. The unaudited pro forma combined balance sheet combines CVS' balance sheet as of September 27, 1997 and Arbor's balance sheet as of October 31, 1997, giving effect to the merger as if it had occurred on September 27, 1997.

(2) CVS' operating profit was reduced by $203.4 million in fiscal 1995, $12.8 million in fiscal 1996 and $517.7 million in the twelve months ended September 27, 1997 due to merger, restructuring and other non-recurring charges. Collectively, these charges: (i) reduced pro forma combined income from continuing operations by $120.0 million in fiscal 1995, $6.5 million in fiscal 1996 and $342.7 million in the twelve months ended September 27, 1997, (ii) reduced pro forma combined basic income per common share from continuing operations by $0.66 in fiscal 1995, $0.04 in 1996 and $1.83 in the twelve months ended September 27, 1997 and (iii) reduced pro forma combined diluted income per common share from continuing operations by $0.66 in fiscal 1995, $0.03 in fiscal 1996 and $1.79 in the twelve months ended September 27, 1997.

(3) Arbor's cost of sales and inventories have been restated from LIFO to FIFO in order to conform the accounting method for the combined inventories. The impact of the restatement was to: (i) increase pro forma combined operating profit and increase pro forma combined total assets by $2.3 million in fiscal 1995, $2.8 million in fiscal 1996 and $2.2 million in the twelve months ended September 27, 1997, (ii) increase pro forma combined income from continuing operations by $1.5 million in fiscal 1995, $1.8 million in fiscal 1996 and $1.4 million in the twelve months ended September 27, 1997,
     (iii) increase pro forma combined basic income per common share from continuing operations by $0.01 in fiscal 1995, $0.01 in fiscal 1996 and $0.01 in the twelve months ended September 27, 1997 and (iv) increase pro forma combined diluted income per share from continuing operations by $0.01 in fiscal 1995, $0.01 in fiscal 1996 and $0.01 in the twelve months ended September 27, 1997.

(4) We estimate that costs of approximately $75.0 million (after tax) will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related workforce reductions. We estimate that approximately $17.4 million (after tax) of the integration-related costs will be in the form of asset write-offs which will not require future cash outlays. The balance, $57.6 million (after tax), will require future cash outlays. The unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. These costs will be charged to operations as a non-recurring charge in the quarter the merger occurs.

(5) We estimate that merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $19 million. The impact of these fees and expenses has been reflected as a reduction of pro forma combined stockholders' equity in the pro forma combined balance sheet. These charges are not reflected in the unaudited pro forma combined statements of operations or unaudited pro forma combined per share data.

(6) Pursuant to the terms of the Merger Agreement, Arbor stockholders will receive between 0.3182 and 0.3660 shares of CVS common stock for each share of Arbor common stock they hold. If Arbor stockholders were to receive
     0.3182 shares of CVS common stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.94 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.36 in 1995, $1.89 in 1996 and $0.23 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per common share would be $1.37 in fiscal 1995, $0.40 in fiscal 1996 and $0.40 in the twelve months ended September 27, 1997. If Arbor stockholders were to receive 0.3660 shares of CVS common stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.91 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.35 in 1995, $1.86 in 1996 and $0.22 in 1997. Pro forma combined dividends paid per common share would be $1.35 in fiscal 1995, $0.39 in fiscal 1996 and $0.39 in the twelve months ended September 27, 1997.

(7) The calculation of basic income per common share uses the weighted average number of common shares outstanding. The calculation of diluted income per common share includes the effect of common share equivalents that are dilutive.

(8) The pro forma combined financial data gives effect to the merger accounted for as a pooling of interests, assuming that 0.3260 shares of CVS common stock were issued for each share of Arbor common stock outstanding, based on the closing price of CVS common stock on February 6, 1998 of $70.56, which we used in determining the assumed exchange ratio.

(9) The pro forma combined financial data has been adjusted to reflect the 3-for-2 stock splits that were effected by Arbor in December 1997, December 1996 and May 1995.


                           Comparative Per Share Data

     We have summarized below the per share information for our respective companies on an historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that 0.3260 shares of CVS common stock were issued for each share of Arbor common stock outstanding, based on the closing price of CVS common stock on February 6, 1998 of $70.56, which we used in determining the assumed exchange ratio. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 53. You should also read this information in connection with the pro forma combined financial information set forth on page
24. You should not rely on the pro forma combined financial information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.


                                                                                             Fiscal Year Ended
                                                                                --------------------------------------------
                                                                                                               September 27,
                                                                                     1995           1996           1997
                                                                                ------------     -----------   -------------
CVS                                                                                             (In dollars)
   Historical Per Common Share:(1)(3)(7)
     Income from continuing operations:
        Basic...........................................................          $  0.25        $  1.97        $  0.04
        Diluted.........................................................             0.25           1.92           0.04
      Dividends paid....................................................             1.52           0.44           0.44
      Book value(6).....................................................              -              -            12.99

   Pro Forma Combined-Per CVS Common Share:(2)(3)(4)(5)(7)(8)
     Income from continuing operations
        Basic...........................................................             0.36           1.93           0.23
        Diluted.........................................................             0.36           1.89           0.23
      Dividends paid....................................................             1.37           0.40           0.40
      Book value(6).....................................................              -              -            12.88

Arbor
   Historical Per Common Share:(1)(7)(8)
     Income from continuing operations:
        Basic...........................................................             0.42           0.48           0.63
        Diluted.........................................................             0.41           0.47           0.61
   Dividends paid.......................................................             0.08           0.12           0.16
   Book value(6)........................................................              -              -             3.88

   ProForma Combined-Per Equivalent Arbor Common Share:(2)(3)(4)(5)(7)(8)
     Income from continuing operations:
        Basic...........................................................             0.12           0.63           0.08
        Diluted.........................................................             0.12           0.61           0.07
   Dividends paid.......................................................             0.45           0.13           0.13
   Book value(6)........................................................              -              -             4.20


-------------------

(1) The unaudited historical per common share data reflects CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 and Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997.

(2) The unaudited pro forma combined per share data combines CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 with Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997. CVS' fiscal year ends December 31, while Arbor's fiscal year ends on July 31. As a result, the unaudited pro forma combined financial information for the twelve months ended September 27, 1997 includes Arbor's financial statements conformed to CVS' fiscal year.

(3) CVS' income from continuing operations was reduced by $120.0 million in fiscal 1995, $6.5 million in fiscal 1996 and $342.7 million in the twelve months ended September 27, 1997 due to merger, restructuring and other non-recurring charges. Collectively, these charges: (i) reduced historical basic income per common share from continuing operations by $0.73 in fiscal 1995, $0.04 in 1996 and $2.04 in the twelve months ended September 27, 1997, (ii) reduced historical diluted income per common share from continuing operations by $0.73 in fiscal 1995, $0.04 in fiscal 1996 and $2.00 in the twelve months ended September 27, 1997, (iii) reduced basic income per common share from continuing operations on a pro forma combined
     - per CVS common share basis by $0.66 in fiscal 1995, $0.04 in 1996 and $1.83 in the twelve months ended September 27, 1997, (iv) reduced diluted income per common share from continuing operations on a pro forma combined
     - per CVS common share basis by $0.66 in fiscal 1995, $0.03 in 1996 and $1.79 in the twelve months ended September 27, 1997, (v) reduced basic income per common share from continuing operations on a pro forma combined
     - per equivalent Arbor common share basis by $0.22 in fiscal 1995, $0.01 in 1996 and $0.60 in the twelve months ended September 27, 1997 and (vi) reduced diluted income per common share from continuing operations on a pro forma combined - per equivalent Arbor common share basis by $0.21 in fiscal 1995, $0.01 in 1996 and $0.58 in the twelve months ended September 27, 1997.

(4) Arbor's cost of sales and inventories have been restated from LIFO to FIFO in order to conform the accounting method for the combined inventories. The impact of the restatement was to: (i) increase historical income from continuing operations by $1.5 million in fiscal 1995, $1.8 million in fiscal 1996 and $1.4 million in the twelve months ended September 27, 1997,
     (ii) increase historical basic income per common share from continuing operations by $0.03 in fiscal 1995, $0.03 in fiscal 1996 and $0.02 in the twelve months ended September 27, 1997, (iii) increase historical diluted income per common share from continuing operations by $0.03 in fiscal 1995, $0.03 in fiscal 1996 and $0.02 in the twelve months ended September 27, 1997, (iv) increase basic income per common share from continuing operations on a pro forma combined - per CVS common share basis by $0.01 in 1995, $0.01 in 1996 and $0.01 in the twelve months ended September 27, 1997 and (v) increase diluted income per share from continuing operations on a pro forma combined - per CVS common share basis by $0.01 in 1995, $0.01 in 1996 and $0.01 in the twelve months ended September 27, 1997. This change had no impact on either basic or diluted income per common share from continuing operations on a pro forma combined - per equivalent Arbor common share basis.

(5) Pursuant to the terms of the Merger Agreement, Arbor stockholders will receive between 0.3182 and 0.3660 shares of CVS common stock for each share of Arbor common stock they hold. On a pro forma combined - per CVS common share basis, if Arbor stockholders were to receive 0.3182 shares of CVS common stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.94 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.36 in fiscal 1995, $1.89 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $1.37 in fiscal 1995, $0.40 in fiscal 1996 and $0.40 in the twelve months ended September 27, 1997. Pro forma combined book value per common share would be $12.91 at September 27, 1997. If Arbor stockholders were to receive 0.3660 shares of CVS common stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.91 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.35 in fiscal 1995, $1.86 in fiscal 1996 and $0.22 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $1.35 in fiscal 1995, $0.39 in fiscal 1996 and $0.39 in the twelve months ended September 27, 1997. Pro forma combined book value per common share would be $12.72 at September 27, 1997. On a pro forma combined - per equivalent Arbor common share basis, if CVS stockholders were to receive 3.1426 shares of Arbor common stock per CVS share, pro forma combined basic income per common share from continuing operations would be $.011 in fiscal 1995, $0.62 in fiscal 1996 and $0.07 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.11 in fiscal 1995, $0.60 in fiscal 1996 and $0.07 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $0.44 in fiscal 1995, $0.13 in fiscal 1996 and $0.13 in the twelve months ended September 27, 1997. Pro forma combined book value per common share would be $4.11 at September 27, 1997. If CVS stockholders were to receive 2.7322 shares of Arbor common stock per CVS share, pro forma combined basic income per common share from continuing operations would be $0.13 in fiscal 1995, $0.70 in fiscal 1996 and $0.08 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.13 in fiscal 1995, $0.68 in fiscal 1996 and $0.08 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $0.49 in fiscal 1995, $0.14 in fiscal 1996 and $0.14 in the twelve months ended September 27, 1997. Pro forma combined book value per common share would be $4.66 at September 27, 1997.

(6) Historical book value per common share is computed by dividing stockholders' equity for CVS and Arbor by the number of shares of common stock outstanding at the end of each period for CVS and Arbor, respectively. Pro forma book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(7) The calculation of basic income per common share uses the weighted average number of common shares outstanding. The calculation of diluted income per common share includes the effect of common share equivalents that are dilutive.

(8) The comparative historical and pro forma combined per common share data has been adjusted to reflect the 3-for-2 stock splits that were effected by Arbor in December 1997, December 1996 and May 1995.




                                   THE MERGER

General

     CVS Corporation, a Delaware corporation ("CVS"), and Arbor Drugs, Inc., a Michigan corporation ("Arbor"), are furnishing this Proxy Statement/Prospectus to holders of Arbor's common stock ("Arbor Common Stock") in connection with the solicitation of proxies by the Arbor Board at a special meeting of Arbor's stockholders (the "Special Meeting"), and at any adjournments or postponements thereof, and the issuance of CVS common stock ("CVS Common Stock") to Arbor stockholders in the merger.

     At the Special Meeting, holders of Arbor Common Stock will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 8, 1998, as amended as of March 2, 1998 (the "Merger Agreement"), among CVS, Arbor and Red Acquisition, Inc., a Michigan corporation ("Merger Subsidiary"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex A.

     The Merger Agreement provides for the merger of Merger Subsidiary, a wholly-owned subsidiary of CVS, with and into Arbor (the "Merger"), with Arbor surviving the Merger as a wholly-owned subsidiary of CVS. The Merger will become effective at the time of filing of a certificate of merger with the Michigan Department of Consumer and Industry Services or at such other time as is specified in the certificate of merger (such time being herein referred to as the "Effective Time"), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Background of the Merger

     The chain drugstore industry has recently undergone rapid consolidation. A number of competitive factors underlie this trend. First, a growing percentage of pharmacy revenue is attributable to third-party payors (such as HMOs, managed care plans and Medicaid), which has resulted in declining pharmacy margins. At the same time, pharmacy and prescription drug sales have become increasingly important relative to the overall business. Second, the chain drugstore business has become increasingly capital intensive, requiring significant investment in information systems and infrastructure and new forms of real estate development. CVS and Arbor believe that achieving a critical mass in terms of store count and locating stores in appropriate geographic markets are essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels such as combination food/drugstores, mail order and mass merchandisers.

     In light of the foregoing, on January 23, 1997, Arbor engaged Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the possible sale of all or a portion of Arbor. In addition to assisting Arbor in its discussions with CVS as described below, Goldman Sachs, on behalf of Arbor, also held discussions with two other large chain drugstore companies during the term of its engagement. Neither of these discussions resulted in a proposal being submitted for consideration by Arbor.

     Also in light of the changes taking place within the chain drugstore industry, CVS regularly explores opportunities for a suitable strategic acquisition. By the fall of 1997, management of CVS formed a preliminary view that a business combination between CVS and Arbor could meet CVS' three criteria for strategic acquisitions. These criteria require that a proposed acquisition have the potential:

     o to be accretive to earnings (before one-time charges) in the first year after closing;

     o to afford leadership in new markets, positioning the company to sustain its long-term growth; and

     o   to provide significant upside from the combination.

     CVS was pleased with the progress that had been made in the Revco integration and was willing to further explore the merits of a possible Arbor transaction. To this end, CVS retained Credit Suisse First Boston Corporation ("CSFB") as CVS' financial advisor, to assist CVS in its evaluation of Arbor as an acquisition candidate.

     On December 12, 1997, Thomas Ryan, CVS' Vice Chairman and Chief Operating Officer, called Eugene Applebaum, Chairman of the Board, President and Chief Executive Officer of Arbor, to commence initial discussions on a possible business combination. Messrs. Ryan and Applebaum discussed the continuing consolidation in the chain drugstore industry, the merits of a possible combination and the synergies that might be achievable. At the conclusion of the call, Mr. Applebaum advised Mr. Ryan that he would give further consideration to the matters they had discussed and respond in early January.

     On January 12, 1998, representatives of Goldman Sachs contacted Mr. Ryan, indicated that Goldman Sachs had been engaged as a financial advisor by Arbor and discussed with Mr. Ryan the merits of a potential business combination between CVS and Arbor. The call participants also had initial discussions on valuation and talked about scheduling a meeting of principals.

     At a CVS Board meeting on January 14, senior management of CVS updated the CVS Board on discussions to that date and on management's view of a potential combination with Arbor based on publicly available information, as well as information provided in the discussions with Mr. Applebaum and Goldman Sachs. The CVS Board authorized management to proceed in discussions with Arbor.

     On January 19, CVS entered into a confidentiality and standstill agreement with Arbor, and Goldman Sachs forwarded to CVS a confidential information package about Arbor. On January 27, Arbor entered into a substantially similar confidentiality agreement with CVS.

     On January 23, Mr. Ryan, Charles Conaway, Chief Financial Officer of CVS, representatives of CSFB, Mr. Applebaum, Gilbert Gerhard, Chief Financial Officer of Arbor, and representatives of Goldman Sachs met in suburban Detroit. The participants in the meeting reviewed certain non-public financial information concerning Arbor and CVS, exchanged views on trends in the chain drugstore industry and on the importance of scale in the industry as it relates to the managed care business, and discussed possible synergies from a combination. They also discussed organizational issues such as management of the combined company, Mr. Applebaum's role in the combined company, plans regarding Arbor's headquarters and matters affecting Arbor employees.

     Discussions at the meeting focused on a possible transaction being structured as a stock-for-stock merger. A stock merger transaction was considered attractive for the following principal reasons:

     o Arbor stockholders would continue to own an interest in the combined company.

     o The Merger would be tax-free to Arbor stockholders (other than taxes payable on cash received for fractional shares).

     o   Pooling-of-interests accounting treatment would be available.

     In the course of these discussions Mr. Ryan emphasized to the representatives of Arbor the importance to CVS that any transaction with Arbor meet CVS' three acquisition criteria described above. The participants concluded by arranging for Messrs. Conaway and Gerhard to conduct further due diligence on possible synergies.

     On January 27, Mr. Conaway and Mr. Gerhard had a phone conversation in follow-up to the discussions on January 23. This conversation had as its primary focus due diligence on the potential synergies from the combination.

     On January 28, Goldman Sachs distributed to CVS a proposed form of Merger Agreement and Registration Rights Agreement prepared by Weil, Gotshal & Manges LLP, special counsel to Arbor.

     On January 28 and 29, Messrs. Conaway, Gerhard and other members of management of the two companies met in Detroit. Over the course of the two days, representatives of CVS conducted their business due diligence review of non-public information relating to Arbor, particularly with a view to evaluating Arbor's future growth plans, potential synergies from the combination and the potential for the transaction to be accretive to the combined company's earnings in the first year after closing.

     On February 2, Messrs. Ryan, Conaway, Applebaum, Gerhard and representatives of the parties' respective financial advisors, CSFB and Goldman Sachs, met in Florida. The participants reviewed the progress that had been made in evaluating possible synergies and exchanged further financial information. An agreement in principle was reached, subject to the consideration and approval of both Boards and agreement on definitive documentation, on the terms and structure of the exchange ratio ultimately reflected in the Merger Agreement. The exchange ratio was based on an Arbor stock price of $23 and a CVS stock price of $675/8, the closing price of CVS stock on February 2. The participants further agreed in principle that the exchange ratio would have a "collar" of 7% around the agreed price which fixes the number of shares of CVS Common Stock to be issued for each share of Arbor Common Stock within a range from 0.3182 to
0.3660. The parties also agreed in principle on organizational issues relating to management and employees of Arbor, and on the continuation of Arbor's charitable contributions in the metropolitan Detroit area, and discussed certain transactional and post-closing matters affecting Mr. Applebaum, including seating Mr. Applebaum on the CVS Board, his consulting agreement with CVS covering services relating to real estate activities in Michigan and the Toledo metropolitan area and other matters, and the terms of the Option and Voting Agreement.

     On February 2, Davis Polk & Wardwell,special counsel to CVS, distributed CVS' proposed draft of the Merger Agreement to Arbor and its counsel and financial advisors. Over the next several days, the parties, together with their legal and financial advisors, finalized their business and legal due diligence review. They also negotiated the terms and conditions of the Merger Agreement and exhibits thereto, the Option and Voting Agreement between Mr. Applebaum and the members of his family, on the one hand, and CVS, on the other hand, the Registration Rights Agreement to be entered into at closing between the parties to the Option and Voting Agreement, and the Consulting Agreement, to be effective at closing, with Mr. Applebaum.

     On February 4, the Arbor Board held a telephonic meeting during which Goldman Sachs described the substance of the discussions that had taken place with CVS to date, and Weil, Gotshal & Manges reviewed with the directors their fiduciary obligations to Arbor's stockholders in considering a transaction of the type under discussion. After consideration, the Board authorized management to continue its discussions with CVS.

     On February 5, representatives of Arbor and its advisors met in Rhode Island with representatives of CVS to conduct a due diligence review of non-public information relating to CVS.

     On February 8, the Arbor Board held a special meeting regarding the proposed transaction. At the meeting, Weil, Gotshal & Manges again reviewed with the directors their fiduciary obligations in considering the proposed transaction. Weil, Gotshal & Manges then discussed in detail the terms and provisions of the draft Merger Agreement (including the resolution of issues that had been open between the parties at the time of the previous Board meeting, such as the withdrawal of CVS' request for a termination right if the price of its stock in the measurement period exceeded a specified level and a reduction in the "break-up" fee requested by CVS to $60 million), as well as the terms and provisions of the Option and Voting Agreement, the Registration Rights Agreement and the Consulting Agreement. Goldman Sachs presented an analysis of the financial terms of the proposed transaction, reviewed the discussions that the firm had had with other potential acquirors on behalf of Arbor and rendered a written opinion, based upon and subject to the factors and assumptions set forth therein, as to the fairness from a financial point of view of the Exchange Ratio to the holders of Arbor Common Stock. Honigman Miller Schwartz and Cohn, counsel to Arbor, discussed various matters relating to the Michigan takeover statutes. Following discussion of these matters, the Arbor Board unanimously approved the Merger Agreement and recommended approval of the Merger Agreement and the Merger by Arbor's stockholders.

     The CVS Board also held a special meeting on February 8 regarding the proposed transaction. At the meeting, Mr. Stanley Goldstein, Chairman of the Board and the Chief Executive Officer of CVS, and Messrs. Ryan and Conaway reviewed the possible combination with Arbor and the principal terms of the proposed transaction; representatives of CSFB, CVS' financial advisor, reviewed for the CVS Board the financial terms of the proposed transaction; and Davis Polk & Wardwell outlined the legal terms of the proposed transaction. Based on the foregoing, the CVS Board unanimously approved entering into the Merger Agreement, the Option and Voting Agreement and the other agreements and transactions contemplated thereby.

     The definitive Merger Agreement and related documents were finalized later on February 8, and the Merger Agreement and Option and Voting Agreement were signed by the respective parties thereto. A joint press release announcing the proposed Merger was issued on February 9.

CVS' Reasons for the Merger

     The chain drugstore industry has recently undergone rapid consolidation. See "--Background of the Merger" above. In this environment, CVS management believes that achieving a critical mass of stores in appropriate geographic markets is essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels. A merger with Arbor presents an opportunity to acquire a high-quality company in an industry where, due to rapid consolidation, there is a diminishing number of suitable acquisition candidates. The Arbor acquisition meets CVS' three criteria for strategic acquisitions: it is expected to be accretive to earnings (before one-time merger-related charges) in the first year after closing; it provides CVS with a leading presence in Michigan (the nation's fourth largest drug retail market), where CVS currently has no presence; and it provides upside potential for both parties (for example, CVS believes that CVS' expertise in cosmetics and the depth of CVS' private market label can be applied to Arbor stores, and that Arbor's expertise in photofinishing and in seasonal and general merchandise can be applied to CVS stores). CVS management also believes that upside potential exists in the ability for each organization to learn from applying the strengths of the other. CVS management believes that both CVS and Arbor have similar business philosophies focusing on good real estate, good people and taking care of the customer. CVS also believes that the compatibility between the parties in philosophies, culture, store size and format and merchandise strategy should facilitate a relatively smooth integration of the companies.

Arbor's Reasons for the Merger; Recommendation of the Arbor Board

     The Arbor Board unanimously recommends that the Arbor stockholders vote "FOR" the approval and adoption of the Merger Agreement and the Merger.

     In approving, and recommending that Arbor stockholders approve, the Merger Agreement and the Merger, the Arbor Board considered the following material factors:

        (i) current industry, economic and market conditions, including, in particular, the recent consolidation trend within the retail drugstore business, and the benefits of scale in dealing with both suppliers and third-party payors;

        (ii) Arbor's desire to consolidate to keep pace with the larger drugstore chains, including Walgreen's, Rite Aid, Eckerd and CVS itself;

        (iii) the strategic fit between Arbor and CVS, including the opportunity for significant synergies and cost savings and the fact that the combined company would be the largest retail drugstore chain in the country based on store count and prescriptions dispensed;

        (iv) the fact that, based on the closing price of CVS Common Stock on February 2, 1998, the value of the shares of CVS Common Stock to be received for each share of Arbor Common Stock in the Merger represented a premium of approximately 25.4% over the closing price of Arbor Common Stock on January 2, 1998, the thirtieth day prior to the February 2 meeting at which the parties agreed in principle on the terms and structure of the exchange ratio ultimately reflected in the Merger Agreement (see "--Background of the Merger");

        (v) the potential for appreciation in the value of CVS Common Stock as a result of the Merger, and the ability of Arbor stockholders to have a significant equity participation in the combined company, including in any such appreciation, through the ownership of a minimum of approximately 9.9% and a maximum of approximately 11.2% of the shares of CVS Common Stock to be outstanding immediately following the Merger (not taking into account stock options);

        (vi) the fact that any decrease prior to the Effective Time in the value of the shares of CVS Common Stock to be received for each share of Arbor Common Stock in the Merger will be limited to a certain extent by the operation of the "collar" feature of the Exchange Ratio (as defined herein under "The Merger Agreement--Merger Consideration");

        (vii) the analysis prepared by Goldman Sachs and the written opinion of Goldman Sachs presented at the meeting of the Arbor Board to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Arbor Common Stock (the full text of the written opinion of Goldman Sachs, dated February 8, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with Goldman Sachs' opinion, is attached as Annex B hereto and is incorporated herein by reference; see "Role of Financial Advisor--Opinion of Financial Advisor to Arbor");

        (viii) the views expressed by Arbor's management and Goldman Sachs that there appeared to be a very limited number of parties, other than CVS, with which Arbor would be a good strategic fit, and the fact that discussions with two such parties contacted by Goldman Sachs on Arbor's behalf did not result in proposals being submitted for Arbor's consideration (see "--Background of the Merger");

        (ix) the fact that Arbor and CVS have leading market positions in contiguous states, but with no overlap within Michigan, where all Arbor's stores are located;

        (x) the advice of Arbor's independent accountants that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles;

        (xi) the ability to consummate the Merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended;

        (xii) the provisions of the Merger Agreement that permit Arbor, under certain circumstances, to furnish information to and participate in discussions or negotiations with third parties, and to terminate the Merger Agreement to enter into a definitive agreement with a third party concerning a transaction that constitutes a Superior Proposal (as defined herein under "The Merger Agreement--Certain Covenants--No Solicitation by Arbor") upon the payment of a $60 million termination fee (see "The Merger Agreement--Termination of the Merger Agreement");

        (xiii) the other provisions of the Merger Agreement, including the required approval of the stockholders of Arbor and the protection of the severance and other benefits afforded to Arbor's employees (see "The Merger Agreement--Certain Covenants--Certain Employee Benefits Matters");

        (xiv) the business, assets, financial condition, results of operations and cash flow of Arbor, CVS and the combined company, on both an historical and a prospective basis;

        (xv) the current and historical trading prices and values of CVS Common Stock and Arbor Common Stock and the current historical trading multiples of other comparable companies;

        (xvi) the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings, synergies or improvement in earnings (as discussed under "--Cautionary Statement and Risk Factor Concerning Forward-Looking Statements") and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time;

        (xvii) the willingness of Mr. Applebaum and the other Applebaum Stockholders to enter into the Option and Voting Agreement; and

        (xviii) the interests of the officers and directors of Arbor in the Merger, including the matters described under "Interests of Certain Persons in the Merger."

     In view of the wide variety of factors considered by the Arbor Board in connection with its evaluation of the Merger and the complexity of such matters, the Arbor Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Arbor Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination. Rather, it conducted a discussion of the factors described above, including asking questions of Arbor's management and legal, financial and accounting advisors, and reached a general consensus that the Merger was in the best interests of Arbor and its stockholders. In considering the factors described above, individual members of the Arbor Board may have given different weight to different factors.

     For information concerning certain interests of members of the Arbor Board, see "Interests of Certain Persons in the Merger."

Cautionary Statement and Risk Factor Concerning Forward-Looking Statements

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of CVS after the Effective Time, set forth under "Questions and Answers About the Merger," "Summary," "--Background of the Merger," "--CVS' Reasons for the Merger,"--Arbor's Reasons for the Merger; Recommendation of the Arbor Board," "Role of Financial Advisor" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, and in our other public filings, press releases and discussions with Company management, could affect the future results of CVS and Arbor, and of CVS after the Effective Time, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions generally or in the markets served by our companies; a significant delay in the expected closing of the Merger; material changes in inflation; future regulatory and legislative actions affecting our companies' industry; competition from other drugstore chains, from alternative distribution channels such as supermarkets, membership clubs, other retailers and mail order companies and from other third-party plans; and the continued efforts of HMOs, managed care organizations, PBM companies and other third-party payors to reduce prescription drug costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of CVS following the Merger, including: risks relating to CVS' ability to combine the businesses of two major corporations (while at the same time completing the Revco integration) and maintain current operating performance levels during the integration period and the challenges inherent in diverting CVS' management focus and resources from other strategic opportunities and from operational matters for an extended period of time during the integration process; CVS' ability to secure suitable new store locations on favorable lease terms as it seeks to open new stores and relocate a portion of its existing store base from strip shopping centers to free-standing locations; relationships with suppliers; CVS' ability to purchase inventory on favorable terms; and CVS' ability to attract, hire and retain suitable pharmacists and management personnel.

Accounting Treatment

     CVS has received from KPMG Peat Marwick LLP, its independent accounting firm, a letter dated February 8, 1998 and addressed to CVS to the effect that, as of such date, based on such firm's best judgment regarding the application of generally accepted accounting principles ("GAAP") and the published rules and regulations of the SEC relative to matters of accounting for business combinations, no conditions exist which would preclude CVS from accounting for the Merger as a pooling of interests. Arbor has received from Coopers & Lybrand L.L.P., its independent accounting firm, a letter dated February 8, 1998 and addressed to the Boards of Directors of CVS and Arbor, to the effect that such firm believes that no conditions exist that would preclude Arbor from being a party to a merger accounted for as a pooling of interests in conformity with GAAP, as described in Accounting Principles Board Opinion No. 16 Business Combinations, and related published interpretations of the American Institute of Certified Public Accountants and Financial Accounting Standards Board, and published rules and regulations of the SEC. The receipt of favorable letters from these accounting firms dated as of the closing date of the Merger as to the availability of pooling of interests accounting treatment is a condition to the closing of the Merger.

     Under the pooling of interests accounting method, the assets and liabilities of Arbor will be carried forward to CVS at their historical recorded bases. Results of operations of CVS will include the results of both CVS and Arbor for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for CVS. See "Unaudited Pro Forma Condensed Combined Financial Statements."

Certain U.S. Federal Income Tax Consequences

     Tax Opinion. The consummation of the Merger is conditioned upon the receipt of an opinion of Weil, Gotshal & Manges LLP, tax counsel for Arbor, to the effect that the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In rendering such an opinion, Weil, Gotshal & Manges will rely upon representations contained in letters from CVS and Arbor to be delivered for purposes of the opinion and upon the assumption that the Merger will be consummated in accordance with the provisions of the Merger Agreement.

     Certain Consequences of Reorganization Status. Provided that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by the stockholders of Arbor upon the receipt of CVS Common Stock, except with respect to cash received in lieu of fractional shares of CVS Common Stock, in exchange for Arbor Common Stock in the Merger; (ii) the aggregate adjusted tax basis of the shares of CVS Common Stock received by a stockholder of Arbor will be the same as the aggregated adjusted tax basis in the shares of Arbor Common Stock surrendered in exchange therefor (reduced by the amount of such tax basis allocable to any fractional share interest in CVS Common Stock for which cash is received); (iii) the holding period of the shares of CVS Common Stock received by a stockholder of Arbor will include the holding period of the shares of Arbor Common Stock surrendered in exchange therefor, provided that such shares of Arbor Common Stock are held as capital assets at the Effective Time; and (iv) a stockholder of Arbor who receives cash in lieu of a fractional share of CVS Common Stock would generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest.

     The foregoing discussion is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. It is assumed that the shares of Arbor Common Stock are held as "capital assets" within the meaning of section 1221 of the Code (i.e., property held for investment). In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Code (for example, insurance companies, other financial institutions, dealers in securities, taxpayers who hold Arbor Common Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar, tax-exempt organizations, foreign entities and stockholders who obtained their Arbor Common Stock through exercise of a stock option or otherwise as compensation).

     No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change at any time, possibly with retroactive effect. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

     EACH STOCKHOLDER OF ARBOR IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER UNDER U.S. FEDERAL, STATE, LOCAL OR ANY OTHER APPLICABLE TAX LAWS.

Regulatory Matters

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. CVS and Arbor have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and the applicable waiting period is scheduled to expire at midnight on March 15, 1998. The Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state which may be affected by the Merger may also review the Merger under applicable state antitrust laws.

     Arbor's pharmacists and pharmacy technicians are required to be licensed by or registered with, as applicable, the Michigan board of pharmacy. Arbor's stores and Arbor's distribution center are also registered with the Federal Drug Enforcement Administration. Many of Arbor's stores sell alcoholic beverages and/or lottery tickets and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, certain governmental consents and approvals or certain other related actions may be required in connection with the Merger. While there can be no assurance that such consents, approvals or other actions, if needed, could be obtained or could be obtained without expense, delay or certain conditions being imposed by the appropriate regulators, we do not believe that any license or registration material to the business of the combined company will be adversely affected as a result of the Merger.

No Appraisal Rights

     Holders of Arbor Common Stock are not entitled to dissenters' appraisal rights under Michigan law in connection with the Merger because the shares of CVS Common Stock that such holders will be entitled to receive in the Merger will be listed on the New York Stock Exchange ("NYSE") at the Effective Time.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

     This Proxy Statement/Prospectus does not cover any resales of the CVS Common Stock to be received by the stockholders of Arbor upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

     All shares of CVS Common Stock received by Arbor stockholders in the Merger will be freely transferable, except that shares of CVS Common Stock received by persons who are deemed to be "affiliates" of Arbor under the Securities Act of 1933, as amended (the "1933 Act"), at the time of the Special Meeting may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Arbor for such purposes generally include individuals or entities that control, are controlled by or are under common control with Arbor and may include directors (some of whom are executive officers) and principal stockholders of Arbor. The Merger Agreement requires Arbor to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of CVS Common Stock issued to such persons in the Merger in violation of the 1933 Act or the rules and regulations promulgated by the SEC thereunder.

     In addition, each of the affiliates of CVS and Arbor as of the date of the Merger Agreement has executed a written agreement prohibiting such affiliate from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to securities of CVS or Arbor that would be intended to reduce such affiliate's risk relative to, any shares of CVS Common Stock or Arbor Common Stock beneficially owned by such affiliate during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of combined operations of CVS and Arbor have been publicly released by CVS after the Merger (which release is required of CVS pursuant to the covenant described under "The Merger Agreement--Certain Covenants--Certain Other Covenants").


           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     CVS Common Stock is listed on the NYSE, and Arbor Common Stock is listed on the Nasdaq National Market (the "NNM"). The CVS ticker symbol on the NYSE is CVS. The Arbor ticker symbol on the NNM is ARBR.

     The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of CVS Common Stock as reported on the NYSE Composite Transaction Tape and Arbor Common Stock as reported on the NNM, in each case based on published financial sources, and the dividends declared on such stock.

                                                              CVS Common Stock                Arbor Common Stock(1)
                                                       -----------------------------      ------------------------------
                                                          Market Price         Cash           Market Price         Cash
                                                       -----------------     Dividends    ------------------     Dividends
                                                         High      Low       Declared       High       Low       Declared
                                                       -------   -------     ---------    -------     ------     ---------
1995
   First Quarter..................................     $ 37.50   $ 30.63      $ 0.38      $  7.33     $ 6.00     $ 0.02
   Second Quarter.................................       39.88     33.63        0.38         7.78       6.74       0.02
   Third Quarter..................................       37.25     32.75        0.38         8.83       7.11       0.02
   Fourth Quarter.................................       37.13     28.63        0.38        10.33       7.56       0.03
1996
   First Quarter..................................    $  36.38   $ 27.25      $ 0.11      $ 10.33     $ 8.67     $ 0.03
   Second Quarter.................................       44.50     35.25        0.11         9.33       8.11       0.03
   Third Quarter(2)...............................       46.00     36.63        0.11         9.67       7.94       0.03
   Fourth Quarter.................................       44.75     36.38        0.11        12.78       9.11       0.04
1997
   First Quarter..................................    $  48.00   $ 39.00      $ 0.11      $ 13.17     $11.33     $ 0.04
   Second Quarter.................................       53.75     44.25        0.11        14.08      10.92       0.04
   Third Quarter..................................       60.00     50.88        0.11        16.79      13.00       0.04
   Fourth Quarter.................................       70.00     51.00        0.11        19.50      14.92       0.06
1998
   First Quarter (through February 27, 1998)......    $  75.00   $ 60.88      $ 0.11      $ 24.00     $17.13     $ --


-------------------

(1) The Arbor stock prices reflected in the table have been adjusted to give retroactive effect to the 3-for-2 stock splits that were effected by Arbor in December 1997, December 1996 and May 1995.

(2) On October 12, 1996, CVS completed the distribution of 100% of the common stock of Footstar, Inc. ("Footstar") to CVS' stockholders. The CVS stock prices shown in the table are actual CVS trading prices and do not reflect any adjustment for the when-issued price of Footstar prior to October 16, 1996 (the date on which Footstar common stock commenced trading regular way on the NYSE).

     On February 6, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing price of CVS Common Stock on the NYSE Composite Transaction Tape was $70.5625 per share and the closing price of Arbor Common Stock on the NNM was $22.6875 per share. Certain of the prices set forth in the above table may reflect the impact of speculation regarding a transaction involving Arbor. On February 27, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of CVS Common Stock on the NYSE Composite Transaction Tape was $74.06 per share and the closing price of Arbor Common Stock on the NNM was $23.50 per share. ARBOR STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

     The Merger Agreement permits Arbor to pay, prior to the Effective Time, cash dividends not in excess of $.06 per share per calendar quarter. On February 19, 1998, the Arbor Board declared a cash dividend of $.06 per Arbor share that will be paid on April 2, 1998 to holders of record of Arbor shares on March 12, 1998.

     CVS expects that the initial annualized dividend rate paid to holders of CVS Common Stock after completion of the Merger will be $0.44 per share. This is equal to the current annual dividend payment to CVS stockholders. The payment of dividends by CVS in the future, however, will depend on business conditions, CVS' financial condition and earnings and other factors.


           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited and unaudited financial statements of CVS for its fiscal years 1995 and 1996 and its nine months ended September 28, 1996 and September 27, 1997 and of Arbor for its fiscal years 1995 and 1996 and its three months ended October 31, 1996 and 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information."

     We have presented unaudited pro forma combined financial information that reflects the pooling of interests method of accounting to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma combined statements of operations and balance sheet by adding or combining the historical amounts of each company. Except for converting Arbor's financial information from the LIFO method of accounting for inventories to the FIFO method used by CVS, we did not adjust the combined amounts for differences in the accounting methods used by the companies because we do not believe that any such differences will be significant.

     The unaudited pro forma combined statements of operations combine CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 with Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997, giving effect to the merger as if it had occurred on January 1, 1995. The unaudited pro forma balance sheet combines CVS' balance sheet as of September 27, 1997 and Arbor's balance sheet as of October 31, 1997, giving effect to the merger as if it had occurred on September 27, 1997.

     CVS' fiscal year ends December 31, while Arbor's fiscal year ends on July 31. As a result, the unaudited pro forma combined financial information for the twelve months ended September 27, 1997 includes Arbor's financial statements conformed to CVS' fiscal year.

     As permitted by SEC regulations, CVS' three-month period ended December 31, 1996 has been included twice in the unaudited pro forma combined statements of operations. CVS' net sales, profit from continuing operations and income from continuing operations were $3.1 billion, $158.5 million and $93.5 million, respectively, for this period. CVS paid dividends in the amount of $0.11 per common share during this period. As further permitted, Arbor's three-month period ended October 31, 1996 has been omitted from the unaudited pro forma combined statements of operations. Arbor's net sales, profit from continuing operations and income from continuing operations were $225.0 million, $9.8 million and $6.4 million, respectively, for this period. Arbor paid dividends in the amount of $0.03 per common share during this period.

     The unaudited pro forma combined financial information is for illustrative purposes. The companies may have performed differently if they had always been combined. You should not rely on the pro forma combined information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.




         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1996 AND TWELVE MONTHS ENDED
    SEPTEMBER 27, 1997 FOR CVS AND FISCAL YEARS ENDED JULY 31, 1995 AND 1996
               AND TWELVE MONTHS ENDED OCTOBER 31, 1997 FOR ARBOR
                     (in millions, except per share amounts)


                                               CVS                         Arbor(4)                 Pro Forma Combined(1)(2)(3)(4)
                                --------------------------------   -------------------------    ------------------------------------
                                   1995       1996         1997     1995     1996      1997        1995         1996         1997
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ----------
Net sales ...................   $9,763.4   $10,944.8   $12,475.6   $707.1   $826.1    $992.0    $10,470.5    $11,770.9    $13,467.6
Cost of sales ...............    7,016.5     7,892.7     9,095.4    519.4    609.1     735.2      7,535.9      8,501.8      9,830.6
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ---------
Gross profit ................    2,746.9     3,052.1     3,380.2    187.7    217.0     256.8      2,934.6      3,269.1      3,637.0
Selling, general and
   administrative expense ...    2,350.7     2,498.5     2,782.2    149.8    173.0     200.7      2,500.5      2,671.5      2,982.9
Merger, restructuring and
   other non-recurring
   charges ..................      165.5        12.8       442.7       --       --        --        165.5         12.8        442.7
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ---------
Operating profit ............      230.7       540.8       155.3     37.9     44.0      56.1        268.6        584.8        211.4
Non-operating charges
   (income):
   Interest expense, net ....      114.5        75.7        53.9      0.6      0.2       0.1        115.1         75.9         54.0
   Gain on sale of securities         --      (121.4)      (19.3)      --       --        --           --       (121.4)       (19.3)
   Other                              --        (5.6)         --       --       --        --           --         (5.6)          --
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ---------
Income from continuing
   operations before
   income taxes .............      116.2       592.1       120.7     37.3     43.8      56.0        153.5        635.9        176.7
Income taxes ................       58.4       251.3       100.7     12.7     15.0      18.8         71.1        266.3        119.5
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ---------
Income from continuing
   operations ...............       57.8       340.8        20.0     24.6     28.8      37.2         82.4        369.6         57.2
Preferred  stock
   dividends, net of tax
   benefits .................       17.0        14.5        13.9       --       --        --         17.0         14.5         13.9
                                --------   ---------   ---------   ------   ------    ------    ---------    ---------    ---------
Income from continuing
   operations available to
   common stockholders ......       40.8       326.3         6.1     24.6     28.8      37.2         65.4        355.1         43.3
                                ========   =========   =========   ======   ======    ======    =========    =========    =========
Income per common share
   from continuing
   operations:
   Basic ....................       0.25        1.97        0.04     0.42     0.48      0.63         0.36         1.93         0.23
                                ========   =========   =========   ======   ======    ======    =========    =========    =========
   Diluted ..................       0.25        1.92        0.04     0.41     0.47      0.61         0.36         1.89         0.23
                                ========   =========   =========   ======   ======    ======    =========    =========    =========
Dividends paid per
   common share .............       1.52        0.44        0.44     0.09     0.12      0.16         1.37         0.40         0.40
                                ========   =========   =========   ======   ======    ======    =========    =========    =========
Weighted average number
   of common shares
   outstanding:
  Basic .....................      163.7       165.3       168.3     55.5     56.1      58.7        181.8        183.6        187.4
                                ========   =========   =========   ======   ======    ======    =========    =========    =========
  Diluted ...................      164.3       173.2       171.2     56.2     57.6      60.6        182.6        192.0        191.0
                                ========   =========   =========   ======   ======    ======    =========    =========    =========

-------------------

(1) Arbor's cost of sales and inventories have been restated from LIFO to FIFO in order to conform the accounting method for the combined inventories. The impact of the restatement was to: (i) reduce pro forma combined cost of sales by $2.3 million in fiscal 1995, $2.8 million in fiscal 1996 and $2.2 million in the twelve months ended September 27, 1997, (ii) increase pro forma combined income from continuing operations by $1.5 million in fiscal 1995, $1.8 million in fiscal 1996 and $1.4 million in the twelve months ended September 27, 1997, (iii) increase pro forma combined basic income per common share from continuing operations by $0.01 in 1995, $0.01 in 1996 and $0.01 in the twelve months ended September 27, 1997 and (iv) increase pro forma combined diluted income per share from continuing operations by $0.01 in 1995, $0.01 in 1996 and $0.01 in the twelve months ended September 27, 1997.

(2) CVS' income from continuing operations was reduced by $120.0 million in fiscal 1995, $6.5 million in 1996 and $342.7 million in the twelve months ended September 27, 1997 due to merger, restructuring and other non-recurring charges. Collectively, these charges: (i) reduced pro forma combined basic income per common share from continuing operations by $0.66 in fiscal 1995, $0.04 in fiscal 1996 and $1.83 in the twelve months ended September 27, 1997 and (ii) reduced pro forma combined diluted income per common share from continuing operations by $0.66 in fiscal 1995, $0.03 in fiscal 1996 and $1.79 in the twelve months ended September 27, 1997.

(3) Pursuant to the terms of the Merger Agreement, Arbor stockholders will receive between 0.3182 and 0.3660 shares of CVS Common Stock for each share of Arbor Common Stock they hold. If Arbor stockholders were to receive
     0.3182 shares of CVS Common Stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.94 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.36 in fiscal 1995, $1.89 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $1.37 in fiscal 1995, $0.40 in fiscal 1996 and $0.40 in the twelve months ended September 27, 1997. If Arbor stockholders were to receive 0.3660 shares of CVS Common Stock per Arbor share, pro forma combined basic income per common share from continuing operations would be $0.36 in fiscal 1995, $1.91 in fiscal 1996 and $0.23 in the twelve months ended September 27, 1997 and pro forma combined diluted income per common share from continuing operations would be $0.35 in fiscal 1995, $1.86 in fiscal 1996 and $0.22 in the twelve months ended September 27, 1997. Pro forma combined dividends paid per share would be $1.35 in fiscal 1995, $0.39 in fiscal 1996 and $0.39 in the twelve months ended September 27, 1997.

(4) The comparative historical and pro forma combined per common share data has been adjusted to reflect the 3-for-2 stock splits that were effected by Arbor in December 1997, December 1996 and May 1995.


                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements.




              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               September 27, 1997
                            (in millions of dollars)


                                                   Historical
                                             -------------------        Pro Forma        Pro Forma
                                                  CVS       Arbor      Adjustments        Combined
                                             ----------   --------   -------------      -----------
  Assets
   Cash and cash equivalents .............   $    151.9   $   26.6         --              $    178.5
   Investments ...........................           --        6.4         --                     6.4
   Accounts receivable, net ..............        346.8       29.2         --                   376.0
   Inventories ...........................      2,499.8      154.9       28.7(1)              2,683.4
   Prepaid expenses & other current assets        328.8        4.9                              333.7
                                             ----------   --------    -------              ----------
      Total current assets ...............      3,327.3      222.0       28.7                 3,578.0

   Property and equipment, net ...........        955.7      111.3         --                 1,067.0
   Deferred charges and other assets .....        254.8       20.9         --                   275.7
   Goodwill, net .........................        819.6         --         --                   819.6
                                             ----------   --------    -------              ----------

      Total assets .......................   $  5,357.4   $  354.2    $  28.7              $  5,740.3
                                             ==========   ========    =======              ==========

Liabilities
   Accounts payable ......................   $  1,167.2   $   76.3         --              $  1,243.5
   Accrued expenses ......................      1,449.0       24.9       29.0(2)(4)           1,502.9
                                             ----------   --------    -------              ----------
      Total current liabilities ..........      2,616.2      101.2       29.0                 2,746.4




   Long term obligations .................        505.1       23.0         --                   528.1

   Total stockholders' equity ............      2,236.1      230.0       (0.3)(1)(2)(3)(4)    2,465.8
                                             ----------   --------    -------              ----------
     Total liabilities and stockholders'
        equity ...........................   $  5,357.4   $  354.2    $  28.7              $  5,740.3
                                             ==========   ========    =======              ==========


--------------------
(1) Arbor's inventories have been restated from LIFO to FIFO in order to conform the accounting method for the combined inventories.

(2) The tax effect of the change from LIFO to FIFO is reflected in accrued expenses.

(3) Common stock was increased by $0.2 million to record the CVS Common Stock that will be issued in the merger and was decreased by $0.4 million to record the Arbor Common Stock that will be retired as a result of the merger. Additional paid-in capital was adjusted for the effect of this pro forma adjustment.

(4) Accrued expenses and retained earnings were adjusted by $19.0 million for merger-related fees and expenses.


              See accompanying notes to unaudited pro forma condensed combined financial statements.



      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

     The unaudited pro forma combined statements of operations combine CVS' results for its 1995 and 1996 fiscal years and for its twelve months ended September 27, 1997 with Arbor's results for its 1995 and 1996 fiscal years and for its twelve months ended October 31, 1997. The unaudited pro forma balance sheet combines CVS' balance sheet as of September 27, 1997 and Arbor's balance sheet as of October 31, 1997.

     CVS' fiscal year ends December 31, while Arbor's fiscal year ends on July
31. As a result, the unaudited pro forma financial information for the twelve months ended September 27, 1997 includes Arbor's financial statements conformed to CVS' fiscal year.

     Except for converting Arbor's financial information from the LIFO method of accounting for inventories to the FIFO method used by CVS, no adjustments have been made in these unaudited pro forma condensed combined financial statements to conform the accounting policies of the combining companies. The nature and extent of other such adjustments, if any, are not expected to be significant.

     The calculation of pro forma basic income per common share uses the weighted average number of common shares outstanding. The calculation of pro forma diluted income per common share includes the effect of common share equivalents that are dilutive.

Note 2.  Pro Forma Number of Shares Outstanding

     The number of shares of CVS Common Stock that will be issued in the merger in exchange for the outstanding shares of Arbor Common Stock assumes an Exchange Ratio of 0.3260 shares of CVS Common Stock, based on an assumed average closing price of CVS Common Stock of $70.56, which was the closing price of CVS Common Stock on February 6, 1998. The following table sets forth the pro forma number of shares to be outstanding after completion of the Merger based on the number of shares of CVS Common Stock outstanding as of September 27, 1997:

                                                                      Millions
                                                                    -----------
Number of shares of Arbor Common Stock outstanding
  as of October 31, 1997..............................................  59.3
Exchange Ratio........................................................   0.3260
                                                                      ---------
Number of shares of CVS Common Stock issued in the Merger.............  19.3
Number of shares of CVS Common Stock outstanding as of
  September 27, 1997.................................................  172.2
                                                                      ---------
Number of shares of CVS Common Stock outstanding after
  completion of the Merger...........................................  191.5
                                                                      =========

Note 3.  Merger-Related and Integration-Related Expenses

     We estimate that merger-related fees and expenses, consisting primarily of transaction costs for fees of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $19 million. The impact of these fees and expenses has been reflected as a reduction of pro forma stockholders' equity. These charges are not reflected in the pro forma statements of operations or the pro forma combined per share data.

     We estimate that costs of approximately $75.0 million (after tax) will be incurred for severance and other integration-related expenses, including the elimination of duplicate facilities and excess capacity, organizational realignment and related workforce reductions. It is anticipated that approximately $17.4 million (after tax) relates to asset write-offs (non-cash charges), while the remainder relates to cash charges. The pro forma statements of operations and the pro forma balance sheet do not reflect the impact of these charges because the estimates are preliminary and therefore subject to change. These costs will be charged to operations as a non-recurring charge in the quarter the merger occurs.

Note 4.  Dividends

     The pro forma combined dividends paid per common share are not necessarily indicative of dividends to be paid to holders of CVS Common Stock in future periods. It is the current intention of the CVS Board to declare quarterly cash dividends following the merger initially in the amount of $0.11 per share of CVS Common Stock. Future dividends will be determined by the CVS Board in light of the earnings and financial condition of CVS and its subsidiaries and other factors. See "Comparative Per Share Market Price and Dividend Information."



                            ROLE OF FINANCIAL ADVISOR

Opinion of Financial Advisor to Arbor

     On February 8, 1998, Goldman Sachs delivered its written opinion (the "Goldman Sachs Opinion") to the Arbor Board to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Arbor Common Stock.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION DATED FEBRUARY 8, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE GOLDMAN SACHS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE ARBOR BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO ARBOR STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ARBOR COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ARBOR SPECIAL MEETING. THE SUMMARY OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED BY THE FULL TEXT OF SUCH OPINION, AND ARBOR STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     In connection with its written opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Arbor for the five fiscal years ended July 31, 1997;
(iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of CVS, and its predecessor corporation, Melville Corporation, for the five years ended December 31, 1996; (iv) the Proxy Statement/Prospectus dated as of April 21, 1997, relating to the annual meeting of stockholders of CVS held in connection with the merger of CVS and Revco; (v) certain interim reports to the stockholders and Quarterly Reports on Form 10-Q of Arbor and CVS; (vi) certain other communications from Arbor and CVS to their respective stockholders; and
(vii) certain internal financial analyses and forecasts of Arbor and CVS prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Arbor and CVS regarding the strategic rationale for, and potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Arbor Common Stock and CVS Common Stock, compared certain financial and stock market information for Arbor and CVS with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug retailing industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Arbor or CVS or any of their subsidiaries and has not been furnished with any such evaluation or appraisal.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing the Goldman Sachs Opinion.

         1. Historical Stock Price Analysis. Goldman Sachs reviewed historical stock trading prices for Arbor Common Stock and CVS Common Stock on a daily basis for the period from February 6, 1997 to February 6, 1998 and on a monthly basis for the period from January 31, 1993 to January 31, 1998. In addition, Goldman Sachs reviewed the average exchange ratio of the closing prices of Arbor Common Stock to the closing prices of CVS Common Stock for the 30-day, 180-day, 360-day and three-year periods prior to January 31, 1998, which resulted in average exchange ratios of 0.3030, 0.2846, 0.2766 and 0.2548, respectively.

         2. Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Arbor to corresponding financial information of four publicly traded companies in the retail drug industry:
     CVS, Longs Drugstores Corporation, Rite Aid Corporation ("Rite Aid") and Walgreen Co. (collectively, the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for Arbor were calculated using a price of $23.00 per share. The multiples and ratios used for Arbor were based on information provided by its management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered (i) price as a multiple of EPS as estimated for the 1998 ("1998E P/E Multiple") and 1999 ("1999E P/E Multiple") calendar years based on calendarized median Institutional Brokers Estimate System ("IBES") earnings estimates ("IBES Estimates") as of February 6, 1998; (ii) levered market capitalization (i.e., market value of common equity plus principal value of debt less cash) as a multiple of the latest twelve months ("LTM") sales ("Levered Multiple for LTM Sales"), as a multiple of LTM earnings before interest, taxes, depreciation, amortization and LIFO charge ("EBITDAL") ("Levered Multiple for LTM EBITDAL") and as a multiple of EBIT ("Levered Multiple for LTM EBIT"),
     (iii) five-year IBES projected growth estimates and (iv) price-to-earnings as estimated for the 1998 calendar year as a multiple of IBES long-term growth rate ("1998E P/E/IBES LT Growth Rate Multiple"). Goldman Sachs' analyses indicated (a) 1998E P/E Multiple for the Selected Companies that ranged from 19.2x to 32.9x compared to 30.6x for Arbor; (b) 1999E P/E Multiple for the Selected Companies that ranged from 16.9x to 27.1x compared to 25.2x for Arbor; (c) Levered Multiple for LTM Sales for the Selected Companies that ranged from 0.4x to 1.2x compared to 1.4x for Arbor; (d) Levered Multiple for LTM EBITDAL for the Selected Companies that ranged from 8.2x to 18.6x compared to 18.6x for Arbor; (e) Levered Multiple for LTM EBIT for the Selected Companies that ranged from 12.2x to 23.6x compared to 25.1x for Arbor; (f) five-year IBES projected growth estimates for the Selected Companies that ranged from 9.0% to 20.0% and (g) 1998E P/E/IBES LT Growth Rate Multiples for the Selected Companies that ranged from 1.4x to 2.2x.

         3. Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions (the "Selected Transactions") in the retail drugstore industry since 1994: Perry Drugs Stores, Inc./Rite Aid, Revco/Rite Aid (terminated), Fay's Incorporated/J.C. Penney Company, Inc. ("J.C. Penney"), Big B, Inc./Revco, Thrifty Payless, Inc./Rite Aid, Eckerd Corporation/J.C. Penney, Revco/CVS and Duane Reade, Inc./DLJ Merchant Banking Partners II, L.P. Goldman Sachs' analysis, assuming a price of $23.00 per share of Arbor Common Stock, indicated that for the Selected Transactions, (i) levered consideration as a multiple of LTM Sales ranged from 0.3x to 0.87x, as compared to 1.5x for the levered consideration to be received in the Merger; (ii) levered consideration as a multiple of LTM EBITDAL ranged from 8.8x to 11.7x, as compared to 20.8x for the levered consideration to be received in the Merger; (iii) levered consideration as a multiple of LTM EBIT ranged from 12.8x to 19.3x, as compared to 27.2x for the levered consideration to be received in the Merger; (iv) levered consideration as a multiple of LTM Net Income ranged from 20.7x to 37.9x, as compared to 39.7x for the levered consideration to be received in the Merger; and (v) the premiums paid based on the stock price 30 days prior to announcement ranged from 15.8% to 61.8%, as compared to 25.4% to be paid in the Merger.

         4. Contribution Analysis. Goldman Sachs reviewed certain historical and projected financial information (including, among other things, revenues, EBITDAL, EBIT and net income) of Arbor, CVS and the pro forma combined entity resulting from the Merger based on projections provided by the managements of Arbor and CVS. The analysis indicated that (i) in the LTM, Arbor would have contributed 7.2% to combined revenues, 7.0% to combined EBITDAL, 7.0% to combined EBIT and 9.2% to combined net income, (ii) in calendar year 1998, Arbor would contribute 7.7% to combined revenues, 7.5% to combined EBITDAL, 7.8% to combined EBIT and 9.5% to combined net income,
     (iii) in calendar year 1999, Arbor would contribute 8.0% to combined revenues, 8.0% to combined EBITDAL, 8.2% to combined EBIT and 9.9% to combined net income. The analysis indicated that Arbor stockholders would contribute 10.5% of the equity market value of the combined company as of the date of announcement of the Merger.

         5. Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates prepared by Arbor and CVS management for the years 1998 and 1999 and assuming that the transaction would be accounted for as a pooling of interests, Goldman Sachs compared the EPS of CVS Common Stock on a stand-alone basis to the EPS of the common stock of the combined company. Goldman Sachs performed its analysis for a range of pretax synergies and, based on pretax synergies estimated by Arbor and CVS management at $30.0 million in each of 1998 and 1999, the Merger would be accretive to CVS stockholders on an EPS basis in 1998 and 1999.

         6. Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for Arbor based upon projected financial performance for 1998 through 2002 prepared and provided by Arbor management. Using these projections, Goldman Sachs calculated a net present value of Arbor using discount rates ranging from 9.0% to 13.0% and terminal multiples based on estimated 2003 Net Income ranging from 20.0x to 30.0x. Such analysis resulted in implied per share values for Arbor that ranged from $17.51 to $31.21.

     The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering Goldman Sachs' analyses as a whole, could create an incomplete view of the process underlying Goldman Sachs' opinion. In arriving at the fairness determination, Goldman Sachs considered the results of all such analyses and did not draw any specific conclusions from or with regard to any one method of analysis. No company or transaction used in the above analyses as a comparison is identical to Arbor or CVS or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Arbor Board as to the fairness from a financial point of view of the Exchange Ratio to the holders of the Arbor Common Stock, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold or may trade in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Goldman Sachs does not assume any responsibility if future results are different from those projected.

     As described above, Goldman Sachs' opinion to the Arbor Board was one of many factors taken into consideration by the Arbor Board in making its determination to approve the Merger Agreement. See "The Merger--Arbor's Reasons for the Merger; Recommendation of the Arbor Board."

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Arbor, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Arbor and/or CVS for its own account and for the account of customers.

     Pursuant to a letter agreement dated January 20, 1997 and executed by Arbor on January 23, 1997 (the "Engagement Letter"), Arbor engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Arbor. Pursuant to the terms of the Engagement Letter, Arbor has agreed to pay Goldman Sachs, upon the purchase of 50% or more of the Arbor Common Stock in one or a series of transactions, a transaction fee of 0.55% of the aggregate consideration paid in such transaction or transactions up to $23.50 per share plus 1.5% of any aggregate consideration in excess of $23.50 per share. In addition, Arbor has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Arbor management and of the Arbor Board may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Arbor stockholders generally. The Arbor Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. These interests are described below.

One Arbor Designee Will Become Director of CVS

     CVS has agreed that on the day immediately following the closing date of the Merger, Eugene Applebaum, Chairman of the Board, President and Chief Executive Officer of Arbor, will become a member of the CVS Board.

Change in Control Agreements

     As of December 9, 1996, Arbor entered into change in control agreements (the "Change in Control Agreements") with 22 of its officers and key employees (the "Covered Management Employees"). The Arbor Board approved these Change in Control Agreements in an effort to induce these key employees to remain with Arbor and to reinforce and encourage their continued attention and dedication to Arbor, given the uncertainties affecting the drugstore business and the growing number of consolidations in the industry. There are three forms of the Change in Control Agreements, which are substantially the same other than with respect to job description and salary and except for the differences noted below.

     The Change in Control Agreements provide each Covered Management Employee with certain benefits if he or she is terminated by Arbor or a successor of Arbor, other than for cause (as defined in the Change in Control Agreements), or if the Covered Management Employee terminates his or her employment with Arbor or such successor for "Good Reason" within 180 days before, or within two years following, a "Change in Control" of Arbor (which is deemed to have occurred for purposes of the Change in Control Agreements upon the approval of the Arbor Board of the Merger Agreement (the "Arbor Board Approval")). "Good Reason" is defined to include the assignment of duties or responsibilities materially inconsistent with those assigned to the officer prior to the Change in Control, a reduction in the officer's total compensation below the average of the two most recent calendar year compensation amounts or of welfare benefits available to the officer prior to the Change in Control, or relocation of the officer's principal place of employment to a location more than 35 miles from the officer's principal place of employment prior to the Change in Control.

     Upon any of the above-described termination events, Arbor or the successor of Arbor would be obligated to continue the Covered Management Employee's participation in Arbor's or its successor's medical, dental, hospitalization, disability and life insurance plans, programs or arrangements, as if he or she remained an employee, until the earlier of the end of the two-year period, in the case of officers, or the one-year period, in the case of all other Covered Management Employees, commencing with the month immediately following the month in which the date of termination of employment occurs or the date or dates he or she receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer. In addition, each of the Covered Management Employees, other than Eugene Applebaum and Markus M. Ernst, would be entitled to receive a lump sum payment, within five days following termination of such person's employment, equal to two times, in the case of officers, or one times, in the case of all other Covered Management Employees, such person's annual base salary as of the date of termination of employment. Finally, each Covered Management Employee would also receive an additional amount of after-tax compensation equal to any excise tax payable by the employee as a result of his or her receipt of "excess parachute payments" relating to the Change in Control within the meaning of Section 280G of the Code.

     The following table sets forth the names, positions and estimated cash amounts payable under the Change in Control Agreements for the Covered Management Employees who are the five most highly compensated executive officers of Arbor (the "Named Officers"), upon such termination of employment, based on compensation levels as of the date of this Proxy Statement/ Prospectus.

                                                                   Cash Amount
Name                    Position                                      Payable
------------------      ----------------------------------------   ------------

Eugene Applebaum        President and Chief Executive Officer        $       0

Markus M. Ernst         Executive Vice President and Chief
                        Operating Officer                            $       0

Gilbert C. Gerhard      Senior Vice President Finance and
                        Administration, Chief Financial Officer      $ 360,000

Eric Bolokofsky         Senior Vice President Merchandising          $ 300,000

Donald M. Stutrud       Senior Vice President Store Operations       $ 300,000

     The Covered Management Employees will be eligible to receive, under the Change in Control Agreements, upon such termination of employment, aggregate lump sum payments equal to $4,277,000, based on compensation levels as of the date of this Proxy Statement/Prospectus.

Stock Options Held by Covered Management Employees

     The following summarizes additional benefits relating to stock options which each of the Covered Management Employees will be entitled to receive upon a change in control. A more detailed description of the benefits under certain of the plans described may be found in Arbor's 1997 Proxy Statement under the section titled "Executive Compensation"; copies or descriptions of such plans have been filed as exhibits to Arbor's 1997 Annual Report on Form 10-K.

     Each of the Covered Management Employees is a participant in the Amended and Restated Arbor Drugs, Inc. Stock Option Plan (the "1993 Stock Option Plan") or the Arbor Drugs, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"), or both, and has been granted stock options thereunder. Under the 1993 Stock Option Plan, all options granted as of or after February 11, 1994 will vest in full upon a change in control, which will be deemed to have occurred upon consummation of the Merger. Under the 1996 Stock Option Plan, all options granted vest in full upon a change in control, which is deemed to have occurred at the time of the Arbor Board Approval.

     As described under "The Merger Agreement--Treatment of Arbor Stock Options" below, outstanding options to purchase Arbor Common Stock under the 1993 Stock Option Plan and the 1996 Stock Option Plan will be converted into options to purchase CVS Common Stock. The following table sets forth with respect to the Named Officers (i) the number of shares of Arbor Common Stock subject to stock options held by such persons as of February 8, 1998 that are vested or will vest as a result of the Merger, (ii) the weighted average exercise price for such Arbor stock options held by such persons and (iii) the estimated aggregate value of such stock options (before deduction for applicable withholding taxes), assuming that such options are converted into options to purchase CVS Common Stock, based on the price of CVS Common Stock at the close of business on February 6, 1998 of $70.5625 and determined by subtracting the aggregate exercise price from the total value of the shares subject to such stock options.

                           Stock Options
                        (including those that      Weighted        Maximum
                         vest upon a          Average Exercise  Aggregate Value
                         change in control)    Price Per Share  of Stock Options
                         -----------------     ---------------  ----------------

Mr. Applebaum...............    3,476,250         $ 8.9983       $ 58,496,913
Mr. Ernst...................      913,500         $ 9.7523       $ 14,683,187
Mr. Gerhard.................      352,150         $ 8.9123       $  5,956,051
Mr. Bolokofsky..............      355,725         $ 8.8977       $  6,021,760
Mr. Stutrud.................      352,350         $ 8.9112       $  5,959,865

     The Covered Management Employees, including the Named Officers, hold in the aggregate Arbor stock options having a maximum value of $119,246,223, determined as described in the preceding paragraph.

     Options granted under the 1993 Stock Option Plan and the 1996 Stock Option Plan that are held by other employees of Arbor will be treated in the same manner discussed above for the Covered Management Employees.

Other Arrangements Affecting Covered Management Employee

     In light of the extensive industry and company knowledge, experience and expertise of Mr. Applebaum, and to facilitate a smooth integration of the companies, CVS has entered into a consulting agreement (the "Consulting Agreement") with Mr. Applebaum, which will commence upon consummation of the Merger and terminate at the earlier of five years after the Merger or the permanent incapacity or death of Mr. Applebaum. The Consulting Agreement provides that Mr. Applebaum will provide consulting services to CVS at the request of either the Chief Executive Officer or Chief Operating Officer of CVS with respect to transitional issues, Michigan and Toledo metropolitan area real estate matters, and other mutually agreeable matters. Mr. Applebaum will be entitled to receive $450,000 per year over the term of the Consulting Agreement. In consideration of his role with respect to real estate matters in Michigan and the Toledo metropolitan area, Mr. Applebaum will receive an additional payment of $25,000 upon the opening, relocation or acquisition of each store opened, relocated or acquired by CVS in Michigan or the Toledo metropolitan area during the term of the Consulting Agreement. Pursuant to the Consulting Agreement and at the time of the consummation of the Merger, Mr. Applebaum will also receive an option to purchase 25,000 shares of CVS Common Stock at the closing sale price of CVS Common Stock on the date of the consummation of the Merger. This option will be immediately exercisable and will expire five years from the date of the grant. Upon Mr. Applebaum's exercise of the option, CVS will effect the registration of the underlying shares for sale to Mr. Applebaum. Additionally, during the term of the Consulting Agreement, CVS will provide office space, a secretary and support services comparable to those currently provided by Arbor to Mr. Applebaum and a U.S. automobile comparable to the one currently used by Mr. Applebaum, and CVS will reimburse Mr. Applebaum for all reasonable business expenses incurred by him in connection with carrying out the business of CVS. The Consulting Agreement will not limit any of the benefits Mr. Applebaum will be entitled to receive under his Change in Control Agreement (see "Interest of Certain Persons in the Merger--Change in Control Agreements") or as a director of CVS. CVS will honor the provisions of Mr. Applebaum's Change in Control Agreement, including the existing tax provisions thereof, which provisions will cover payments to be made and benefits to be made available by Arbor and CVS. Pursuant to the Consulting Agreement, CVS will fully pay for the health insurance benefits available to Mr. Applebaum and his spouse under his Change in Control Agreement for the first two years after consummation of the Merger. Thereafter, CVS will provide such health insurance benefits to Mr. Applebaum and his spouse until their death, but Mr. Applebaum and his spouse will be responsible for the costs of maintaining such coverage. CVS has agreed to indemnify and hold Mr. Applebaum harmless against all cost, expense, liability and loss relating to the Consulting Agreement and the services provided by Mr. Applebaum to CVS, to the same extent as CVS indemnifies its other directors and senior executive officers.

Stock Options Granted to Non-Employee Directors

     All of the directors of Arbor who are not employees of Arbor have been granted stock options under the 1996 Stock Option Plan. Upon a change in control (which is deemed to have occurred for purposes of the 1996 Stock Option Plan upon the Arbor Board Approval), all of the options granted under the 1996 Stock Option Plan will become immediately exercisable in full. The non-employee directors hold in the aggregate 78,750 options to purchase Arbor Common Stock having a weighted average exercise price per share of $8.6855. As described under "The Merger Agreement--Treatment of Arbor Stock Options" below, outstanding options to purchase Arbor Common Stock under the 1996 Stock Option Plan will be converted at the Effective Time into options to purchase CVS Common Stock. Assuming that such options are so converted, based on the price of CVS Common Stock at the close of business on February 6, 1998 of $70.5625, the estimated maximum aggregate value of such options is approximately $1,349,696, determined in the same manner as described under "--Stock Options Held by Covered Management Employees" above.

Other Employee Benefits

     In the Merger Agreement, CVS has agreed that, following the Effective Time, it will honor all obligations under employment or severance agreements of Arbor and its subsidiaries and pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Arbor and its Subsidiaries in accordance with the terms thereof. In addition, CVS has agreed to provide all employees of Arbor who continue to be employed by Arbor as of the Effective Time (the "Continuing Employees") for a period of not less than one year following the Effective Time (or such earlier time as employment terminates) with compensation and benefits no less favorable in the aggregate than the compensation and benefits provided to similarly situated CVS employees at the Effective Time. In addition, for a period of one year following the Effective Time, CVS has agreed to establish and maintain a plan to provide severance and termination benefits to all non-union employees of Arbor and its subsidiaries. CVS has also agreed that if Continuing Employees are included in any medical, dental or health plan other than the plans they participated in as of the Effective Time, those plans will not include pre-existing condition exclusions, except as included in the similar Arbor plan, and CVS will give Continuing Employees credit for any co-payments and deductibles applied or made by such employees under Arbor's plans during the calendar year of the change. CVS will recognize service with Arbor for purposes of eligibility, vesting, eligibility for retirement and benefit accrual under CVS' benefit plans.

     At the Effective Time, the Arbor Employee Stock Purchase Plan will be terminated, with the effect that the then-current offering period under such plan will be terminated effective as of the Effective Time. Also as of the Effective Time, the Arbor 401(k) Plan will be amended to prohibit further allocations to the Arbor Stock Fund and to permit participants to transfer amounts in their Arbor Stock Fund Account to any other investment fund available under the Arbor 401(k) Plan. As soon as practicable after the Effective Time, the Continuing Employees will become participants in the CVS 401(k) Plan, and the Arbor 401(k) Plan will be merged with the CVS 401(k) Plan.

     Certain additional information with respect to executive compensation and related employee benefits, and other information concerning Arbor's executive officers and directors, is set forth in the 1997 Arbor Proxy Statement under the sections titled "Beneficial Ownership of Common Stock," "Information Concerning Meetings of the Board of Directors and Board Committees and Director Compensation" and "Executive Compensation" and is incorporated herein by reference.

Directors' and Officers' Insurance; Indemnification of Arbor Directors and Officers

     The Merger Agreement provides that after the Effective Time, CVS will cause Arbor to indemnify (including the payment of reasonable fees and expenses of legal counsel) each person who was a director or officer of Arbor or its subsidiaries at or prior to the date of the Merger Agreement to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Effective Time. The Merger Agreement also provides that, for a period of six years after the Effective Time, CVS will maintain in effect Arbor's existing policies of directors' and officers' liability insurance as in effect on February 8, 1998 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premium for such insurance during such six-year period exceeds 200% of the aggregate annual premium paid by Arbor as of February 8, 1998 for such insurance, then CVS will cause Arbor to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to such 200% of the February 8, 1998 premiums.


                              THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference and attached hereto as Annex A.

General

     The Merger Agreement contemplates the Merger of Merger Subsidiary with and into Arbor, with Arbor surviving the Merger as a wholly-owned subsidiary of CVS. The Merger will become effective at the time specified in the certificate of merger to be filed with the Michigan Department of Consumer and Industry Services. It is anticipated that such filing will be made immediately upon the closing of the Merger, which closing will occur no later than the second business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, unless CVS and Arbor agree upon a different date.

Merger Consideration

     The Merger Agreement provides that each share of Arbor Common Stock outstanding immediately prior to the Effective Time (except as described in the next sentence) will, at the Effective Time, be converted into the right to receive that number (the "Exchange Ratio") of fully paid and non-assessable shares of CVS Common Stock equal to the number obtained by dividing $23 by the average closing price of CVS Common Stock on the NYSE during ten trading days randomly selected by lot out of the twenty trading days ending on the fifth trading day preceding the date of the Special Meeting; provided that the Exchange Ratio will not be greater than 0.3660 or less than 0.3182. Any shares of Arbor Common Stock owned by CVS or any subsidiary of CVS will, at the Effective Time, be canceled and retired and will cease to exist, and no payment will be made for such shares.

Treatment of Arbor Stock Options

     Pursuant to the Merger Agreement, each outstanding option granted by Arbor to purchase shares of Arbor Common Stock under the 1993 Stock Option Plan and 1996 Stock Option Plan will be adjusted to provide that at the Effective Time, such Arbor stock option, to the extent outstanding immediately prior to the Effective Time, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Arbor stock option (after giving effect to existing provisions that provide for the automatic acceleration of vesting upon consummation of a change of control of Arbor), the same number of shares of CVS Common Stock as the holder of such Arbor stock option would have been entitled to receive pursuant to the Merger had such holder exercised such Arbor stock option in full immediately prior to the Effective Time (assuming for this purpose that such option were then exercisable), at a price per share of CVS Common Stock equal to (A) the aggregate exercise price for the shares of Arbor Common Stock otherwise purchasable pursuant to such Arbor stock option divided by (B) the aggregate number of shares of CVS Common Stock deemed purchasable pursuant to such Arbor stock option; provided that after aggregating all the shares subject to Arbor stock options of a holder, any fractional share of CVS Common Stock resulting from such calculation will be rounded down to the nearest whole share, and a cash payment will be made to the holder for this fractional share. For additional information on Arbor stock options, see "Interests of Certain Persons in the Merger."

Exchange of Shares

     Prior to the Effective Time, CVS will appoint an exchange agent reasonably acceptable to Arbor (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Arbor Common Stock for certificates representing shares of CVS Common Stock (and cash in lieu of fractional shares as described below). CVS will deposit certificates representing shares of CVS Common Stock with the Exchange Agent for conversion of shares as described above under "--Merger Consideration." Promptly after the Effective Time, CVS or the Exchange Agent will send each holder of Arbor Common Stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Arbor Common Stock that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive CVS Common Stock certificates representing such number of shares as described under "--Merger Consideration." Holders of unexchanged shares of Arbor Common Stock will not be entitled to receive any dividends or other distributions payable by CVS after the Effective Time until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions payable on the related shares of CVS Common Stock subsequent to the Effective Time, without interest, together with cash in lieu of fractional shares (paid as described in the following paragraph).

     No fractional shares of CVS Common Stock will be issued in the Merger. Instead, Arbor stockholders that would otherwise be entitled to receive fractional shares will receive a check in the amount of the net proceeds from the sale of those shares in the market.

Certain Covenants

     Interim Operations of Arbor. From February 8, 1998 (the date of execution of the Merger Agreement) until the Effective Time, Arbor and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and to use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the foregoing, during this period, each of Arbor and its subsidiaries is subject to restrictions on (subject to certain limited exceptions) among other things: amending its organizational documents; entering into any merger, liquidation or other significant transaction; acquiring any businesses, stores or material assets (other than acquisitions of not more than ten drugstores and of inventory); selling or otherwise disposing of assets (other than inventory) or selling or closing any stores except pursuant to existing commitments; declaring dividends with respect to its capital stock in excess of $.06 per share per calendar quarter or redeeming or repurchasing its capital stock; issuing or selling equity securities or options or other securities convertible into or exercisable for equity securities; closing or taking certain other actions with respect to its headquarters or distribution centers; entering into leases or purchasing real estate, except pursuant to existing disclosed commitments, in connection with certain permitted investments or acquisitions or in the ordinary course of business consistent with past practice; making capital expenditures (other than certain committed projects, items disclosed to CVS and expenditures made in connection with permitted acquisitions or openings of stores in the ordinary course of business) in excess of $1 million per project or item or $5 million in the aggregate; taking certain actions with respect to tax matters; incurring indebtedness; making any changes in its accounting policies; increasing employee compensation or severance benefits; and taking any other action that would make any representation or warranty of Arbor inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     Interim Operations of CVS. From February 8, 1998 until the Effective Time, CVS and its subsidiaries also are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and to use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the foregoing, during this period, each of CVS and its subsidiaries is subject to restrictions on (subject to certain limited exceptions), among other things: amending its organizational documents (except to the extent necessary if CVS determines to adopt a shareholder rights plan or increase its authorized capital stock); entering into any merger, liquidation or other significant transaction; issuing or selling equity securities or options or other securities convertible into or exercisable for equity securities, other than options or other stock-based awards to employees or directors; declaring dividends with respect to its capital stock (except for regular quarterly cash dividends on CVS Common Stock and required cash dividends on CVS ESOP Preference Stock and except for changes in capital structure that would be reflected in an appropriate adjustment to the Exchange Ratio) or redeeming or repurchasing capital stock; incurring indebtedness; making any changes in its accounting policies; and taking any other action that would make any representation or warranty of CVS inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     No Solicitation by Arbor. Arbor has covenanted in the Merger Agreement that it will not, and that it will cause its subsidiaries, agents and affiliates over which it exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to Arbor or any subsidiary of Arbor or afford access to the properties, books or records of Arbor or any subsidiary of Arbor to any person that has made or is considering making any Acquisition Proposal. Notwithstanding the foregoing, CVS has agreed that Arbor may furnish non-public information to, and enter into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal received from such person so long as prior to doing so, (i) the Arbor Board by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders, after receiving the advice of outside legal counsel and (ii) Arbor receives from such person an executed confidentiality agreement with terms no less favorable to Arbor than those contained in the existing confidentiality agreement between CVS and Arbor. Arbor must notify CVS promptly of the receipt of any Acquisition Proposal, any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to Arbor or any subsidiary of Arbor or for access to the properties, books or records of Arbor or any subsidiary of Arbor by any person that may be considering making, or has made, an Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Arbor or any subsidiary of Arbor or the acquisition of any equity interest in, or a substantial portion of the assets of, Arbor or any subsidiary of Arbor, other than the transactions contemplated by the Merger Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Arbor and its subsidiaries taken as a whole, that Arbor has no reason to believe would lead to a change of control of Arbor (or to the acquisition of a substantial portion of the assets of Arbor and its subsidiaries). Arbor has agreed to terminate discussions, if any, regarding any Acquisition Proposal that were pending prior to February 8, 1998.

     Arbor Board's Covenant to Recommend. The Arbor Board has agreed to recommend the approval and adoption of the Merger Agreement to Arbor's stockholders. Notwithstanding the foregoing, the Arbor Board is permitted not to make such recommendation or to withdraw or modify in a manner adverse to CVS such recommendation if (i) Arbor and its subsidiaries, agents and affiliates over which it exercises control have complied with their obligations under the no-solicitation covenant described above under "--No Solicitation by Arbor,"
(ii) an unsolicited bona fide Superior Proposal (as defined below) is pending at the time and (iii) the Arbor Board by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to stockholders, after receiving the advice of outside legal counsel. "Superior Proposal" means any bona fide Acquisition Proposal for at least a majority of the outstanding shares of Arbor Common Stock on terms that the Arbor Board determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Arbor's stockholders than the Merger Agreement and the Merger taken as a whole.

     Reasonable Best Efforts Covenant. Each party has agreed to use its reasonable best efforts to take all actions and do all things necessary or advisable under applicable laws and regulations to consummate the Merger and the transactions contemplated by the Merger Agreement. In furtherance thereof, each party has (i) filed a Notification and Report Form pursuant to the HSR Act with respect thereto, (ii) agreed to provide as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) agreed to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. Each party has also agreed to cooperate in all respects with the other and to keep the other informed and involved in all material respects in its dealings with any government regulator or other person in connection with obtaining regulatory approval.

     Certain Employee Benefits Matters. The Merger Agreement provides that CVS will honor all obligations under existing employment and severance agreements of Arbor and its subsidiaries and will pay all benefits accrued through the Effective Time under benefit plans and arrangements of Arbor and its subsidiaries. In addition, CVS has agreed to certain employee benefits matters and arrangements with respect to Continuing Employees described under "Interests of Certain Persons in the Merger--Other Employee Benefits."

     Indemnification and Insurance of Arbor Directors and Officers. Pursuant to the Merger Agreement, (i) CVS has agreed that, after the Effective Time, it will cause Arbor and its subsidiaries to indemnify directors and officers of Arbor and its subsidiaries against certain liabilities, (ii) CVS will pay certain reasonable expenses and legal fees of the indemnified parties and (iii) CVS will maintain in effect for six years after the Effective Time certain directors' and officers' liability insurance coverage for Arbor directors and officers, all as more fully described under "Interests of Certain Persons in the Merger--Directors' and Officers' Insurance; Indemnification of Arbor Directors and Officers."

     Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to: actions to be taken so as not to jeopardize the intended tax or accounting treatment of the Merger; preparation and distribution of this Proxy Statement/Prospectus; public announcements; notification of certain matters; access to information; co-operation in connection with certain governmental filings and in obtaining any necessary governmental or other third-party consents or approvals; and confidential treatment of non-public information.

     The Merger Agreement also contains certain covenants of CVS, including covenants requiring CVS to: use its best efforts to list the CVS Common Stock to be issued in the Merger on the NYSE on or prior to the closing date, subject to official notice of issuance; take the necessary corporate action so that Eugene Applebaum will become a director of CVS effective on the day immediately following the closing date of the Merger; maintain a charitable commitment in the state of Michigan for a five-year period after the Effective Time in an amount not required to exceed $600,000 annually under the supervision of a committee of the CVS Board or any individual designated by such committee; and as promptly as practicable following the Effective Time, and in any event no later than 40 days after the end of the calendar month in which the Effective Time occurs, publicly release the financial results of CVS and Arbor covering a 30-day period following the Effective Time.

     Under the Merger Agreement, Arbor has agreed to provide CVS with registration rights with respect to any shares of Arbor Common Stock acquired by CVS pursuant to the Option and Voting Agreement.

Certain Representations and Warranties

     The Merger Agreement contains substantially reciprocal representations and warranties made by CVS and Arbor to each other as to, among other things: due organization and good standing; capitalization; ownership of subsidiaries; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; financial statements; filings with the SEC; information provided by it for inclusion in this Proxy Statement/Prospectus; absence of certain material changes since a specified balance sheet date; absence of undisclosed material liabilities; employee matters; tax matters; compliance with laws; litigation; absence of certain defaults; sufficiency of assets; real property; environmental matters; acts relating to accounting treatment of the Merger; the Arbor stockholder vote required to approve the contemplated transactions; finders fees; and the receipt of accountant's letters regarding accounting treatment of the Merger. In addition, Arbor represents and warrants to CVS as to certain other matters, including transactions with affiliates, the receipt of an opinion of its financial advisor and the inapplicability of Michigan anti-takeover statutes. The representations and warranties in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of CVS, Arbor and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions: (i) the obtaining of approval of the stockholders of Arbor; (ii) the expiration of the applicable waiting period under the HSR Act; (iii) the absence of any law, judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger; (iv) the absence of any suit, action or proceeding by any governmental entity (A) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from CVS or Arbor any damages the amount of which would be reasonably likely to have a material adverse effect on Arbor and CVS, taken as a whole, or
(B) seeking to prohibit or limit the ownership or operation by CVS, Arbor or any of their respective subsidiaries of, or to compel CVS, Arbor or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of CVS, Arbor or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement; (v) CVS' registration statement on Form S-4 with respect to the shares of CVS Common Stock to be issued in the Merger having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC; (vi) the shares of CVS Common Stock to be issued in the Merger having been listed on the NYSE, subject to official notice of issuance; and (vii) Arbor and CVS each having received a favorable letter from their respective accountants as to "pooling of interests" accounting treatment for the Merger.

     Conditions to the Obligations of CVS. The obligations of CVS and Merger Subsidiary to effect the Merger are further subject to all the following conditions: (i) the performance in all material respects by Arbor of its obligations and the compliance by Arbor in all material respects with its covenants under the Merger Agreement at or prior to the Effective Time; and (ii) the representations and warranties of Arbor contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date).

     Conditions to the Obligations of Arbor. The obligation of Arbor to effect the Merger is further subject to all the following conditions: (i) the performance in all material respects by CVS of its obligations and the compliance by CVS in all material respects with its covenants under the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of CVS contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time (except for representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date); and (iii) Arbor having received the legal opinion of Weil, Gotshal & Manges LLP substantially to the effect that none of Arbor's stockholders will recognize gain or loss for U.S. federal income tax purposes on their exchange of Arbor Common Stock solely for CVS Common Stock pursuant to the Merger (other than in respect of any cash received in lieu of fractional shares).

Termination of the Merger Agreement

     Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Arbor and CVS.

     (a) The Merger Agreement may be terminated by either Arbor or CVS (i) if the Merger has not been consummated by August 31, 1998; (ii) if the stockholders of Arbor fail to give the necessary approval at a duly held meeting or any adjournment thereof; or (iii) so long as the party seeking to terminate has complied in all material respects with its obligations under the covenant described above under "--Certain Covenants--Reasonable Best Efforts Covenant," if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Arbor or CVS from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable.

     (b) The Merger Agreement may be terminated by CVS if the Arbor Board shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to CVS its approval or recommendation of the Merger Agreement or the Merger or shall have recommended a Superior Proposal, or Arbor shall have entered into a definitive agreement in respect of an Acquisition Proposal with a person other than CVS or its subsidiaries (or the Arbor Board shall have resolved to do any of the foregoing).

     (c) The Merger Agreement may be terminated by Arbor if (i) the Arbor Board authorizes Arbor to enter into a binding written agreement concerning a Superior Proposal and Arbor notifies CVS in writing that it intends to enter into such an agreement, attaching the most current version of the agreement to the notice;
(ii) CVS does not make an offer, within 48 hours after receiving the notice, that the Arbor Board determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view to the Arbor stockholders as the Superior Proposal; and (iii) Arbor has paid CVS the termination fee described below.

     The right to terminate the Merger Agreement will not be available to any party that is in material breach of its obligations under the Merger Agreement or whose failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of, or resulted in, the failure to satisfy any conditions to the obligations of either party.

     If the Merger Agreement is validly terminated, the Agreement will become void (except for the provisions relating to expenses) without any liability on the part of any party unless such party is in willful material breach thereof. The confidentiality agreements entered into between CVS and Arbor and Arbor's obligations to register under the 1933 Act the Arbor Common Stock that may be acquired by CVS under the Option and Voting Agreement will continue in effect notwithstanding termination of the Merger Agreement.

     Termination Fees Payable by Arbor. Arbor has agreed to pay CVS an amount equal to $60,000,000 if (i) CVS terminates the Merger Agreement pursuant to paragraph (b) under "--Right to Terminate" above; (ii) Arbor terminates the Merger Agreement pursuant to paragraph (c) under "--Right to Terminate" above; or (iii) either CVS or Arbor terminates the Merger Agreement pursuant to paragraph (a)(ii) under "--Right to Terminate" above where (A) Arbor has not complied with its obligation to recommend approval of the Merger Agreement to its stockholders or (B) Arbor has received an Acquisition Proposal prior to the Special Meeting and enters into a definitive agreement in respect of an Acquisition Proposal within twelve months after termination of the Merger Agreement.

Other Expenses

     Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. We estimate that Merger-related fees and expenses, consisting primarily of transaction costs for fees and expenses of investment bankers, attorneys and accountants and financial printing and other related charges, will total approximately $19 million assuming the Merger is completed.

Amendments; Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if the amendment or waiver is in writing and signed, in the case of an amendment, by Arbor and CVS or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the Merger Agreement by the stockholders of Arbor, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders.

Certain Stockholder Arrangements

     Option and Voting Agreement. As an inducement and a condition to CVS entering into the Merger Agreement, Eugene Applebaum, his wife, Marcia Applebaum, and certain trusts for the benefit of their children (collectively, the "Applebaum Stockholders") entered into an Option and Voting Agreement with CVS dated as of February 8, 1998 (the "Option and Voting Agreement"). The Applebaum Stockholders own approximately 24.5% of the outstanding Arbor Common Stock. The following summary of the Option and Voting Agreement is qualified in its entirety by reference to the complete text of the Option and Voting Agreement, which is incorporated by reference herein and attached hereto as Annex C.

     Pursuant to the Option and Voting Agreement, the Applebaum Stockholders have granted CVS an irrevocable option (the "Option") to purchase all shares of Arbor Common Stock owned or subsequently acquired by the Applebaum Stockholders at an exercise price of $23 per share other than 600,000 shares of Arbor Common Stock (the "Applebaum Stockholder Shares"). The Option may be exercised by CVS in whole but not in part within one year after termination of the Merger Agreement in the event that the Merger Agreement is terminated in the circumstances described in (i), (ii) or (iii)(A) under "--Termination of the Merger Agreement--Termination Fees Payable by Arbor" above. CVS may pay for the Applebaum Stockholder Shares in cash or shares of CVS Common Stock, provided that if CVS chooses to deliver CVS Common Stock, CVS must concurrently enter into a registration rights agreement with the Applebaum Stockholders in respect of the CVS Common Stock so delivered (as described under "--Registration Rights Agreement"). The Option will terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, except if the Merger Agreement is terminated in the circumstances described in (i), (ii) or (iii)(A) under "--Termination of the Merger Agreement--Termination Fees Payable by Arbor" above.

     The Applebaum Stockholders have also agreed, among other things, to vote the Applebaum Stockholder Shares in favor of the approval and adoption of the Merger and the Merger Agreement.

     The Option and Voting Agreement provides that the Applebaum Stockholders will not, among other things, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Applebaum Stockholder Shares or any interest therein; (ii) except as contemplated by the Option and Voting Agreement, grant any proxies or powers of attorney, deposit the Applebaum Stockholder Shares into a voting trust or enter into a voting agreement with respect to the Applebaum Stockholder Shares; or
(iii) take any action that would make any representation or warranty of the Applebaum Stockholders contained in the Option and Voting Agreement untrue or incorrect or would result in a breach by the Applebaum Stockholders of their obligations thereunder or a breach by Arbor of its obligations under the Merger Agreement. In addition, the Applebaum Stockholders have agreed not to take any actions with respect to solicitation of offers to acquire Arbor or a portion of its business on substantially the same terms as described under "--Certain Covenants--No Solicitation by Arbor" above. CVS has agreed to indemnify each Applebaum Stockholder against certain liabilities.

     Registration Rights Agreement. CVS has agreed in the Merger Agreement to enter into a Registration Rights Agreement, effective as of the Effective Time, with the Applebaum Stockholders. The following summary of the Registration Rights Agreement is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, which is incorporated by reference herein and attached hereto as Exhibit B to the Merger Agreement (Annex A hereto).

     Under the Registration Rights Agreement, the Applebaum Stockholders are entitled to request, on not more than three occasions within two years after the Effective Time, that CVS effect the registration (the "Demand Registration") under the 1933 Act of the CVS Common Stock received by the Applebaum Stockholders pursuant to the Merger, the Option Agreement or any option granted by CVS to any Applebaum Stockholder (the "Registrable Securities") for sale for such Applebaum Stockholders' account, so long as the aggregate market value of the Registrable Securities to be registered pursuant to such Demand Registration is at least $100 million. The Applebaum Stockholders may make no more than one request for a Demand Registration in any six-month period. CVS may sell securities for its own account under such Demand Registration subject to certain limitations. The Applebaum Stockholders have the right to sell derivative securities related to the CVS Common Stock in connection with any Demand Registration.

     CVS is required to use its reasonable best efforts, among other things, to cause a registration statement to become effective, to keep such registration statement effective for 30 days or, if earlier, until all of the Registrable Securities proposed to be sold in the Demand Registration have been disposed of, and to assist the Applebaum Stockholders in marketing the Registrable Securities in connection with up to three underwritten offerings. Subject to certain limitations, CVS is entitled to delay the filing or effectiveness of the foregoing registrations in the case of certain material events or matters affecting CVS.

     The Applebaum Stockholders have indicated their current intent to request that their first Demand Registration be filed promptly after Effective Time so as to permit public sales of Registrable Securities as soon as practicable after CVS publicly releases the financial results of CVS and Arbor covering a 30-day period following the Effective Time.

     The Registration Rights Agreement also grants the Applebaum Stockholders certain piggyback registration rights in the event that CVS proposes to register any of its equity securities under the 1933 Act for sale for its own account (other than pursuant to a Demand Registration or on Forms S-4 or S-8) within two years after the Effective Time.

     An Applebaum Stockholder will cease to have registration rights with respect to Registrable Securities if (i) such Registrable Securities have been sold or otherwise disposed of pursuant to an effective registration statement,
(ii) all Registrable Securities held by an Applebaum Stockholder can be sold in a single transaction pursuant to Rule 144 or Rule 145 under the 1933 Act or
(iii) such Registrable Securities have been otherwise sold, transferred or disposed of by such Applebaum Stockholder to any person that is not an Applebaum Stockholder.

     CVS is required to pay customary expenses in connection with such registrations. The Applebaum Stockholders will pay, among other expenses, underwriting discounts and commissions, selling or placement agent or broker fees and commissions relating to Registrable Securities sold by them, and transfer taxes, if any, in connection with the sale of any Registrable Securities.

                              ARBOR SPECIAL MEETING

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Arbor Common Stock by the Arbor Board for use at the Special Meeting. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the Arbor stockholders on or about March 3, 1998.

Time and Place; Purpose

     The Special Meeting will be held at the Troy Marriott, 200 West Big Beaver Road, Troy, Michigan, on March 31, 1998, starting at 10:00 a.m., local time. At the Special Meeting, the stockholders of Arbor will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement and the Merger (the "Merger Proposal"), (ii) the approval of any adjournment of the Special Meeting, and (iii) such other matters as may properly come before the Special Meeting.

Voting Rights; Vote Required for Approval

     The Arbor Board has fixed the close of business on March 3, 1998
(the "Arbor Record Date") as the record date for Arbor stockholders entitled to notice of and to vote at the Special Meeting.

     The only class of Arbor capital stock entitled to notice of and to vote at the Special Meeting is the Arbor Common Stock. Only holders of record of shares of Arbor Common Stock on the Arbor Record Date are entitled to notice of and to vote at the Special Meeting. Each holder of record, as of the Arbor Record Date, of Arbor Common Stock is entitled to cast one vote per share.

     On the Arbor Record Date, there were approximately 59,365,975 shares of Arbor Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 13,500 stockholders of record.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Arbor Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Arbor Common Stock outstanding on the Arbor Record Date is required to approve and adopt the Merger Proposal.

     The directors and officers of Arbor beneficially own approximately 30% of the outstanding Arbor Common Stock. This includes the shares of Arbor Common Stock beneficially owned by Mr. Eugene Applebaum (approximately 24% of the Arbor Common Stock). The Applebaum Stockholders have agreed to vote the Applebaum Stockholder Shares in favor of the approval and adoption of the Merger and the Merger Agreement.

Proxies

     All shares of Arbor Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Merger Proposal.

     A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting with respect to the Merger Proposal. Accordingly, since the affirmative vote described above is required for approval of the Merger Proposal, a proxy marked "ABSTAIN" with respect to such proposal will have the effect of a vote against such proposal. Under NNM rules brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals, when they have not received instructions from beneficial owners. Under NNM rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger Proposal, and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Merger Proposal (i.e., "broker non-votes"). Since the affirmative vote described above is required for approval of the Merger Proposal, a "broker non-vote" with respect to such proposal will have the effect of a vote against the Merger Proposal. Accordingly, any failure to vote will have the effect of a vote against the Merger Proposal.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Arbor a signed notice of revocation or a later-dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     The cost of solicitation of proxies will be paid by Arbor. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Arbor will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Arbor has retained D.F. King to aid in the solicitation of proxies and to verify certain records related to the solicitations. D.F. King will receive customary fees, and expense reimbursement, for such services. To the extent necessary in order to ensure sufficient representation at its Meeting, Arbor may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR ARBOR COMMON STOCK WILL BE MAILED BY CVS TO FORMER ARBOR STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

Other Business; Adjournments

     The Arbor Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Special Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Special Meeting. Arbor currently does not intend to seek an adjournment of its Meeting.

                        COMPARISON OF STOCKHOLDER RIGHTS

General

     The rights of Arbor stockholders are currently governed by the Michigan Business Corporation Act (the "Michigan Law") and the articles of incorporation and bylaws of Arbor (the "Arbor Charter" and the "Arbor Bylaws," respectively). The rights of CVS stockholders are currently governed by the Delaware General Corporation Law (the "Delaware Law") and the certificate of incorporation and bylaws of CVS (the "CVS Charter" and the "CVS Bylaws," respectively). Accordingly, upon consummation of the Merger, the rights of Arbor stockholders who become CVS stockholders in the Merger will be governed by the Delaware Law, the CVS Charter and the CVS Bylaws. The following is a summary of the principal differences between the current rights of Arbor stockholders and those of CVS stockholders.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Michigan Law, the Delaware Law, the Arbor Charter, the Arbor Bylaws, the CVS Charter and the CVS Bylaws. Copies of the Arbor Charter, the Arbor Bylaws, the CVS Charter and the CVS Bylaws are incorporated by reference herein and will be sent to holders of shares of Arbor Common Stock upon request. See "Where You Can Find More Information."

Comparison of Current Arbor Stockholder Rights and Rights of CVS Stockholders Following the Merger

     The CVS Charter and the CVS Bylaws are not being amended in connection with the Merger.

     The rights of Arbor stockholders under the Michigan Law and the Arbor Charter and Arbor Bylaws prior to the Merger are substantially the same as the rights of CVS stockholders (including Arbor stockholders who become CVS stockholders as a result of the Merger) under the Delaware Law and the CVS Charter and CVS Bylaws, with the following principal exceptions.

     Authorized Capital Stock. The authorized capital stock of Arbor consists of 100,000,000 shares of Arbor Common Stock and 2,000,000 shares of preferred stock. The authorized capital of CVS is set forth under "Description of CVS Capital Stock--Authorized Capital Stock."

     Board of Directors. The Arbor Bylaws provide that the number of directors will be not less than three and not more than fifteen, as determined by the Arbor Board. The Arbor Board currently consists of six directors. The CVS Charter and the CVS Bylaws provide that the number of directors will be not less than three nor more than eighteen, as determined by CVS' Board of Directors. CVS' Board of Directors currently consists of thirteen directors.

     Special Meetings of Stockholders. Under the Arbor Bylaws, the Board of Directors, the Chairman of the Board or stockholders holding, in the aggregate, over 50% of the voting power of the issued and outstanding shares of capital stock of Arbor may call a special meeting at any time. Under the Michigan Law, a court may order a special meeting upon the application of the holders of not less than ten percent of the outstanding shares of Arbor entitled to vote at the special meeting, for good cause shown. Under the CVS Charter, special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President (or the Vice Chairman in the absence of a President) and may not be called by any other person.

     Stockholder Action by Written Consent. The Arbor Charter permits its stockholders to act by written consent whenever any action is required or permitted to be taken by a vote at a stockholder meeting; provided that any such written consent must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of Arbor entitled to vote thereon were present and voted; and provided further that the proposed action has been previously approved by the Arbor Board. The CVS Charter permits its stockholders to act by written consent whenever any action is required or permitted to be taken by a vote at a stockholder meeting; provided that any such written consent must be signed by the holders of all outstanding shares entitled to vote thereon.

     Amendment of Corporate Charter and Bylaws. Generally under the Michigan Law, any amendment of the Arbor Charter, other than those relating to certain immaterial procedural matters, requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Amendment of the Arbor Bylaws generally requires the affirmative vote of either a majority of the Board of Directors then in office or a majority of the outstanding shares present and voting. Generally, any amendment of the CVS Charter requires approval by a majority of the CVS' Board of Directors and the holders of at least a majority of the voting power of the issued and outstanding stock of CVS entitled to vote thereon. Any amendment of the CVS Bylaws requires the approval of a majority of the CVS' Board of Directors or the holders of at least a majority of the voting power of the issued and outstanding stock of CVS. Notwithstanding the foregoing, the approval of CVS stockholders holding more than two-thirds of the voting power of the then outstanding shares of CVS ESOP Preference Stock (as defined below), voting separately as a series, is required if the amendment of the CVS Charter would alter or change the powers, preferences or special rights of the shares of CVS ESOP Preference Stock so as to affect them adversely.

     Voting Rights. The Arbor Common Stock is the only class of Arbor capital stock entitled to vote generally on all matters submitted to Arbor stockholders, including the election of directors and the Merger and other transactions contemplated by the Merger Agreement. Each share of Arbor Common Stock is entitled to one vote on all matters submitted to Arbor stockholders.

     The outstanding voting securities of CVS are the shares of CVS Common Stock and shares of CVS Preference Stock, par value $1 per share ("CVS ESOP Preference Stock"). Under the Delaware Law and the CVS Charter, each share of CVS Common Stock is entitled to one vote on all matters submitted to CVS stockholders. Under the CVS Charter, the holders of CVS ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of CVS Common Stock, voting together with the CVS Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of CVS Common Stock into which such share of CVS ESOP Preference Stock could be converted on the record date for the applicable meeting (which is currently 1.2 votes, subject to adjustment in the case of certain dilutive events).

     Dividends and Repurchase of Stock. Under the Michigan Law, subject to restriction by the articles of incorporation, a corporation may pay dividends to its stockholders unless after such a distribution the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. The Arbor Charter does not provide for dividend restrictions beyond those imposed by the Michigan Law. Under the Delaware Law, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The CVS Bylaws provide that dividends may be declared and paid out of the surplus of the corporation at such times and to such extent as the CVS Board may determine.

     Under the Michigan Law, a corporation may generally acquire its own shares subject to restrictions imposed by its articles of incorporation. The Arbor Charter does not impose any such restrictions. Under the Delaware Law, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation.

     Exculpation of Directors. Both the Michigan Law and the Delaware Law have provisions relating to exculpation of directors. Each state's law authorizes corporations to adopt charter provisions providing that no director shall be personally liable to the corporation or any of its stockholders for monetary damages, with respect to the Delaware Law, for breaches of fiduciary duty and, with respect to the Michigan Law, for any action taken or any failure to take any action except in each case where such exculpation is expressly prohibited. The Arbor Charter limits the liability of the Arbor directors to the fullest extent of the Michigan law. The Michigan law prohibits exculpation for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) intentional infliction of harm on the corporation or the stockholders,
(iii) unlawful payments of dividends, unlawful loans to the directors, officers or employees of the corporation or one of its subsidiaries and unlawful distributions to stockholders during or after dissolution of the corporation without paying or providing as required for the debts, obligations and liabilities of the corporation (in each instance, only to the extent the payment or distribution exceeds the amount that could be paid lawfully) or (iv) an intentional criminal act. The Delaware Law prohibits exculpation (i) for a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,
(iii) for unlawful payments of dividends or (iv) for any transaction from which the director derived an improper personal benefit. The CVS Charter limits the liability of the CVS directors for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware Law.

     Indemnification of Directors, Officers and Others. Both the Michigan Law and the Delaware Law generally permit indemnification of directors and officers for damages and expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith with the reasonable belief that his conduct was in the best interest of the corporation and not unlawful. However, the Delaware Law, unlike the Michigan Law, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation unless the Delaware Court of Chancery approves the indemnification. The Arbor Bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by the Michigan Law. The CVS Charter provides that directors and officers shall be indemnified to the fullest extent permitted by the Delaware Law.

     Sale, Lease or Exchange of Assets and Mergers. The Michigan Law generally requires approval of a merger by the holders of a majority of the outstanding shares of the corporation entitled to vote on the plan of merger and, if a class or series is entitled to vote on the plan as a class, a majority of these stockholders as well. For a sale, lease or exchange of all or substantially all of a corporation's property in the usual and regular course of its business, the Michigan Law does not require stockholder approval. However, where such a sale, lease or exchange is not in the usual and the regular course of business, the Michigan Law requires approval by holders of a majority of the outstanding shares of the corporation entitled to vote.

     The Delaware Law requires the approval of the directors and the vote of holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The CVS Charter does not require a higher vote.

     Appraisal Rights. The rights of dissenting stockholders to obtain the fair value of their shares (so-called "appraisal rights") are similarly limited under the Michigan Law and the Delaware Law. The Michigan Law allows appraisal rights by statute for a statutory merger, a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business and for some amendments to the articles of incorporation. However, the Michigan Law, similar to the Delaware Law, does not allow appraisal rights where the corporation's shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; nor are appraisal rights available in a merger transaction where stockholders receive cash or shares that satisfy this standard.

     Under the Delaware Law, appraisal rights may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available under the Delaware Law when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available under the Delaware Law to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders as of the effective date of the merger or consolidation; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. Appraisal rights are not available under the Delaware Law in the event of sale, lease or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The CVS Charter does not grant such rights.

     Certain Business Combinations. Chapters 7A and 7B of the Michigan Law restrict the ability of certain persons to acquire control of a Michigan corporation. In general, under Chapter 7A, Business Combinations (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan corporations or their subsidiaries and an Interested Stockholder (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares) can be consummated only if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the Interested Stockholder or such stockholder's affiliates, unless five years have elapsed since the person involved became an Interested Stockholder and unless certain price and other conditions are satisfied. The board of directors may exempt Business Combinations with a particular Interested Stockholder by resolution adopted prior to the time the Interested Stockholder attained that status. The board of directors of Arbor exempted the Merger from coverage of Chapter 7A of the Michigan Law and therefore this provision does not apply to the transactions contemplated by the Merger.

     The Delaware Law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation (thereby becoming an "Interested Stockholder"), such person may not engage in certain transactions with the corporation for a period of three years. The Delaware Law includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an Interested Stockholder, or if the Interested Stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. The CVS Charter does not provide for an "opt out" from this provision of the Delaware Law and, therefore, it applies to CVS.

     The CVS Charter provides that any Business Combination (as defined below) with a Related Person (as defined below) requires, in addition to any vote required by law, the affirmative approval of at least 662/3% of the outstanding shares of voting stock, voting together as a single class, held by stockholders other than a Related Person, unless, among other things, (i) the Continuing Directors (as defined below), by at least 662/3% vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person or (ii) certain fair price criteria and disclosure obligations are satisfied. The term "Related Person" is defined to mean (a) any Person (other than CVS or any wholly owned subsidiary) that, alone or together with any affiliates and associates, is or becomes the beneficial owner of an aggregate of 10% or more of the outstanding voting stock, and (b) any affiliate or associate of any such Person, provided that the term "Related Person" shall not include (x) a Person whose acquisition of such aggregate percentage of voting stock was approved in advance by at least 662/3% of the Continuing Directors or (y) any pension, profit sharing, employee stock ownership or other employee benefit plan of CVS or any subsidiary, all of the capital stock of or equity interest in which subsidiary is owned by CVS and one or more subsidiaries or CVS, or any trustee or fiduciary when acting in such capacity with respect to any such plan. The term "Business Combination" is defined to mean (a) any merger or consolidation of CVS or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any substantial amount of the assets of CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to a Related Person, (c) the adoption of any plan or proposal for the liquidation or dissolution of CVS proposed by or on behalf of any Related Person, (d) any sale, lease, exchange, transfer or other disposition, including without limitation by way of a mortgage or any other security device, of any substantial amount of the assets of a Related Person to CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries, (e) the issuance of any securities of CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to a Related Person or to a Person that, after giving effect thereto, would be a Related Person other than the issuance of securities on a pro rata basis to all holders of stock of the same class pursuant to a stock split or stock dividend,
(f) any reclassification of CVS' securities, recapitalization of CVS, or any merger or consolidation of CVS with or into one or more of its subsidiaries or any other transaction that would have the effect, directly or indirectly, of increasing the voting power or other equity interest of a Related Person in CVS,
(g) any loan, advance, guaranty, pledge or other financial assistance by CVS, one or more of its subsidiaries or CVS and one or more of its subsidiaries to or for the benefit, directly or indirectly (except proportionately as a stockholder), of a Related Person, (h) any agreement, contract or other arrangement providing for any Business Combination and (i) any series of transactions that a majority of Continuing Directors determines are related and that, taken together, would constitute a Business Combination. The term "Continuing Director" is defined to mean a director of CVS who is not the Related Person, or an affiliate or associate of the Related Person (or a representative or nominee of the Related Person or such affiliate or associate), that is involved in the relevant Business Combination and (a) who was a member of the CVS Board immediately prior to the time that such Related Person became a Related Person or (b) whose initial election as a director was recommended by the affirmative vote of at least 662/3% of the Continuing Directors then in office, provided that, in either such case, such Continuing Director has continued in office after becoming a Continuing Director.

     There is no similar provision in the Arbor Charter.

     Control Share Acquisition. Under Chapter 7B of the Michigan Law, an entity that acquires Control Shares (as defined below) of a corporation in a control share acquisition may vote the Control Shares on any matter only if a majority of all shares, and of all non-Interested Shares (as defined below), of each class of shares entitled to vote as a class approve such voting rights. Interested Shares are shares owned by officers of a corporation, employee-directors of a corporation and the entity making the control share acquisition. Control Shares are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested stockholders. The Arbor Bylaws expressly provide that Chapter 7B of the Michigan Law does not apply to any control share acquisition of Arbor Common Stock. Chapter 7B therefore does not apply to the transactions contemplated by the Merger.

     Delaware does not have a control share acquisition statute.

                        DESCRIPTION OF CVS CAPITAL STOCK

     The summary of the terms of the capital stock of CVS set forth below does not purport to be complete and is qualified by reference to the CVS Charter and CVS Bylaws. Copies of the CVS Charter and CVS Bylaws are incorporated by reference herein and will be sent to holders of shares of CVS Common Stock and Arbor Common Stock upon request. See "Where You Can Find More Information."

Authorized Capital Stock

     Under the CVS Charter, CVS' authorized capital stock consists of 300,000,000 shares of CVS Common Stock, 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "CVS Preferred Stock"), and 50,000,000 shares of CVS ESOP Preference Stock (CVS Preferred Stock and CVS ESOP Preference Stock being referred to collectively as "Preferred Stock").

CVS Common Stock

     The holders of CVS Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the CVS Board, subject to any preferential dividend rights granted to the holders of any outstanding Preferred Stock. In the event of liquidation, each share of CVS Common Stock is entitled to share pro rata in any distribution of CVS' assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of CVS Common Stock is entitled to one vote for each share of CVS Common Stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors. In addition, holders of CVS ESOP Preference Stock are entitled to vote on all matters submitted to a vote of holders of CVS Common Stock, voting together with the CVS Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of CVS Common Stock into which such share of CVS ESOP Preference Stock could be converted on the record date for the applicable meeting, which is currently 1.2 votes (subject to adjustment in the case of certain dilutive events).

     Holders of CVS Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption rights or sinking fund provisions with respect to CVS Common Stock. The outstanding shares of CVS Common Stock are, and the shares of CVS Common Stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

CVS Preferred Stock and CVS Preference Stock

     As of February 8, 1998, (i) approximately 5,321,168 shares of CVS ESOP Preference Stock were issued and outstanding and (ii) no other shares of Preferred Stock were issued or outstanding. Under the CVS Charter, the CVS Board has the authority, without further stockholder approval but subject to certain limitations set forth in the CVS Charter, to create one or more series of Preferred Stock, to issue shares of Preferred Stock in such series up to the maximum number of shares of the relevant class of Preferred Stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the CVS Board could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of CVS Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of CVS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of CVS' management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of CVS without any further action by the stockholders of CVS. CVS has no present intention to adopt a shareholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

     ChaseMellon Shareholder Services, LLC is the transfer agent and registrar for the CVS Common Stock.

Stock Exchange Listing; Delisting and Deregistration of Arbor Common Stock

     It is a condition to the Merger that the shares of CVS Common Stock issuable in the Merger be approved for listing on the NYSE on or prior to the Effective Time, subject to official notice of issuance. If the Merger is consummated, Arbor Common Stock will cease to be listed on the NNM.

                                  LEGAL MATTERS

     The validity of the CVS Common Stock to be issued to Arbor stockholders pursuant to the Merger will be passed upon by Davis Polk & Wardwell, special counsel to CVS. It is a condition to the consummation of the Merger that Arbor receive an opinion from Weil, Gotshal & Manges, LLP, special counsel to Arbor, to the effect that, among other things, Arbor stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). See "The Merger Agreement--Conditions to the Merger" and "The Merger--Certain U.S. Federal Income Tax Consequences."

                                     EXPERTS

     The consolidated financial statements and schedules of CVS Corporation and its subsidiaries as of December 31, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1996 have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Arbor Drugs, Inc. and its subsidiaries as of July 31, 1997 and July 31, 1996 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years ended July 31, 1997 incorporated by reference in this Proxy
Statement/Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     CVS and Arbor file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     CVS filed a Registration Statement on Form S-4 to register with the SEC the CVS Common Stock to be issued to Arbor stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of CVS in addition to being a proxy statement of Arbor for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

CVS SEC Filings (File No. 1-1011)       Period
---------------------------------       ------
Annual Report on Form 10-K/A            Fiscal Year ended December 31, 1996
Quarterly Reports on Form 10-Q          Fiscal Quarter ended March 29,
                                         1997, June 28, 1997 and September 27,
                                         1997
Current Reports on Form 8-K             Filed on February 7, 1997, March 26,
                                         1997, May 30, 1997, July 16, 1997,
                                         July 17, 1997 and February 11, 1998
The description of CVS Common Stock     Filed on November 5, 1996
  set forth in the Registration
  Statement on Form 8-B

Arbor SEC Filings (File No. 0-11491)    Period
------------------------------------    ------
Annual Report on Form 10-K              Fiscal Year ended July 31, 1997
Quarterly Reports on Form 10-Q          Fiscal Quarter ended October 31, 1997
Current Reports on Form 8-K             Filed on February 10, 1998

     We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

     CVS has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to CVS, and Arbor has supplied all such information relating to Arbor.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

        CVS Corporation                             Arbor Drugs, Inc.
        One CVS Drive                               3331 West Big Beaver Road
        Woonsocket, RI  02895                       Troy, MI  48084
        Tel:  (914) 722-4704                        Tel:  (248) 643-9420

     If you would like to request documents from us, please do so by March 24, 1998 to receive them before the Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED MARCH 3, 1009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROPSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO ARBOR STOCKHOLDERS NOR THE ISSUANCE OF CVS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.



                              LIST OF DEFINED TERMS

Defined Term                                                            Page No.
------------                                                            --------


1933 Act....................................................................22
1993 Stock Option Plan......................................................34
1996 Stock Option Plan......................................................34
1998E P/E Multiple..........................................................31
1998E P/E/IBES LT Growth Rate Multiple......................................31
1999E P/E Multiple..........................................................31
Acquisition Proposal........................................................39
affiliates..................................................................22
Antitrust Division..........................................................21
Applebaum Stockholder.......................................................43
Applebaum Stockholder Shares................................................43
appraisal rights............................................................49
Arbor ......................................................................14
Arbor Board Approval........................................................33
Arbor Bylaws................................................................46
Arbor Charter...............................................................46
Arbor Common Stock..........................................................14
Arbor Record Date...........................................................45
broker non-votes............................................................45
Business Combination........................................................50
Change in Control...........................................................33
Change in Control Agreements................................................33
Code  ......................................................................20
Consulting Agreement........................................................35
Continuing Director.........................................................50
Continuing Employees........................................................36
Covered Management Employees................................................33
CSFB  ......................................................................15
CVS   ......................................................................14
CVS Bylaws..................................................................46
CVS Charter.................................................................46
CVS Common Stock............................................................14
CVS ESOP Preference Stock...................................................47
CVS Preferred Stock.........................................................51
Delaware Law................................................................46
Demand Registration.........................................................44
EBITDAL.....................................................................31
Effective Time..............................................................14
Engagement Letter...........................................................32
Exchange Agent..............................................................38
Exchange Ratio..............................................................37
FIFO  .......................................................................6
Footstar....................................................................23
FTC   ......................................................................21
GAAP  ......................................................................20
Goldman Sachs...............................................................14
Goldman Sachs Opinion.......................................................30
Good Reason.................................................................33
HSR Act.....................................................................21
IBES  ......................................................................31
IBES Estimates..............................................................31
Interested Stockholder......................................................49
J.C. Penney.................................................................31
Levered Multiple for LTM EBIT...............................................31
Levered Multiple for LTM EBITDAL............................................31
Levered Multiple for LTM Sales..............................................31
LIFO  .......................................................................6
LTM   ......................................................................31
Merger......................................................................14
Merger Agreement............................................................14
Merger Proposal.............................................................44
Merger Subsidiary...........................................................14
Michigan Law................................................................46
Named Officers..............................................................34
NNM   ......................................................................23
NYSE  ......................................................................21
Option......................................................................43
Option and Voting Agreement.................................................43
Preferred Stock.............................................................51
Registrable Securities......................................................44
Related Person..............................................................50
Revco .......................................................................8
Rite Aid....................................................................31
SEC   .......................................................................6
Selected Companies..........................................................31
Selected Transactions.......................................................31
Special Meeting.............................................................14
Superior Proposal...........................................................39


                                                                       ANNEX A






                         AGREEMENT AND PLAN OF MERGER

                                  dated as of


                               February 8, 1998*

                                     among

                               CVS CORPORATION,

                               ARBOR DRUGS, INC.

                                      AND

                             RED ACQUISITION, INC.



*(Text reflects the First Amendment dated as of March 2, 1998 to Agreement and Plan of Merger, but the Agreement and Plan of Merger dated as of February 8, 1998 has not been amended and restated.)











                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----
                                   ARTICLE 1
                                  The Merger

Section 1.1.  The Merger...................................................A-1
Section 1.2.  Conversion of Shares.........................................A-2
Section 1.3.  Surrender and Payment........................................A-2
Section 1.4.  Stock Options................................................A-3
Section 1.5.  Fractional Shares............................................A-4
Section 1.6.  Adjustments..................................................A-5

                                   ARTICLE 2
                           The Surviving Corporation

Section 2.1.  Articles of Incorporation....................................A-5
Section 2.2.  Bylaws.......................................................A-5
Section 2.3.  Directors and Officers.......................................A-5

                                   ARTICLE 3
                   Representations and Warranties of Company

Section 3.1.  Organization and Power.......................................A-6
Section 3.2.  Corporate Authorization......................................A-6
Section 3.3.  Governmental Authorization...................................A-6
Section 3.4.  Non-contravention............................................A-7
Section 3.5.  Capitalization of Company....................................A-7
Section 3.6.  Capitalization of Subsidiaries...............................A-8
Section 3.7.  SEC Filings..................................................A-8
Section 3.8.  Financial Statements.........................................A-8
Section 3.9.  Disclosure Documents.........................................A-8
Section 3.10. Information Supplied.........................................A-8
Section 3.11. Absence of Certain Changes...................................A-9
Section 3.12. No Undisclosed Material Liabilities.........................A-10
Section 3.13. Litigation..................................................A-10
Section 3.14. Taxes.......................................................A-10
Section 3.15. Employee Benefit Plans; ERISA...............................A-11
Section 3.16. Compliance with Laws; No Default; No Non-Competes...........A-12
Section 3.17. Finders' Fees...............................................A-13
Section 3.18. Environmental Matters.......................................A-13
Section 3.19. Assets......................................................A-13
Section 3.20. Opinion of Financial Advisor................................A-14
Section 3.21. Transactions with Affiliates................................A-14
Section 3.22. Pooling; Tax Treatment......................................A-14
Section 3.23. Pooling Letter..............................................A-14
Section 3.24. Takeover Statutes...........................................A-14
Section 3.25. Affiliates..................................................A-15

                                   ARTICLE 4
                   Representations and Warranties of Parent

Section 4.1.  Organization and Power......................................A-15
Section 4.2.  Corporate Authorization.....................................A-15
Section 4.3.  Governmental Authorization..................................A-15
Section 4.4.  Non-contravention...........................................A-16
Section 4.5.  Capitalization of Parent....................................A-16
Section 4.6.  Capitalization of Subsidiaries..............................A-16
Section 4.7.  SEC Filings.................................................A-17
Section 4.8.  Financial Statements........................................A-17
Section 4.9.  Disclosure Documents........................................A-17
Section 4.10. Information Supplied........................................A-17
Section 4.11. Absence of Certain Changes..................................A-18
Section 4.12. No Undisclosed Material Liabilities.........................A-19
Section 4.13. Litigation..................................................A-19
Section 4.14. Taxes.......................................................A-19
Section 4.15. Employee Benefits, ERISA....................................A-20
Section 4.16. Compliance with Laws; No Default; No Non-Competes...........A-20
Section 4.17. Finders' Fees...............................................A-21
Section 4.18. Environmental Matters.......................................A-21
Section 4.19. Assets......................................................A-21
Section 4.20. Accounting Matters..........................................A-22
Section 4.21. Pooling Letter..............................................A-22
Section 4.22. Takeover Statutes...........................................A-22
Section 4.23. Merger Subsidiary...........................................A-22

                                   ARTICLE 5
                                   Covenants

Section 5.1.  Conduct of Company..........................................A-22
Section 5.2.  Conduct of Parent...........................................A-24
Section 5.3.  Stockholder Meeting; Proxy Materials; Form S-4..............A-25
Section 5.4.  Access to Information.......................................A-25
Section 5.5.  No Solicitation.............................................A-26
Section 5.6.  Notices of Certain Events...................................A-27
Section 5.7.  Reasonable Best Efforts.....................................A-27
Section 5.8.  Cooperation.................................................A-27
Section 5.9.  Public Announcements........................................A-28
Section 5.10. Further Assurances..........................................A-28
Section 5.11. Affiliates; Registration Rights.............................A-28
Section 5.12. Director and Officer Liability..............................A-28
Section 5.13. Obligations of Merger Subsidiary............................A-29
Section 5.14. Listing of Stock............................................A-29
Section 5.15. Antitakeover Statutes.......................................A-29
Section 5.16. Tax and Accounting Treatment................................A-29
Section 5.17. Employee Benefits...........................................A-29
Section 5.18. Parent Board of Directors...................................A-30
Section 5.19. Combined Financial Results..................................A-30
Section 5.20. Charitable Commitment.......................................A-30
Section 5.21. Parent's Registration Rights................................A-30

                                   ARTICLE 6
                           Conditions to the Merger

Section 6.1.  Conditions to the Obligations of Each Party.................A-31
Section 6.2.  Conditions to the Obligations of Parent and Merger
              Subsidiary..................................................A-31
Section 6.3.  Conditions to the Obligations of Company....................A-32

                                   ARTICLE 7
                                  Termination

Section 7.1.  Termination.................................................A-32
Section 7.2.  Effect of Termination.......................................A-33

                                   ARTICLE 8
                                 Miscellaneous

Section 8.1.  Notices.....................................................A-33
Section 8.2.  Entire Agreement; Non-survival of Representations and
              Warranties; Third Party Beneficiaries.......................A-34
Section 8.3.  Amendments; No Waivers......................................A-35
Section 8.4.  Expenses....................................................A-35
Section 8.5.  Successors and Assigns......................................A-35
Section 8.6.  Governing Law...............................................A-35
Section 8.7.  Jurisdiction................................................A-36
Section 8.8.  Counterparts; Effectiveness.................................A-36
Section 8.9.  Interpretation..............................................A-36
Section 8.10. Severability................................................A-36
Section 8.11. Specific Performance........................................A-36
Section 8.12. Joint and Several Liability.................................A-36


Schedules

Exhibit A   Option and Voting Agreement
Exhibit B   Registration Rights Agreement
Exhibit C-1 Affiliate's Letter Relating to Pooling (Company)
Exhibit C-2 Affiliate's Letter Relating to Pooling (Parent)
Exhibit C-3 Affiliate's Letter (Company)
Exhibit D   Form of Tax Certificate (Parent)
Exhibit E   Form of Tax Certificate (Company)


                         AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER dated as of February 8, 1998* among CVS Corporation, a Delaware corporation ("Parent"), Arbor Drugs, Inc., a Michigan corporation ("Company"), and Red Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

______________
*Text reflects the First Amendment dated as of March 2, 1998 to Agreement and Plan of Merger, but the Agreement and Plan of Merger dated as of February 8, 1998 has not been amended and restated.


               WHEREAS, the respective Boards of Directors of Parent and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of Company by Parent on the terms and conditions set forth herein;

               WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder;

               WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

               WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into an Option and Voting Agreement with certain stockholders of Company ("Selling Stockholders") in the form of Exhibit A hereto (the "Option Agreement") pursuant to which, among other things, each Selling Stockholder has agreed (i) under certain circumstances to sell the shares of Company Common Stock owned by such Selling Stockholder to Parent and (ii) to vote the shares of Company Common Stock owned by such Selling Stockholder in favor of this Agreement and the Merger provided for herein;

               NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:



                                   ARTICLE 1
                                  The Merger

               Section 1.1. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Subsidiary shall be merged (the "Merger") with and into Company in accordance with the Michigan Business Corporation Act (the "Michigan Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Company shall continue as the surviving corporation (the "Surviving Corporation").

               (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") which shall be no later than the second business day after satisfaction of the conditions set forth in
Article 6, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

               (c) Upon the Closing, Company and Merger Subsidiary will file a certificate of merger with the Michigan Department of Consumer and Industry Services and make all other filings or recordings required by Michigan Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Michigan Department of Consumer and Industry Services or at such later time as is agreed by Parent and Company and specified in the certificate of merger (the "Effective Time").

               (d)  The Merger shall have the effects set forth in Section
450.1724 of the Michigan Law.

               Section 1.2.  Conversion of Shares.  (a) At the Effective Time:

                          (i) each share of Common Stock, par value $0.01
               per share, of Company ("Company Common Stock") owned by Parent or any Subsidiary (as hereinafter defined) of Parent immediately prior to the Effective Time shall be canceled, and no Parent Common Stock or other consideration shall be delivered in exchange therefor;

                         (ii) each share of common stock of Merger
               Subsidiary ("Merger Subsidiary Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                        (iii) each share (each, a "Share" and collectively,
               the "Shares") of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive the number of shares of fully paid and non-assessable Common Stock, par value $0.01 per share ("Parent Common Stock"), of Parent equal to that number (the "Exchange Ratio") (rounded to the nearest ten-thousandth) determined by dividing $23 by the Parent Average Closing Price; provided that the Exchange Ratio (x) shall not be less than 0.3182 and (y) shall not exceed 0.3660 ((x) and (y) being referred to as "Collars").

               For purposes of this Agreement, "Parent Average Closing Price" means the average closing price per share of the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the Random Trading Days and "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the date of the Company Stockholders Meeting (with the Random Trading Days selected by lot by Parent and Company at 5:00 p.m. New York time on the fifth trading day prior to the date of the Company Stockholders Meeting).

               (b) From and after the Effective Time, all Shares converted in accordance with Section 1.02(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as hereinafter defined) and any dividends payable pursuant to
Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

               (c) The Parent Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of Parent Common Stock as specified below) is referred to herein as the "Merger Consideration".

               (d) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority (as hereinafter defined).

               Section 1.3. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to Company (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.02 in exchange for outstanding shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing Parent Common Stock and Company Common Stock shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing Shares in exchange for the certificates representing Parent Common Stock.

               (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.03(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.03(f).

               (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

               (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this
Article 1.

               (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends payable pursuant to Section 1.03(f) in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

               (f) No dividends or other distributions with respect to Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.03. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the Parent Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of Parent Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

               Section 1.4. Stock Options. (a) As soon as practicable following the date of this Agreement, Parent and Company (or, if appropriate, any committee of the Board of Directors of Company administering Company's Amended and Restated Stock Option Plan and 1996 Stock Option Plan (collectively, the "Company Option Plans") shall take such action as may be required to effect the following provisions of this Section 1.04(a). The terms of each outstanding option granted by Company to purchase shares of Company Common Stock under the Company Option Plans (a "Company Stock Option"), whether vested or unvested, shall be adjusted as necessary to provide that at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (after giving effect to the existing provisions in the Company Option Plans or related option agreements that provide for the automatic acceleration of vesting upon consummation of a change of control of Company), the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (assuming for this purpose that such option were then exercisable), at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); provided that (after aggregating all the Shares of a holder subject to Company Stock Options) any fractional share of Parent Common Stock resulting from such calculation for such holder shall be rounded down to the nearest whole share; and provided further that, in the case of any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such Adjusted Option shall be determined in such manner so as to comply with Section 424 of the Code. Upon exercise of an Adjusted Option, a cash payment shall be made to the holder of such Adjusted Option for the fractional share of Parent Common Stock referred to in the preceding sentence. For purposes of determining the amount of such payment the price of the Parent Common Stock shall be the average closing price per share of the Parent Common Stock on the NYSE for the five trading days immediately prior to the date of exercise.

               (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04 after giving effect to the Merger).

               (c) Parent shall take such actions as are necessary for the assumption of the Company Option Plans pursuant to this Section 1.04, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section
1.04. Parent shall prepare and file with the SEC (as hereinafter defined) a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to Company Stock Options issued under such Company Option Plans and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering such Company Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the 1934 Act (as hereinafter defined), where applicable, Parent shall use all reasonable efforts to administer the Company Option Plans assumed pursuant to this Section 1.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the applicable Company Option Plan complied with such rule prior to the Merger.

               Section 1.5. Fractional Shares. (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.05, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of the number of shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 1.03(a) over the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

               (b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to the holders of Shares shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

               (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

               Section 1.6. Adjustments. In the event of any split, combination or reclassification of the outstanding Parent Common Stock or any issuance of any other securities in exchange or in substitution for outstanding shares of Parent Common Stock at any time during the period from the date of this Agreement to the Effective Time, Company and Parent shall make such adjustment to the Exchange Ratio and the Collars as Company and Parent shall mutually agree so as to preserve the economic benefits that Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.



                                   ARTICLE 2
                           The Surviving Corporation

               Section 2.1. Articles of Incorporation. The articles of incorporation of Merger Subsidiary shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Michigan Law and the articles of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and
(b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.



                                   ARTICLE 3
                   Representations and Warranties of Company

               Company represents and warrants to Parent that:

               Section 3.1. Organization and Power. Each of Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement. Schedule 3.01 sets forth a complete list of Company's Subsidiaries that are "significant subsidiaries", as such term is defined in
Section 1-02 of Regulation S-X under the 1934 Act (each, a "Significant Subsidiary"). Company has heretofore delivered to Parent true and complete copies of Company's articles of incorporation and bylaws as currently in effect.

               Section 3.2. Corporate Authorization. The execution, delivery and performance by Company of this Agreement and the consummation by Company of the transactions contemplated hereby are within Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law).

               Section 3.3. Governmental Authorization. The execution, delivery and performance by Company of this Agreement, and the consummation by Company of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Consumer and Industry Services and appropriate documents with the relevant authorities of other states in which Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Parent's or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy board, alcoholic beverage commission and lottery commission in Michigan; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; and (i) filings and notices not required to be made or given until after the Effective Time.

               Section 3.4.  Non-contravention.  Except as set forth on
Schedule 3.04, the execution, delivery and performance by Company of this Agreement do not, and the consummation by Company of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 3.02, contravene or conflict with the articles of incorporation, bylaws or similar organizational documents of Company or any of its Significant Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Company or any Subsidiary of Company, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Company or any Subsidiary of Company or to a loss of any benefit to which Company or any Subsidiary of Company is entitled under any provision of any agreement, contract or other instrument binding upon Company or any Subsidiary of Company and which either has a term of more than one year or involves the payment or receipt of money in excess of $250,000 (a "Company Agreement") or any license, franchise, permit or other similar authorization held by Company or any Subsidiary of Company, or (d) result in the creation or imposition of any Lien on any asset of Company or any Subsidiary of Company, except for such contraventions, conflicts or violations referred to in clause
(b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               Section 3.5. Capitalization of Company. (a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of the close of business on January 31, 1998, 59,363,555 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are reserved for issuance under Company's 401(k) Savings Plan, 750,000 shares of Company Common Stock are reserved for issuance under Company's Employee Stock Purchase Plan, 8,352,195 shares of Company Common Stock are reserved for issuance pursuant to options previously granted pursuant to the Company Stock Option Plans and no shares of the Company Preferred Stock are issued or outstanding. All holders of Company Common Stock as of the record date will be entitled to vote with respect to the Merger. All the outstanding shares of Company's capital stock are, and all shares which may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in this
Section 3.05 or in Schedule 5.01, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01(f),
(iii) for changes since January 31, 1998 resulting from the exercise of employee and director stock options outstanding on such date and (iv) for Shares that may be issued as provided in Section 5.01(f), there are outstanding (x) no shares of capital stock or other voting securities of Company, (y) no securities of Company convertible into or exchangeable for shares of capital stock or voting securities of Company, and (z) no options, warrants or other rights to acquire from Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Company, obligating Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company or obligating Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). None of Company or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement. Except as permitted by this Agreement, the number of shares of Company Common Stock outstanding is not subject to change prior to the Effective Time. Except as permitted by this Agreement, following the Merger, neither Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

               (b) There are no voting trusts or other agreements or understandings to which Company or any Subsidiary of Company is a party with respect to the voting of the capital stock of Company or any Subsidiary of Company.

               Section 3.6. Capitalization of Subsidiaries. Except as set forth in Schedule 3.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Company, is owned by Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Company or any Subsidiary of Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Company, or (ii) options or other rights to acquire from Company or any Subsidiary of Company, and no other obligation of Company or any Subsidiary of Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities").

               Section 3.7. SEC Filings. (a) Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since July 31, 1996 (the "Company SEC Documents").

               (b) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

               (c) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Company SEC Document.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Company included in Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 (the "Company 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1997 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of Company as of July 31, 1997 set forth in the Company 10-K and "Company Balance Sheet Date" means July 31, 1997.

               Section 3.9. Disclosure Documents. Neither the proxy statement of Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the proxy statement or any such amendment or supplement is first mailed to shareholders of Company or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the 1934 Act. No representation or warranty is made by Company in this Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

               Section 3.10. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Form S-4 (as hereinafter defined) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

               Section 3.11. Absence of Certain Changes. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 3.11, since the Company Balance Sheet Date, Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

               (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Company, except for general economic changes, changes that affect the industry of Company or any of its Subsidiaries generally, and changes in Company's business after the date hereof attributable solely to the execution of this Agreement or actions taken by Parent;

               (b) except for a dividend payable in Company Common Stock on the Company Common Stock (all effects of which are reflected in Section
3.05 of this Agreement) and an increase to $.06 per share of the regular quarterly cash dividend on the Company Common Stock, each as authorized by the Company's Board of Directors in December 1997, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Company, or any repurchase, redemption or other acquisition by Company or any Subsidiary of Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company or any Subsidiary of Company;

               (c) any amendment of any term of any outstanding security of Company or any Subsidiary of Company that would increase the obligations of Company or such Subsidiary under such security;

               (d) (x) any incurrence or assumption by Company or any Subsidiary of Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures disclosed in writing to Parent shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.01 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Company or any Subsidiary of Company for the obligations of any other Person (other than any wholly owned Subsidiary of Company), other than in the ordinary course of business consistent with past practice;

               (e) any creation or assumption by Company or any Subsidiary of Company of any Lien on any material asset of Company or any Subsidiary of Company other than in the ordinary course of business consistent with past practices;

               (f) any making of any loan, advance or capital contribution to or investment in any Person by Company or any Subsidiary of Company other than (i) any acquisition permitted by Section 5.01, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Company or (iii) loans or advances to employees of Company or any Subsidiary of Company made in the ordinary course of business consistent with past practices;

               (g) (i) any contract or agreement entered into by Company or any Subsidiary of Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Company or any Subsidiary of Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

               (h) any material change in any method of accounting or accounting principles or practice by Company or any Subsidiary of Company, except for any such change required by reason of a change in GAAP; or

               (i) except for items permitted by Section 5.17, any (i) grant of any severance or termination pay to any director, officer or employee of Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Company or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices.

               Section 3.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Company or any Subsidiary of Company since the Company Balance Sheet Date, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

                (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Company; or

                (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

               Section 3.13. Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Company, threatened against or affecting, Company or any Subsidiary of Company or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company.

               Section 3.14. Taxes. (a) Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any Subsidiary is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true and complete in all material respects;

                (b) Company and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established or will timely establish (or has had or will timely have established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time;

                (c) The federal income Tax Returns of Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "Service") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1995;

               (d) There are no material Liens or encumbrances for Taxes on any of the assets of Company or its Subsidiaries (other than for current Taxes not yet due and payable);

               (e) Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

               (f) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to any material Taxes or Tax Return of Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding; and

               (g) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts, and any joint, several and/or transferee liabilities, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

               Section 3.15. Employee Benefit Plans; ERISA. (a) Except as set forth in Schedule 3.15(a), there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Company would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Company or any of its Subsidiaries has or may have a liability (the "Company Benefit Plans"). Except as disclosed in Schedule 3.15(a) (or as otherwise permitted by this Agreement): (1) neither Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of Company or any ERISA Affiliate; and (2) since October 31, 1997, there has been no change, amendment, modification to, or adoption of, any Company Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Company.

               (b) With respect to each Company Benefit Plan, except as disclosed in Schedule 3.15(b) or as would not, individually or in the aggregate, have a Material Adverse Effect on Company: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

               (c) None of the Company Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

               (d) Except as disclosed in Schedule 3.15(d), neither Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Company or that has not been reflected on Company's consolidated financial statements.

               (e) With respect to each Company Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in Schedule 3.15(e), no such plan provides medical or death benefits with respect to current or former employees of Company or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Company.

               (f) Except with respect to payments under the agreements and programs specified in Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Company Benefit Plan.

               (g) Except as disclosed in Schedule 3.15(a), there is no Company Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

               (h) Schedule 3.15(h) identifies each collective bargaining agreement to which Company or any of its Significant Subsidiaries is a party and copies of each such agreement have been furnished to or made available to Parent. Except as set forth on Schedule 3.15(h), or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Company, (i) there is no labor strike, slowdown or work stoppage or lockout against Company or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Company, no question concerning representation exists with respect to the employees of Company or any of its Significant Subsidiaries.

               Section 3.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Company nor any of its Subsidiaries is in violation of or, since December 31, 1996, has been in violation of or has failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Company.

               (b) Each Company Agreement is a valid, binding and enforceable obligation of Company and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Company. None of Company or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in
Schedule 3.16, any Company Agreement and except, in the case of clause (ii) above for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Company. Company has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Company. Except as disclosed in Schedule 3.16, neither Company nor any Subsidiary of Company is a party to any agreement that expressly limits the ability of Company or any Subsidiary of Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on Company.

               Section 3.17. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Company or any Subsidiary of Company upon consummation of the transactions contemplated by this Agreement.

               Section 3.18. Environmental Matters. (a) Except as set forth in the Company 10-K:

                          (i) no notice, notification, demand, request for
               information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Company or any Subsidiary of Company, is threatened by any Person against, Company or any Subsidiary of Company with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company;

                         (ii) no Hazardous Substance has been discharged,
               disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Company, previously owned, leased or operated by Company or any Subsidiary of Company, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Company; and

                        (iii) there are no Environmental Liabilities that,
               individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Company.

               (b) For purposes of this Section, the following terms shall have the meanings set forth below:

                          (i) "Company" and "Subsidiary of Company" shall
               include any entity which is, in whole or in part, a predecessor of Company or any of its Subsidiaries;

                         (ii) "Environmental Laws" means any and all
               federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

                        (iii) "Environmental Liabilities" means any and all
               liabilities of or relating to Company or any Subsidiary of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and (B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

                         (iv) "Hazardous Substances" means any pollutant,
               contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

               Section 3.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Company and its Subsidiaries, taken as a whole, are sufficient to permit Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Company. All material real property owned by Company and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Company included in the Company SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, and (C) Liens that do not materially adversely interfere with any present use of such property.

               Section 3.20. Opinion of Financial Advisor. Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion, the Exchange Ratio to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view, and such opinion has not been withdrawn.

               Section 3.21. Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date hereof or in Schedule 3.21, since the Company Balance Sheet Date there have been no transactions, agreements, arrangements or understandings between Company or its Subsidiaries, on the one hand, and Company's Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act. For purposes of this Agreement, the term "Affiliate", when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate", the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               Section 3.22.  Pooling; Tax Treatment.    (a)  The Company
intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

               (b) Neither Company nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

               Section 3.23. Pooling Letter. Company has received a letter from Coopers & Lybrand LLP dated as of the date hereof and addressed to Company, a copy of which has been delivered to Parent, stating that Coopers & Lybrand LLP believes that the acquisition of Company by Parent should be treated as a "pooling of interests" as described in Section 3.22(a).

               Section 3.24. Takeover Statutes. The Board of Directors of Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by the Merger, this Agreement and the Option Agreement, including, but not limited to, all actions required to render the provisions of Section 775 through Section 784 of the Michigan Law restricting business combinations with "interested shareholders" inapplicable to such transactions and to provide that none of Parent, Merger Subsidiary or any of their affiliates shall become an "interested shareholder" upon the execution and delivery of the Option Agreement or the acquisition of Company Common Stock pursuant thereto, such that any business combination thereafter proposed among Parent or Merger Subsidiary or their affiliates and the Company shall be exempt from the requirements of such Sections. The Company has taken all action necessary to opt out of Sections 790 through 799 of the Michigan Law in order to render the provisions of such statutes restricting voting rights of "control shares" inapplicable to Company Common Stock acquired by Parent, Merger Subsidiary or their affiliates pursuant to the Merger or the Option Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

               Section 3.25. Affiliates. Schedule 3.25 sets forth each Person who, as of the date hereof, is, to the best of Company's knowledge, deemed to be an Affiliate of Company.


                                   ARTICLE 4
                   Representations and Warranties of Parent

               Parent represents and warrants to Company that:

               Section 4.1. Organization and Power. Each of Parent and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Schedule 4.01 sets forth a complete list of Parent's Significant Subsidiaries. Parent has delivered to Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent or Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at law). The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, require no action, by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Consumer and Industry Services and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy board, alcoholic beverage commission and lottery commission in Michigan; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and (i) filings and notices not required to be made or given until after the Effective Time.

               Section 4.4.  Non-contravention.  Except as set forth on
Schedule 4.04, the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not (a) contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $1,000,000 (a "Parent Agreement") or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

               Section 4.5. Capitalization of Parent. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock (subject to any changes in the capital structure of Parent after the date hereof and prior to the Effective Date that would cause an appropriate adjustment pursuant to Section 1.06), 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "Parent Preferred Stock"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "Parent ESOP Preference Stock"). As of the close of business on December 31, 1997, (i) 172,802,881 shares of Parent Common Stock are issued and outstanding, 5,680,101 shares of Parent Common Stock are held in Parent's treasury, 6,160,452 shares of Parent Common Stock are reserved for issuance upon conversion of shares of Parent ESOP Preference Stock, 9,863,709 shares of Parent Common Stock are reserved for additional grants under option and other stock-based plans and 5,395,082 shares of Parent Common Stock are reserved for issuance pursuant to options previously granted pursuant to Parent option plans, (ii) 5,324,504 shares of Parent ESOP Preference Stock are issued and outstanding, and (iii) no shares of Parent Preferred Stock are issued or outstanding. All the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to Parent option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this
Section 4.05, except for the transactions contemplated by this Agreement (including those permitted in Section 5.02(d)), and except for changes since December 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof, there are outstanding
(x) no shares of capital stock or other voting securities of Parent, (y) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, and (z) no options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Parent Securities"). None of Parent or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, including as a result of the transactions contemplated by this Agreement.

               (b) Except for the provisions relating to the voting of Parent's ESOP Preference Stock by the applicable trustee in accordance with the instructions of plan participants, there are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of the capital stock of Parent or any Subsidiary of Parent.

               Section 4.6. Capitalization of Subsidiaries. Except as set forth in Schedule 4.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent, or (ii) options or other rights to acquire from Parent or any Subsidiary of Parent, and no other obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the "Parent Subsidiary Securities"). The authorized capital stock of Merger Subsidiary consists of 60,000 shares of Merger Subsidiary Common Stock, of which 100 shares are outstanding. The number of shares of Merger Subsidiary Common Stock outstanding is not subject to change prior to the Effective Time.

               Section 4.7. SEC Filings. (a) Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "Parent SEC Documents").

               (b) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

               (c) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Parent SEC Document.

               Section 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in Parent's Current Report on Form 8-K (filed on July 17,
1997) for the fiscal year ended December 31, 1996 (the "Parent 8-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 1996 set forth in the Parent 8-K.

               Section 4.9. Disclosure Documents. (a) The Registration Statement on Form S-4 of Parent (the "Form S-4") to be filed under the 1933 Act relating to the issuance of Parent Common Stock in the Merger, that may be required to be filed with the SEC in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act.

               (b) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in the Form S-4.

               Section 4.10. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company and at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               Section 4.11. Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 4.11 and except in connection with the Permitted Parent Transactions (as hereinafter defined), since September 30, 1997, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

               (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Parent, except for general economic changes and changes that affect the industry of Parent or any of its Subsidiaries generally;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than payment of Parent's regular quarterly cash dividend on Parent Common Stock, payment of required dividends on Parent ESOP Preference Stock and any other changes in the capital structure of Parent that would be reflected by an appropriate adjustment pursuant to Section 1.06) or any repurchase, redemption or other acquisition by Parent or any Subsidiary of Parent of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any Subsidiary of Parent;

               (c) any amendment of any term of any outstanding security of Parent or any Subsidiary of Parent that would materially increase the obligations of Parent or such Subsidiary under such security;

               (d) (x) any incurrence or assumption by Parent or any Subsidiary of Parent of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder except to the extent of the amount required to refinance any indebtedness for borrowed money of Company and its Subsidiaries as of the Closing Date) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or
(B) in connection with the transactions contemplated by this Agreement, or
(y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Parent or any Subsidiary of Parent for the obligations of any other Person (other than any Subsidiary of Parent), other than in the ordinary course of business consistent with past practice or in connection with obligations of Company and its Subsidiaries assumed at the Effective Time;

               (e) any creation or assumption by Parent or any Subsidiary of Parent of any Lien on any material asset of Parent or any Subsidiary of Parent other than in the ordinary course of business consistent with past practices;

               (f) any making of any loan, advance or capital contribution to or material investment in any Person by Parent or any Subsidiary of Parent other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Parent or (ii) loans or advances to employees of Parent or any Subsidiary of Parent made in the ordinary course of business consistent with past practices;

               (g) (i) any contract or agreement entered into by Parent or any Subsidiary of Parent on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Parent or any Subsidiary of Parent of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Parent, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement and other than dispositions of stores acquired in the Revco transaction; or

               (h) any material change in any method of accounting or accounting principles or practice by Parent or any Subsidiary of Parent, except for any such change required by reason of a change in GAAP.

               Section 4.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Parent or any Subsidiary of Parent since December 31, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (a) liabilities or obligations (i) disclosed or provided for in the Parent Balance Sheet or in the notes thereto, (ii) disclosed in the Parent SEC Documents filed prior to the date hereof or (iii) disclosed in
Schedule 4.12;

               (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent; or

               (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

               Section 4.13. Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any Subsidiary of Parent or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent.

               Section 4.14. Taxes. (a) Parent and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any Subsidiary is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects;

               (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established or will timely establish (or has had or will timely have established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time;

               (c) The federal income Tax Returns of Parent and its Subsidiaries have been examined by and settled with the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990;

               (d) There are no material Liens or encumbrances for Taxes on any of the assets of Parent or its Subsidiaries (other than for current Taxes not yet due and payable);

               (e) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and

               (f) No federal, state, local or foreign audits or administrative proceedings are presently pending with regard to any material Taxes or Tax Return of Parent or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

               Section 4.15. Employee Benefits, ERISA. (a) Except as set forth in Schedule 4.15, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by Parent, any of its Subsidiaries or any ERISA Affiliate, that together with Parent would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Parent or any of its Subsidiaries has or may have a liability (the "Parent Benefit Plans"). Since September 30, 1997 there has been no change, amendment, modification to, or adoption of, any Parent Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Parent.

               (b) With respect to each Parent Benefit Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no Lien imposed under the Code or ERISA exists; and
(vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

               (c) None of the Parent Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

               (d) Neither Parent nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Parent or that has not been reflected on Parent's consolidated financial statements.

               (e) With respect to each Parent Benefit Plan that is a "welfare plan" (as defined in Section 3(l) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of Parent or any of its Subsidiaries beyond their termination of employment, other than as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary and except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent.

               (f) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to
Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Parent Benefit Plan.

               (g) Except as set forth in Schedule 4.15(g), there is no Parent Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

               (h) Except as set forth in Schedule 4.15(h), neither Parent nor any of its Significant Subsidiaries is a party to any collective bargaining agreement. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent, (i) there is no labor strike, slowdown or work stoppage or lockout against Parent or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Parent, no question concerning representation exists with respect to the employees of Parent or any of its Significant Subsidiaries.

               Section 4.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Parent nor any of its Subsidiaries is in violation of or, since December 31, 1996, has been in violation of or has failed to comply with, any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Parent.

               (b) Each Parent Agreement is a valid, binding and enforceable obligation of Parent and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) any Parent Agreement, except, in the case of clause (ii) above, for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Parent. Parent has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on Parent after giving effect to the Merger.

               Section 4.17. Finders' Fees. Except for Credit Suisse First Boston Corporation, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Parent or any Subsidiary of Parent upon consummation of the transactions contemplated by this Agreement.

               Section 4.18. Environmental Matters. (a) Except as set forth in the Parent 8-K:

                          (i) no notice, notification, demand, request for
               information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any Subsidiary of Parent, is threatened by any Person, against Parent or any Subsidiary of Parent with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent;

                         (ii) no Hazardous Substance has been discharged,
               disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Parent, previously owned, leased or operated by Parent or any Subsidiary of Parent, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Parent; and

                        (iii) there are no Environmental Liabilities that,
               individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Parent.

               (b) For purposes of this Section, capitalized terms used shall have the meanings assigned to them in Section 3.18(b), except that in all cases the word "Parent" shall be substituted for the word "Company".

               Section 4.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Parent and its Subsidiaries, taken as a whole, are sufficient to permit Parent and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as would not be reasonably likely to have a Material Adverse Effect on Parent. All material real property owned by Parent and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Parent included in the Parent SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Liens disclosed in Schedule 4.19 and (D) Liens that do not materially adversely interfere with any present use of such property.

               Section 4.20. Accounting Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying for "pooling of interests" accounting treatment as described in Section 3.22(a).

               Section 4.21. Pooling Letter. Parent has received a letter from KPMG Peat Marwick, LLP dated as of the date hereof and addressed to Parent, a copy of which has been delivered to Company, stating that, as of the date hereof, based on their best judgment regarding the application of GAAP and the published rules and regulations of the SEC relative to matters of accounting for business combinations, no conditions exist which would preclude Parent from accounting for the Merger as a "pooling of interests".

               Section 4.22. Takeover Statutes. To the best of Parent's knowledge, no Takeover Statute applicable to Parent or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

               Section 4.23. Merger Subsidiary. Merger Subsidiary is a newly-formed wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.


                                   ARTICLE 5
                                   Covenants

               Section 5.1. Conduct of Company. Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedules 3.11 and 5.01 hereto, or as reasonably necessary for Company to fulfill its obligations hereunder, Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of Parent (which approval shall not be unreasonably withheld):

               (a) Company will not adopt or propose any change in its articles of incorporation or in its bylaws, other than changes effected to facilitate the Merger;

               (b) Company will not, and will not permit any Subsidiary of Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Company or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

               (c) Company will not, and will not permit any Subsidiary of Company to, make any investment in or acquisition of any business or stores of any Person or any material amount of assets (other than inventory), except for
(i) acquisitions for cash of drug store businesses comprising not more than ten stores in any such business acquisition and (ii) any capital expenditure permitted by Section 5.01(k);

               (d) Company will not, and will not permit any Subsidiary of Company to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory) or stores, except (i) pursuant to existing contracts or commitments listed on Schedule 5.01 or (ii) sales or other dispositions of assets or stores in the ordinary course of business consistent with past practice;

               (e) Company will not, and will not permit any Subsidiary of Company to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) cash dividends payable by Company in an aggregate amount not in excess of $.06 per share per calendar quarter and (ii) dividends paid by any Subsidiary of Company to Company or any wholly-owned Subsidiary of Company;

               (f) Company will not, and will not permit any Subsidiary of Company to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Company or its Subsidiaries, other than (i) issuances pursuant to the exercise of stock-based awards or options (including under the plans described in Section 3.05(a)) that are outstanding on the date hereof and are referred to in Section 3.05, (ii)
Shares that may become issuable under Company's Employee Stock Purchase Plan,
(iii) issuances by any Subsidiary of Company to Company or any wholly-owned Subsidiary of Company, (iv) Shares issuable pursuant to Company's 401(k) Savings Plan and (v) Shares issuable pursuant to options granted to newly hired management level employees in accordance with Company's past practices;

               (g) Company will not, and will not permit any Subsidiary of Company to, redeem, purchase or otherwise acquire directly or indirectly any of Company's capital stock;

               (h) Company will not, and will not permit any Subsidiary of Company to, close, shut down, or otherwise eliminate Company's distribution center;

               (i) Company will not, and will not permit any Subsidiary of Company to, move the location, close, shut down or otherwise eliminate Company's headquarters or effect a general staff reduction at such headquarters;

               (j) except in connection with investments or acquisitions permitted by Section 5.01(c) or 5.01(d), Company will not, and will not permit any Subsidiary of Company to, (i) enter into (or commit to enter into) any new lease or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except, in the case of clauses (i) and (ii), pursuant to commitments existing and disclosed to Parent in writing prior to the date hereof or in the ordinary course of business consistent with past practice);

               (k) Company will not, and will not permit any Subsidiary of Company to, make or commit to make any capital expenditure (including for store remodelings, store signage and information systems) except for (i) individual capital expenditure projects or items not exceeding $1,000,000 per project or item and $5,000,000 in the aggregate in respect of all such items or projects, (ii) those projects or items committed to prior to the date hereof and disclosed in writing to Parent on Schedule 5.01, (iii) expenditures covered under Section 5.01(c) or 5.01(j), and (iv) expenditures pertaining to the acquisition of drug stores consistent with Section 5.01(c) or the opening of drug stores in the ordinary course of business consistent with past practice;

               (l) Company will not, and will not permit any Subsidiary of Company to, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action in this clause (1) would have the effect of materially increasing the aggregate Tax liability for any taxable year or materially reducing the aggregate Tax assets of Company and its Subsidiaries, taken as a whole;

               (m) Company will not, and will not permit any Subsidiary of Company to, increase the compensation or benefits of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or existing agreement or commitment;

               (n) Company will not, and will not permit any Subsidiary of Company to, agree or commit to do any of the foregoing; and

               (o) Company will not, and will not permit any Subsidiary of Company to take or agree or commit to take any action that would make any representation and warranty of Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

               Section 5.2. Conduct of Parent. From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedule 5.02 hereto, or as reasonably necessary for Parent to fulfill its obligations hereunder, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. It is understood that nothing in this Agreement will restrict any acquisition or disposition by Parent or any of its Subsidiaries, in one or more transactions, of any drug store or any drug store or related business (the "Permitted Parent Transactions"). Without limiting the generality of the foregoing but subject to the preceding sentence, from the date hereof until the Effective Time, without the prior written approval of Company (which approval shall not be unreasonably withheld):

               (a) Parent will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws, except for the creation of a series of preferred stock in connection with the adoption of a shareholder rights plan or any increase in its authorized capital stock;

               (b) Parent will not, and will not permit any Subsidiary of Parent to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

               (c) Parent will not, and will not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or its Subsidiaries, other than (u) issuances of shares of Parent Common Stock in connection with any Permitted Parent Transaction, (v) issuances by any Subsidiary of Parent to Parent or any wholly-owned Subsidiary of Parent,
(w) preferred stock purchase rights and related preferred stock in connection with the adoption of a shareholder rights plan, (x) issuances pursuant to the exercise of stock-based awards or options, including under the plans described in Section 4.05(a), outstanding on the date hereof or granted as contemplated in clause (z) below, (y) issuances of shares of Parent Common Stock upon conversion of shares of Parent ESOP Preference Stock outstanding on the date hereof, and (z) any grant of options or other stock based awards in respect of Parent Common Stock to employees or directors of Parent or any of its Subsidiaries under Parent's employee and director stock option and other stock-based plans;

               (d) Parent will not, and will not permit any Subsidiary of Parent to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) regular quarterly cash dividends on Parent Common Stock, (ii) required cash dividends on Parent ESOP Preference Stock, (iii) dividends paid by any Subsidiary of Parent to Parent or any wholly-owned Subsidiary of Parent and (iv) in connection with any other changes in the capital structure of Parent that would cause an appropriate adjustment pursuant to
Section 1.06;

               (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock;

               (f) Parent will not, and will not permit any Subsidiary of Parent to, agree or commit to do any of the foregoing; and

               (g) Parent will not, and will not permit any Subsidiary of Parent to take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

               Section 5.3.  Stockholder Meeting; Proxy Materials; Form S-4.
(a) Company shall cause a meeting of its shareholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "Company Stockholder Approval"). Except as provided in the next sentence, the Board of Directors of Company shall recommend approval and adoption of this Agreement by Company's shareholders. The Board of Directors of Company shall be permitted to (i) not recommend to Company's shareholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Parent its recommendation to Company's shareholders that they give the Company Stockholder Approval, only (x) if and to the extent that (i) an unsolicited bona fide Superior Proposal (as hereinafter defined) from another Person is pending at such time and (ii) the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to so withdraw or modify its recommendation to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of an outside legal counsel, and (y) if Company, its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control complied with their obligations set forth in Section 5.05. In connection with such shareholder meeting, Company (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting.

               (b) Subject to the terms and conditions of this Agreement and unless the Board of Directors of Company shall take any action permitted by the third sentence of paragraph (a) above, Parent shall (i) promptly prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock issuable in connection with the Merger and take any action required to be taken under applicable state securities laws and the regulations of the NYSE in connection with such issuance of Parent Common Stock and (ii) use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed.

               Section 5.4. Access to Information. (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Company's employees, auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Company to Parent hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated January 27, 1998, executed by Parent and Goldman, Sachs & Co. on behalf of Company (the "Parent Confidentiality Agreement").

               (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, Parent will give Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, will furnish to Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Parent's employees, auditors, counsel and financial advisors to cooperate with Company in its investigation of the business of Parent and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to Company hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the letter agreement concerning the confidentiality obligations of Parent between Company and Parent (the "Company Confidentiality Agreement").

               Section 5.5. No Solicitation. From the date hereof until the termination hereof, Company will not and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Company or any Subsidiary of Company or afford access to the properties, books or records of Company or any Subsidiary of Company to, any Person that has made or is considering making any Acquisition Proposal; provided that nothing contained in this Section 5.05 shall prevent Company from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of the Company by a majority vote determines in its good faith judgement that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after receiving the advice of an outside legal counsel, and (ii) Company receives from such Person an executed confidentiality agreement with terms no less favorable to Company than those contained in the Parent Confidentiality Agreement. Nothing contained in this Agreement shall prevent the Board of Directors of Company from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of Company shall not recommend that the shareholders of Company tender their shares in connection with a tender offer except to the extent the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors to shareholders under applicable law, after receiving the advice of an outside legal counsel. Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Parent after receipt of any Acquisition Proposal, indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to Company or any Subsidiary of Company or for access to the properties, books or records of Company or any Subsidiary of Company by any Person that may be considering making, or has made, an Acquisition Proposal. Company will keep Parent fully informed of the status and material terms of any such Acquisition Proposal or request. In furtherance and not in limitation of the foregoing, Company shall give Parent at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any Person making such Acquisition Proposal (attaching the most current version of such agreement to such notice). Company will, and will cause its Subsidiaries and the officers, directors, employees and other agents of Company and its Subsidiaries and the Affiliates of Company over which Company exercises control to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

               For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any Subsidiary of Company or the acquisition of any equity interest in, or a substantial portion of the assets of, Company or any Subsidiary of Company, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Company and its Subsidiaries taken as a whole, that Company has no reason to believe would lead to a change of control Company (or to the acquisition of a substantial portion of the assets of Company and its Subsidiaries). For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal for a majority or all of the outstanding Shares on terms that the Board of Directors of Company determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Company's stockholders than this Agreement and the Merger taken as a whole.

               Section 5.6. Notices of Certain Events. (a) Company and Parent shall promptly notify each other of:

                          (i) any notice or other communication from any
               Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                         (ii) any notice or other communication from any
               Governmental Authority in connection with the transactions contemplated by this Agreement.

               (b) Company shall promptly notify Parent of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Company or any Subsidiary of Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

               (c) Parent shall promptly notify Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any Subsidiary of Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

               Section 5.7. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

               (b) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

               Section 5.8.  Cooperation.  Without limiting the generality of
Section 5.07, Parent and Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate in connection with the preparation of the Company Proxy Statement and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 5.9. Public Announcements. So long as this Agreement is in effect, Parent and Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

               Section 5.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 5.11. Affiliates; Registration Rights. (a) Company shall use its best efforts to deliver to Parent, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-1 hereto executed by each Person listed on Schedule 3.25.

               (b) Parent shall use its best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-2 hereto executed by each Person listed on Schedule 5.11.

               (c) Prior to the Closing Date, Company shall cause to be delivered to Parent a letter identifying, to the best of Company's knowledge, all Persons who are, at the time of the Company Stockholder Meeting described in Section 5.03(a), deemed to be "affiliates" of Company for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). Company shall use its reasonable best efforts to cause each Person who is so identified as a 1933 Act Affiliate to deliver to Parent on or prior to the Closing Date a letter agreement substantially in the form of Exhibit C-3 to this Agreement.

               (d) At or prior to the Effective Time, Parent shall enter into a Registration Rights Agreement in the form attached as Exhibit B hereto with the Persons named therein, so long as those Persons who are required to deliver letter agreements under clauses (a) and (c) above have delivered such letters.

               Section 5.12. Director and Officer Liability. Parent agrees that at all times after the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of Company or of any Subsidiary of Company, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 200% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section
5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the articles of incorporation, bylaws, or other similar organizational documents of Company or any of its Subsidiaries or the Michigan Law. The rights under this Section 5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

               Section 5.13. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

               Section 5.14. Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

               Section 5.15. Antitakeover Statutes. The Company, regardless of any termination of this Agreement (other than a termination of this Agreement pursuant to Section 7.01(a) or 7.01(e) hereof), shall not (a) take any action which, in the reasonable judgment of Parent, would impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or the Option Agreement, (b) amend, revoke, withdraw or modify the approval of the Merger and the other transactions contemplated hereby so as to render the restrictions of Section 775 through Section 784 of the Michigan Law applicable to Parent, Merger Subsidiary or their affiliates, or to any business combination proposed by any of them before or after, or as the result of, the execution and delivery of the Option Agreement or the acquisition of Company Common Stock pursuant thereto, (c) opt in to Section 790 through
Section 799 of the Michigan law, or (d) take action rendering the requirements of any of the Sections of the Michigan Law referred to in this Section 5.15 inapplicable to any other Person or any business combination between the Company and any other Person or its affiliates. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

               Section 5.16. Tax and Accounting Treatment. Each of Parent and Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (A) for "pooling of interests" accounting treatment or (B) a 368 Reorganization.

               Section 5.17. Employee Benefits. (a) Subject to Section 1.04, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment or severance agreements of Company or its Subsidiaries and (ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Company or its Subsidiaries in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, Parent agrees to provide, or cause the Surviving Corporation to provide, employees of Company who continue to be employed by the Surviving Corporation or its Subsidiaries as of the Effective Time ("Continuing Employees") for a period of not less than one year following the Effective Time (or ending at such earlier time as employment terminates) with compensation and benefits no less favorable in the aggregate than the compensation and benefits provided at the Effective Time to similarly situated Parent employees. In addition to the foregoing, for a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Company and its Subsidiaries. If Continuing Employees are included in any benefit plan (including provision for vacation) of Parent or its Subsidiaries, the Continuing Employees shall receive credit for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service by employees of Parent or its Subsidiaries would count for purposes of eligibility, vesting, eligibility for retirement and benefit accrual. If Continuing Employees are included in any medical, dental or health plan other than the plan or plans they participated in as of the Effective Time, any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Benefit Plan as of the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Continuing Employee in the calendar year of the change.

               (b) At the Effective Time, Company's Employee Stock Purchase Plan shall be terminated with the effect that the then current offering period under such plan will be terminated effective as of the Effective Time.

               (c) Company shall take such action as may be required to amend its 401(k) Plan in order that after the Effective Time (i) no additional contributions will be allocated to, nor any amounts from other investment accounts under its 401(k) Plan transferred to, the Company Stock Fund and (ii) participants in the Plan are permitted to direct that amounts in their Company Stock Fund account be transferred to any other investment fund available under the Company's 401(k) Plan subject to applicable rules with respect to the frequency of such reallocation. As soon as practicable after the Effective Time, the Continuing Employees shall become participants in Parent's 401(k) Plan and the Company's 401(k) Plan shall be merged with Parent's 401(k) Plan. Until such time, Continuing Employees shall continue to participate in the Company's 401(k) Plan, subject to the modifications described in the preceding language of this paragraph (c).

               Section 5.18. Parent Board of Directors. The Board of Directors of Parent shall take such corporate actions as are necessary to provide that, effective on the day immediately following the Closing Date, the individual set forth on Schedule 5.18 shall become a member of the Board of Directors of Parent.

               Section 5.19. Combined Financial Results. Parent covenants and agrees for the benefit of the Persons specified in Schedules 3.25 and 5.11 that, as promptly as practicable following the Effective Time, and in any event no later than 40 days after the end of the calendar month in which the Effective Time occurs, it will publicly release the financial results of Parent and Company that includes a 30-day period following the Effective Time.

               Section 5.20. Charitable Commitment. Parent agrees that for a period of five years following the Effective Time, Parent will maintain a charitable commitment within the State of Michigan, such commitment to take the form of and include contributions, sponsorship of charitable events and similar activities; provided that Parent shall not be required to expend more than $600,000 annually in respect of such commitment. Such contributions and sponsorships shall be under the supervision of a committee of the Parent's board of directors or any individual designated by such committee.

               Section 5.21. Parent's Registration Rights. Company agrees that it will provide Parent with registration rights with respect to shares of the Company Common Stock, if any, that are acquired by Parent pursuant to the Option Agreement. Such registration rights shall be substantially the same as the registration rights provided by Parent under the Registration Rights Agreement attached as Exhibit B hereto (treating for that purpose Company as the Issuer and the Company Common Stock as Registrable Securities thereunder, and construing the other provisions thereof accordingly).


                                   ARTICLE 6
                           Conditions to the Merger

               Section 6.1. Conditions to the Obligations of Each Party. The obligations of Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

               (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the shareholders of Company in accordance with the Michigan Law;

               (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired;

               (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

               (d) there shall not be pending any suit, action or proceeding by any Governmental Authority, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or Company any damages the amount of which would be reasonably likely to have a Material Adverse Effect on Company and Parent, taken as a whole, or (ii) except to the extent consistent with the obligations of Company and Parent under Section 5.07, seeking to prohibit or limit the ownership or operation by Company, Parent or any of their respective Subsidiaries of, or to compel Parent, Company or any of their respective Subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, Company or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement;

               (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

               (f) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

               (g) (i) Parent shall have received a letter from KPMG Peat Marwick LLP dated as of the Closing Date and addressed to Parent, stating that KPMG Peat Marwick LLP believes that the acquisition of Company by Parent should be treated as a pooling of interests in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect and (ii) Company shall have received a letter from Coopers & Lybrand LLP dated as of the Closing Date and addressed to Company, stating that Coopers & Lybrand LLP believes that the acquisition of Company by Parent should be treated as a pooling of interests in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

               Section 6.2. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

               (a) (i) Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Parent shall have received a certificate signed by an executive officer of Company to the effect set forth in clauses (i) and (ii).

               Section 6.3. Conditions to the Obligations of Company. The obligations of Company to consummate the Merger are subject to the satisfaction (or waiver by Company) of the following further conditions:

               (a) (i) Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Company shall have received a certificate signed by an executive officer of Parent to the effect set forth in clauses
(i) and (ii); and

               (b) Company shall have received an opinion of Weil, Gotshal & Manges LLP in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, substantially to the effect that none of its stockholders shall recognize gain or loss for U.S. federal income tax purposes on their exchange of Company Common Stock solely for Parent Common Stock pursuant to the Merger (other than in respect of any cash paid in lieu of fractional shares). In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers and principal stockholders of Company, Parent and their respective Subsidiaries (the certificates substantially in the form of Exhibits D and E).


                                   ARTICLE 7
                                  Termination

               Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of Company):

               (a)  by mutual written consent of Company and Parent;

               (b)  by either Company or Parent,

                     (i) if the Merger has not been consummated by August
               31, 1998 (the "End Date"); or

                    (ii) if the Company Stockholder Approval shall not have
               been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

               (c) by either Company or Parent (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

               (d) by Parent, if the Board of Directors of Company shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Company shall have entered into a definitive agreement in respect of an Acquisition Proposal with a Person other than Parent or its Subsidiaries (or the Board of Directors of Company resolves to do any of the foregoing); and

               (e) by Company, if (i) the Board of Directors of Company authorizes Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within 48 hours of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Company as the Superior Proposal and (iii) Company prior to such termination pursuant to this clause (e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.04. Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least 48 hours after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

               The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.01, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.01 shall not be available to any party (1) that is in material breach of its obligations hereunder or (2) whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

               Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02, in Section 5.21 and in Section
8.04 and in the Parent Confidentiality Agreement and the Company Confidentiality Agreement shall survive the termination hereof, except that nothing in the Company Confidentiality Agreement shall restrict the exercise by Parent of any of its rights under this Agreement or the Option Agreement or the transactions contemplated hereby and thereby and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.


                                   ARTICLE 8
                                 Miscellaneous

               Section 8.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

               if to Parent, to:

                       CVS Corporation
                       One CVS Drive
                       Woonsocket, RI 02895
                       Fax: (401) 762-3012


               Attention:  Thomas M. Ryan, Vice Chairman and
                           Chief Operating Officer

               with a copy to:

                       Davis Polk & Wardwell
                       450 Lexington Avenue
                       New York, New York 10017
                       Fax: (212) 450-4800

               Attention:  Dennis S. Hersch, Esq.

               if to Company, to:

                       Arbor Drugs, Inc.
                       3331 West Big Beaver Road
                       Troy, Michigan 48084
                       Fax: (248) 637-1634

               Attention:  Eugene Applebaum


               with a copy to:

                       Weil, Gotshal & Manges LLP
                       767 Fifth Avenue
                       New York, New York 10153
                       Fax: (212) 310-8007

               Attention:  Dennis J. Block, Esq.

                           and

                       Honigman Miller Schwartz and Cohn
                       2290 First National Building
                       Detroit, Michigan 48226
                       Fax: (313) 962-0176

               Attention:  Alan S. Schwartz, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 8.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.01.

               Section 8.2. Entire Agreement; Non-survival of Representations and Warranties; Third Party Beneficiaries. (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Parent Confidentiality Agreement and the Company Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Parent Confidentiality Agreement, the Company Confidentially Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Article I and Sections 5.12, Section 5.17(a) and Section 5.19 are intended to confer rights and remedies on the Persons specified therein).

               (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

               Section 8.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Company, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 8.4. Expenses. (a) Except as otherwise specified in this Section 8.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

               (b)  If:

                       (x) Company shall terminate this Agreement pursuant to Section 7.01(e);

                       (y) Parent shall terminate this Agreement pursuant to Section 7.01(d), or

                       (z) either Company or Parent shall terminate this Agreement pursuant to Section 7.01(b)(ii) in circumstances where the Company Stockholder Approval has not been obtained and (1) Company has not complied with its obligation to recommend the Company Stockholder Approval in accordance with Section 5.03(a) or (2) prior to the Company Stockholder Meeting an Acquisition Proposal is made and Company enters into a definitive agreement in respect of an Acquisition Proposal with any Person (other than Parent or an Affiliate of Parent) within twelve months after termination of this Agreement, then in any case as described in clause (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (z)(2), the date of consummation of the Acquisition Proposal contemplated by such definitive agreement or, if such definitive agreement contains any conditions relating to the fee due hereunder, the date of such agreement) an amount equal to $60 million. Acceptance by Parent of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement.

               Section 8.5. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, it being understood that no such assignment shall relieve Parent from any of its obligations hereunder.

               Section 8.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Michigan (without regard to principles of conflict of laws).

               Section 8.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the State of Michigan or any Michigan state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Michigan. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

               Section 8.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 8.9. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 1998.

               Section 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Michigan or any Michigan state court, in addition to any other remedy to which they are entitled at law or in equity.

               Section 8.12. Joint and Several Liability. Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                         CVS CORPORATION



                                         By: /s/ Thomas M. Ryan
                                            -------------------------------
                                            Name:  Thomas M. Ryan
                                            Title: Vice Chairman and Chief
                                                   Operating Officer






                                         By: /s/ Eugene Applebaum
                                            -------------------------------
                                            Name:  Eugene Applebaum
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer


                                         RED ACQUISITION, INC.



                                         By: /s/ Charles Conaway
                                            -------------------------------
                                            Name: Charles Conaway
                                            Title:   President







                                                                   EXHIBIT A
                                                                       TO
                                                                    ANNEX A

                        OPTION AND VOTING AGREEMENT













                               See Annex C.







                                                                     EXHIBIT B
                                                                        TO
                                                                      ANNEX A

                       REGISTRATION RIGHTS AGREEMENT

      AGREEMENT dated as of _________ __, 1998, among CVS Corporation, a Delaware corporation (the "Issuer"), and the Investors as defined herein.

                           W I T N E S S E T H:

               WHEREAS, this Agreement is being entered into in connection with the closing under the Merger Agreement referred to below;

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:



                                 ARTICLE 1

                                Definitions

               Section 1.1. Definitions. Terms defined in the Agreement and Plan of Merger dated as of February 8, 1998, among the Issuer, Arbor Drugs, Inc., a Michigan corporation, and Red Acquisition, Inc., a Michigan corporation, are used herein as defined therein. In addition, the following terms, as used herein, shall have the following respective meanings:

               "Commission" means the Securities and Exchange Commission or any successor governmental body or agency.

               "Common Stock" means the common stock, par value $.01 per share, of the Issuer.

               "Demand Registration" has the meaning ascribed thereto in
Section 2.02(a)(i).

               "Demand Request" has the meaning ascribed thereto in Section 2.02(a).

               "Disadvantageous Condition" has the meaning ascribed thereto in
Section 2.04.

               "Holder" means a Person who owns Registrable Securities and is either (i) an Investor or (ii) a Person that (A) has agreed to be bound by the terms of this Agreement as if such Person were an Investor and (B)(x) is a Person (1) to whom an Investor has transferred Registrable Securities or (2) with whom an Investor has entered into an agreement to transfer Registrable Securities, in each case as part of a transaction pursuant to which derivative securities relating to such Registrable Securities will be offered for sale by such Person in a registered public offering or (y) is (1) upon the death of any individual Investor, the executor of the estate of such Investor or such Investor's heirs, devisees, legatees or assigns or (2) upon the disability of any individual Investor, any guardian or conservator of such Investor.

               "Investors" means the Persons listed on Schedule I hereto.

               "1933 Act" means the Securities Act of 1933, as amended.

               "Registrable Securities" means Common Stock acquired by the Investors pursuant to the Option Agreement or the Merger or pursuant to any option granted by the Issuer to any Stockholder (and any shares of stock or other securities into which or for which such Common Stock may hereafter be changed, converted or exchanged and any other shares or securities issued to Holders of such Common Stock (or such shares of stock or other securities into which or for which such shares are so changed, converted or exchanged) upon any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event). As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as (i) such Registrable Securities have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission and declared effective under the 1933 Act, (ii) as soon as all such Registrable Securities held by a Holder can be sold in a single transaction pursuant to Rule 144 or Rule 145, or (iii) they shall have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder.

               "Registration Expenses" means any and all expenses incident to performance of or compliance with any registration of securities pursuant to
Article II, including, without limitation, (i) the fees, disbursements and expenses of the Issuer's counsel and accountants (including in connection with the delivery of opinions and/or comfort letters) in connection with this Agreement and the performance of the Issuer's obligations hereunder; (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of one or more registration statements hereunder; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda; (iv) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (v) transfer agents' and registrars' fees and expenses in connection with such offering; (vi) all security engraving and security printing expenses; (vii) all fees and expenses payable in connection with the listing of the Registrable Securities on any securities exchange or automated interdealer quotation system on which the Common Stock is then listed; and
(viii) all reasonable fees and expenses of one legal counsel for the Holders in connection with each Demand Registration, which legal counsel shall be selected by Holders owning a majority of the Registrable Securities then being registered; provided that Registration Expenses shall exclude (w) any expenses relating to any action taken by the Issuer in connection with a request under
Section 2.03(a) over and above the expenses that would have been incurred by the Issuer in connection with an offering of Registrable Securities, (x) all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of any securities, (y) the fees and expenses of counsel for any Holder (other than pursuant to clause (viii)) and (z) all costs and expenses of the Issuer incurred as contemplated in Section 2.06(g).

               "Rule 144" means Rule 144 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Rule 145" means Rule 145 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the 1933 Act.

               "Selling Holder" means any Holder who sells Registrable Securities pursuant to a public offering registered hereunder.

               References in this Agreement to an "underwritten public offering" of Registrable Securities or "underwritten offering" of Registrable Securities and words of similar meaning shall include, without limitation, any offering through underwriters of (i) Registrable Securities or (ii) securities of a trust or other special purpose vehicle formed for the purpose of disposing of Registrable Securities, whether the securities described in (i) and (ii) are offered separately or in conjunction with each other, if in connection with such offering Registrable Securities are required to be registered under the 1933 Act; provided that the provisions of this Agreement, including without limitation Sections 2.05 and 2.08, shall not apply to any registration of or registration statement relating to such trust or other special purpose vehicle, except that the indemnity and contribution provisions of Section 2.08 shall apply to information relating to the Issuer or to the Registrable Securities in the case of such a registration or registration statement (but not to the securities of the special purpose vehicle or the trust or any other matter related to such special purpose vehicle or the trust).

               Section 1.2. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding Articles, Sections and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.


                                 ARTICLE 2

                            Registration Rights

               Section 2.1. Demand Registration. (a) Upon written notice to the Issuer from one or more Holders at any time after the Effective Time (but not later than the date that is two years after the Effective Time) (a "Demand Request") requesting that the Issuer effect the registration under the 1933 Act of any or all of the Registrable Securities held by such requesting Holders, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Issuer shall prepare and, within 60 days after such request (or 20 days in the case of the first such request), file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the 1933 Act for purposes of dispositions in accordance with the intended method or methods of disposition stated in such request. Notwithstanding any other provision of this Agreement to the contrary:

               (i) the Holders may collectively exercise their rights to request registration under this Section 2.01(a) on not more than three occasions (it being understood that a demand with respect to a two-tranche contemporaneous offering of Registrable Securities and related derivative securities shall be deemed to be only one demand) (each such registration being referred to herein as a "Demand Registration");

              (ii) the Issuer shall not be required to effect a Demand Registration hereunder unless the aggregate market value of Registrable Securities to be registered pursuant to such Demand Registration is equal to or more than $100 million;

             (iii) the Holders shall not be permitted to make a request for a Demand Registration more than once in any six-month period; and

              (iv) the method of disposition requested by Holders in connection with any Demand Registration may not be a Rule 415 Offering without the Issuer's prior written consent, which consent shall be in the Issuer's sole discretion.

     (b) Notwithstanding any other provision of this Agreement to the contrary, a Demand Registration requested by Holders pursuant to this Section
2.01 shall not be deemed to have been effected, and, therefore, not requested and the rights of each Holder shall be deemed not to have been exercised for purposes of paragraph (a) above, if such Demand Registration has not become effective under the 1933 Act or if such Demand Registration, after it became effective under the 1933 Act, was not maintained effective under the 1933 Act (other than as a result of the request of Holders, or any stop order, injunction or other order or requirement of the Commission or other government agency or court solely on the account of a material misrepresentation or omission of a Holder) for at least 30 days (or such shorter period ending when all the Registrable Securities covered thereby have been disposed of pursuant thereto) and, as a result thereof, the Registrable Securities requested to be registered cannot be distributed in accordance with the plan of distribution set forth in the related registration statement.

     (c) The Issuer shall have the right to cause the registration of additional equity securities for sale for the account of the Issuer in the registration of Registrable Securities requested by the Holders pursuant to
Section 2.01(a) above; provided that if such Holders are advised in writing (with a copy to the Issuer) by the lead or managing underwriter referred to in
Section 2.03(b) that, in such underwriter's good faith view, all or a part of such Registrable Securities and additional equity securities cannot be sold and the inclusion of such Registrable Securities and additional equity securities in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and additional equity securities then contemplated, then Issuer shall be entitled to include in such registration only such number of additional equity securities, if any, which, when added to the Registrable Securities requested by the Holders pursuant to Section 2.01(a) above, would not exceed the number of securities that can, in the good faith view of such underwriter, be sold in such offering without so adversely affecting such offering.

     (d) Within 10 days after delivery of a Demand Request by a Holder, the Issuer shall provide a written notice to each Holder, advising such Holder of its right to include any or all of the Registrable Securities held by such Holder for sale pursuant to the Demand Registration and advising such Holder of procedures to enable such Holder to elect to so include Registrable Securities for sale in the Demand Registration. Any Holder may, within 10 days of delivery to such Holder of a notice pursuant to this Section 2.01(d), elect to so include Registrable Securities in the Demand Registration by written notice to such effect to the Issuer specifying the number of Registrable Securities desired to be so included by such Holder.

               Section 2.2. Piggyback Registrations. (a) At any time after the Effective Time (but not later than two years after the Effective Time) if the Issuer proposes (other than pursuant to a Demand Registration or on Forms S-4 or S-8 or any successor forms) to register any of its equity securities under the 1933 Act (whether for the Issuer's own account or for the account of any other Person), the Issuer will give prompt written notice to all Holders of its intention to effect such a registration, and such notice shall offer the Holders the opportunity to register on the same terms and conditions such number of shares of Registrable Securities as such Holder may request (a "Piggyback Registration"). The Issuer will include in such registration all Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within 10 days after the receipt by such Holder of the Issuer's notice, subject to the provisions of Section 2.02(b) below; provided that the Holders may collectively exercise their right to request Piggyback Registration on not more than three occasions.

     (b) If the Issuer is advised in writing (with a copy to the Holders participating in the Piggyback Registration) by the lead or managing underwriter that, in such underwriter's good faith view, all or a part of such Registrable Securities and other equity securities proposed to be sold for the account of the Issuer or any other Person cannot be sold and the inclusion of such Registrable Securities and other equity securities in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the Registrable Securities and other equity securities then contemplated, then the Issuer will include any securities to be sold in such registration in the following order: (i) first, the securities the Issuer proposes to sell for its own account, and (ii) second, the Registrable Securities and other equity securities requested to be included in such registration by the Holders and other holders pro rata in proportion to the amount requested to be included therein by each Holder and other holder.

               Section 2.3.  Other Matters in Connection with Registrations.
(a) Notwithstanding the express terms of this Agreement, but subject to the general provisions hereof regarding the rights of Holders and the obligations of Issuer, the Issuer shall take such action as may reasonably be requested by the Holders to facilitate the public sale of securities pursuant to a derivatives transaction sought to be engaged in by the Holders with respect to the Registrable Securities for hedging or other purposes (it being understood that any registration under the 1933 Act by the Issuer in accordance with any such request shall count as a Demand Registration for purposes of Section 2.01, subject to Section 2.01(b)).

     (b) Each Holder shall keep the Issuer informed of the number of Registrable Securities held from time-to-time by each such Holder, and of each sale, transfer or other disposition of Registrable Securities (including the number of shares sold) by each such Holder.

     (c) In the event that any public offering pursuant to a Demand Registration shall involve, in whole or in part, an underwritten offering, the Holders owning a majority of the Registrable Securities proposed to be sold therein shall have the right to designate the lead underwriter of such underwritten offering and, in the case of a public offering of Registrable Securities (but not derivative securities) requested to be registered pursuant to Section 2.01(a), the Issuer shall have the right to designate an underwriter as co-manager for such offering.

               Section 2.4. Certain Delay Rights. Notwithstanding any other provision of this Agreement to the contrary, with respect to any registration statement filed or to be filed pursuant to Section 2.01, if the Issuer provides written notice to each Holder that in the Issuer's good faith and reasonable judgment it would be materially disadvantageous to the Issuer (because the sale of Registrable Securities covered by such registration statement or the disclosure of information therein or in any related prospectus or prospectus supplement would materially interfere with any acquisition, financing or other material event or transaction in connection with which a registration of securities under the 1933 Act for the account of the Issuer is then intended or the public disclosure of which at the time would be materially prejudicial to the Issuer) (a "Disadvantageous Condition") for such a registration statement to be maintained effective, or to be filed and become effective, and setting forth the general reasons for such judgment, the Issuer shall be entitled to cause such registration statement to be withdrawn or the effectiveness of such registration statement terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, until such Disadvantageous Condition no longer exists (notice of which the Issuer shall promptly deliver to each Holder). With respect to each Holder, upon the receipt by such Holder of any such notice of a Disadvantageous Condition if so directed by the Issuer by notice as aforesaid, such Holder will deliver to the Issuer all copies, other than permanent file copies then in such Holder's possession, of the prospectus and prospectus supplements then covering such Registrable
Securities at the time of receipt of such notice as aforesaid. Notwithstanding anything else contained in this Agreement, neither the filing nor the effectiveness of any registration statement under Section 2.01 may be delayed
(i) for more than a total of 60 days pursuant to this Section 2.04 or (ii) in the case of the first Demand Request so long as it requires the Issuer to file the related registration statement within 20 days after the Effective Time.

               Section 2.5. Expenses. Except as provided herein, the Issuer shall pay all Registration Expenses with respect to each registration hereunder. Notwithstanding the foregoing, (i) each Holder shall be responsible for the legal fees and expenses of its own counsel (except as provided in clause (viii) of the definition of Registration Expenses), (ii) each Holder shall be responsible for all underwriting discount and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of securities by such Holder and (iii) Section 2.03(a).

               Section 2.6. Registration and Qualification. If and whenever the Issuer is required to effect the registration of any Registrable Securities under the 1933 Act as provided in Section 2.01, the Issuer shall use its reasonable best efforts to (but subject to the provisions of Section 2.01):

     (a) prepare, file and cause to become effective a registration statement under the 1933 Act relating to the Registrable Securities to be offered in accordance with the intended method of disposition thereof;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities in the case of the Demand Registration, until the earlier of such time as all Registrable Securities proposed to be sold therein have been disposed of in accordance with the intended methods of disposition set forth in such registration statement and the expiration of 30 days after such registration statement becomes effective; provided that such 30-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph
(e) below is given by the Issuer to (y) the date on which the Issuer delivers to the Holders of Registrable Securities the supplement or amendment contemplated by paragraph (e) below;

     (c) furnish to the Holders of Registrable Securities and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the 1933 Act, and such documents incorporated by reference in such registration statement or prospectus, as the Holders of Registrable Securities or such underwriter may reasonably request;

     (d) furnish to any underwriter of such Registrable Securities an opinion of counsel for the Issuer and a "cold comfort" letter signed by the independent public accountants who have audited the financial statements of the Issuer included in the applicable registration statement, in each such case covering substantially such matters with respect to such registration statement (and the prospectus included therein) and the related offering as are customarily covered in opinions of issuer's counsel with respect thereto and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as such underwriters may reasonably request;

     (e) promptly notify the Selling Holders in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2.01 or 2.02 is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders prepare and furnish to the Selling Holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

     (f) list all such Registrable Securities covered by such registration on each securities exchange and automated inter-dealer quotation system on which the Common Stock is then listed;

     (g) use reasonable efforts to assist the Holders in the marketing of Registrable Securities in connection with up to three underwritten offerings hereunder (including, to the extent reasonably consistent with work commitments, using reasonable efforts to have officers of the Issuer attend "road shows" and analyst or investor presentations scheduled in connection with such registration); and

     (h) furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration effected pursuant to Sections 2.01 or 2.02 unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the Selling Holders or the underwriters.

               Section 2.7. Underwriting; Due Diligence. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a Demand Registration, the Issuer shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by the Issuer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08, subject to such modifications as may reasonably be requested by the lead or managing underwriter for any such underwritten offering, and agreements as to the provision of opinions of counsel and accountants, letters to the effect and to the extent provided in
Section 2.06(d). Such underwriting agreement shall also contain such representations and warranties by such Selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08, subject to such modifications as may reasonably be requested by the lead or managing underwriter for any such underwritten offering.

     (b) In connection with the preparation and filing of each registration statement registering Registrable Securities under the 1933 Act pursuant to this Article II, the Issuer shall give the Holders of such Registrable Securities and the underwriters, if any, and their respective counsel and accountants (the identity and number of whom shall be reasonably acceptable to the Issuer), such reasonable and customary access to its books, records and properties and such opportunities to discuss the business and affairs of the Issuer with its officers and the independent public accountants who have certified the financial statements of the Issuer as shall be necessary, in the opinion of such Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the 1933 Act; provided that the foregoing shall not require the Issuer to provide access to (or copies of) any competitively sensitive information relating to the Issuer or its Subsidiaries or their respective businesses; and provided further that
(i) each Holder and the underwriters and their respective counsel and accountants shall have entered into a confidentiality agreement reasonably acceptable to the Issuer and (ii) the Holders and the underwriters and their respective counsel and accountants shall use their reasonable best efforts to minimize the disruption to the Issuer's business and coordinate any such investigation of the books, records and properties of the Issuer and any such discussions with the Issuer's officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

               Section 2.8. Indemnification and Contribution. (a) The Issuer agrees to indemnify and hold harmless each Selling Holder and each person, if any, who controls each Selling Holder within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Issuer in writing by a Selling Holder expressly for use therein. The Issuer also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by the Issuer of the Selling Holder provided in this Section 2.08(a).

     (b) Each Selling Holder agrees to indemnify and hold harmless the Issuer, its directors, the officers who sign any registration statement and each person, if any who controls the Issuer within the meaning of either
Section 15 of the 1933 Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any amendment thereof, any preliminary prospectus or prospectus (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) relating to the Registrable Securities, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information furnished in writing by a Selling Holder (or any representative thereof) expressly for use in a registration statement, any preliminary prospectus, prospectus or any amendments or supplements thereto. Each Selling Holder also agrees to indemnify any underwriter of the Registrable Securities so offered and each person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by such Selling Holder of the Issuer provided in this Section 2.08(b).

     (c) Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) above except to the extent that the indemnifying party was actually prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 2.08 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section
2.08 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which any remedy or relief shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

     (d) If the indemnification provided for in this Section 2.08 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer on the one hand and the Selling Holders on the other hand in connection with the offering of the Registrable Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Registrable Securities (before deducting expenses) received by the Issuer and the Selling Holders, respectively, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Issuer on the one hand and the Selling Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or a Selling Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Issuer and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provision of this Section 2.08, no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) The obligations of the parties under this Section 2.08 shall be in addition to any liability which any party may otherwise have to any other party.

               Section 2.9. Holdback Agreement. In connection with an underwritten public offering of Registrable Securities effected pursuant to this Article II, each Selling Holder agrees not to effect any sale or distribution, including any sale under Rule 144, of any equity security of the Issuer (otherwise than through the registered public offering then being made), within 10 days prior to or 90 days (or such lesser period as the lead or managing underwriters may permit) after the effective date of the applicable registration statement.


                                 ARTICLE 3

                               Miscellaneous

               Section 3.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               Section 3.2. Assignment. No party may assign any of its rights or obligations hereunder by operation of law or otherwise without the prior written consent of the other parties.

               Section 3.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Issuer and Holders representing a majority of the Registrable Securities then held by all Holders.

               Section 3.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy, or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the address or telecopy number set forth on the signature pages hereto or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

               Section 3.5. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               Section 3.6. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               Section 3.7. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

               Section 3.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

               Section 3.9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

               Section 3.10. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               Section 3.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.



               IN WITNESS WHEREOF, the Issuer and the Holders have caused this Agreement to be duly executed as of the day and year first above written.

                                          CVS CORPORATION


                                          By:
                                             ----------------------------
                                             Name:
                                             Title:


                                          Investors


                                          -------------------------------




                                                                   EXHIBIT C-1
                                                                       TO
                                                                     ANNEX A


                  AFFILIATE'S LETTER RELATING TO POOLING
                            (Arbor Drugs, Inc.)

                                                            ____________, 1998

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

               Pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 1998 (the "Agreement") among CVS Corporation, a Delaware corporation ("CVS"), Arbor Drugs, Inc., a Michigan corporation (the "Company"), and Red Acquisition, Inc., a Michigan corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the Merger (the "Merger").

               The undersigned represents, warrants and covenants with and to CVS and the Company that:

               A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of CVS or the Company that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either CVS or the Company beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger.

               B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of CVS and the Company in order to prevent any breach of the covenants and agreements made by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.


                                         Very truly yours,



                                         By:
                                             -------------------------
                                             Name:


Accepted this ____ day of
__________, 1998.

CVS CORPORATION


By: ---------------------------
    Name:
    Title:




                                                                   EXHIBIT C-2
                                                                        TO
                                                                     ANNEX A


                  AFFILIATE'S LETTER RELATING TO POOLING
                             (CVS Corporation)

                                                            ____________, 1998

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

               Pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 1998 (the "Agreement") among CVS Corporation, a Delaware corporation ("CVS"), Arbor Drugs, Inc., a Michigan corporation (the "Company"), and Red Acquisition, Inc., a Michigan corporation ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the Merger (the "Merger").

               I represent, warrant and covenant with and to CVS and the Company that:

               A. I understand that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and my compliance with certain of the covenants and agreements, set forth herein. Accordingly, I will not sell, transfer or otherwise dispose of my interests in, or acquire or sell any options or other securities relating to securities of CVS or the Company that would be intended to reduce my risk relative to, any shares of common stock of either CVS or the Company beneficially owned by me, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as CVS publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of CVS after the Merger.

               B. I also understand that stop transfer instructions will be given to the transfer agents of CVS and the Company in order to prevent any breach of the covenants and agreements I make in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               C. I understand and agree that this letter agreement shall apply to all shares of the capital stock of CVS and the Company that are deemed to be beneficially owned by me pursuant to applicable federal securities laws.

                                             Very truly yours,


                                             ------------------------------
                                             Name:


Accepted this ____ day of
___________, 1998.

CVS CORPORATION


By:
    ---------------------------
    Name:
    Title:





                                                                   EXHIBIT C-3
                                                                        TO
                                                                     ANNEX A


                            AFFILIATE'S LETTER
                            (Arbor Drugs, Inc.)

                                                            ____________, 1998

CVS Corporation
One CVS Drive
Woonsocket, RI  02895

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

               The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Arbor Drugs, Inc., a Michigan corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 1998 (the "Agreement") among the Company, CVS Corporation, a Delaware corporation ("CVS"), and Red Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of CVS ("Merger Subsidiary"), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the merger (the "Merger").

               As a result of the Merger, the undersigned will receive shares of Common Stock, par value $0.01 per share, of CVS (the "CVS Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock").

               The undersigned represents, warrants and covenants to CVS and the Company that as of the date the undersigned receives any CVS Common Stock as a result of the Merger:

               A. The undersigned shall not make any sale, transfer or other disposition of the CVS Common Stock in violation of the Act or the Rules and Regulations.

               B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the CVS Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for the Company.

               C. The undersigned has been advised that the issuance of CVS Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed to be an affiliate of the Company, the undersigned may not sell, transfer or otherwise dispose of the CVS Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to CVS, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. The undersigned understands that CVS is under no obligation to register the sale, transfer or other disposition of the CVS Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned in compliance with an exemption from such registration, other than pursuant to and in accordance with the Registration Rights Agreement dated as of ___________, 1998 between CVS and the holders referred to therein.

               E. The undersigned also understands that there will be placed on the certificates for the CVS Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CVS CORPORATION , A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CVS CORPORATION."

               F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's CVS Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, CVS reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) CVS has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to CVS, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

               G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of CVS, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

               H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of CVS and the Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                        Very truly yours,


                                        By:
                                           -------------------------------
                                           Name:
                                           Title:


Accepted this ____ day of
____________, 1998.


CVS CORPORATION


By:
   -------------------------------
   Name:
   Title:





                                                                     EXHIBIT D
                                                                         TO
                                                                      ANNEX A

                 PARENT CORPORATION REPRESENTATION LETTER

                                                              __________, 1998


Weil, Gotshal & Manges
767 Fifth Avenue
New York, NY 10153

Ladies and Gentlemen:

               In connection with the opinion to be delivered pursuant to
Section 6.03(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated as of February 8, 1998, among CVS Corporation, a Delaware corporation ("Parent"), Red Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Arbor Drugs, Inc., a Michigan corporation ("Company"), the undersigned officers of Parent and Merger Subsidiary hereby certify and represent as to Parent and Merger Subsidiary that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Proxy Statement/S-4 dated ____________, 1998 filed by the Company and Parent (the "Proxy Statement"), are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

[FN]
------------
     (1) References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto. All defined terms used herein and not otherwise defined herein have the meaning ascribed to them in the Agreement.

               1. The consideration to be received in the Merger by holders of Company Common Stock was determined by arm's length negotiations between the managements of Parent and Company. In connection with the Merger, no holder of Company Common Stock will receive in exchange for such stock, directly or indirectly, any consideration other than Parent Common Stock.

               2. The fair market value of the Parent Common Stock to be received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

               3. Parent has no current plan or intention to redeem, purchase, exchange or otherwise reacquire any of the Parent Common Stock to be issued in the Merger, except in connection with and pursuant to the terms of stock repurchase programs of Parent which were in existence prior to the execution of the Agreement. In addition, Parent will cause all persons related to Parent (within the meaning of Treasury Regulation
Section 1.368-1(e)(3)) not to, redeem, purchase, exchange or otherwise acquire (including by derivative transactions such as an equity swap which would have the economic effect of an acquisition), directly or indirectly (including through partnerships or through third parties in connection with a plan to so acquire), a number of shares of Parent Common Stock to be received by Company shareholders in connection with the Merger that would reduce the Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of Company Common Stock immediately prior to the Effective Time. Shares of Company Common Stock that are redeemed or sold or otherwise transferred to Company, Parent, or any person related to Company or Parent prior to the Merger and in contemplation or as part of the Merger will be taken into account for purposes of this representation.

               4. Prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code. Merger Subsidiary has been formed solely in order to consummate the Merger, and at no time has or will Merger Subsidiary conduct any business activities or other operations of any kind other than as contemplated by the Agreement.

               5. In the Merger, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

               6. Following the Merger, Parent has no plan or intention to cause Company to issue additional shares of stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

               7. Parent has no plan or intention to liquidate Company, to merge Company with or into another corporation, to sell, exchange, transfer or otherwise dispose of any stock of Company or to cause Company to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Subsidiary in the Merger, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code, or (iii) asset dispositions otherwise described in Treasury Regulation Section 1.368-1(d).

               8. Following the Merger, Company will continue (and Parent will cause Company to continue) its historic business or use a significant portion of its historic business assets in a business.

               9. After the Merger, to the best of the knowledge of the management of Parent, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay reorganization expenses and all payments, redemptions and distributions (except for regular, normal dividends) made in contemplation or as part of the Merger.

              10. Parent and Merger Subsidiary each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Neither Parent nor Merger Subsidiary has paid or will pay, directly or indirectly, any expenses incurred or to be incurred by any holder of Company Common Stock in connection with or as part of the Merger or any related transactions. Neither Parent nor Merger Subsidiary has agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

              11. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

              12. All shares of Parent Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger will be newly issued or treasury shares, and will be issued by Parent directly to holders of Company Common Stock pursuant to the Merger.

              13. In the Merger, all of the outstanding Company Common Stock will be exchanged solely for Parent Common Stock and no cash or other property of Parent will be utilized, directly or indirectly, to purchase or redeem any Company Common Stock. Prior to and in connection with the Merger, no Company Common Stock has been acquired by Parent or a person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)) for consideration other than Parent Common Stock. As a result, in the Merger, shares of Company Common Stock representing "control" of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent.

              14. In the Merger, no liabilities of shareholders of Company will be assumed by Parent, and none of the Company Common Stock acquired by Parent will be subject to liabilities. Furthermore, there is no plan or intention for Parent to assume any liabilities of Company.

              15. Neither Parent nor Merger Subsidiary is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              16. None of the employee compensation to be received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Common Stock to be surrendered in the Merger; none of the shares of Parent Common Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement; and any compensation paid or to be paid to any shareholder of Company, who will be an employee of or perform advisory services for Parent, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

              17. Neither Parent nor any person related to Parent (within the meaning of Sections 1.368-1(e)(3) or owns or within the past 5 years has owned, beneficially or of record, any class of stock of Company or any securities of Company or any instrument giving the holder the right to acquire any such stock or securities.

              18. The Merger is being effected for bona fide business reasons as described in the Proxy Statement and will be carried out strictly in accordance with the Agreement, and none of the material terms and conditions therein has been or will be waived or modified.

              19. The Merger is not pursuant to an agreement that was binding on or before January 28, 1998.

              20. The Agreement and the documents described in the Agreement represent the entire understanding of Parent, Merger Subsidiary, and Company with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.

              21. Neither Parent nor any of its subsidiaries will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

          We understand that you will rely on this Certificate in rendering your opinion as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform you if, after signing this Certificate, we have reason to believe that any of the facts described in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.

                                 Very truly yours,

                                 CVS CORPORATION


                                 By:
                                        -----------------------------------
                                 Title:
                                        -----------------------------------



                                 MERGER SUBSIDIARY


                                 By:
                                        -----------------------------------
                                 Title:
                                        -----------------------------------






                                                                     EXHIBIT E
                                                                        TO
                                                                      ANNEX A


                         COMPANY REPRESENTATION LETTER

                                                               _________, 1998

Weil, Gotshal & Manges
767 Fifth Avenue
New York, NY 10153

Ladies and Gentlemen:

               In connection with the opinion to be delivered pursuant to
Section 6.03(b) of the Agreement and Plan of Merger (the "Agreement")(1) dated as of February 8, 1998, among CVS Corporation, a Delaware corporation ("Parent"), Red Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Arbor Drugs, Inc., a Michigan corporation ("Company"), the undersigned officers of Company hereby certify and represent as to Company that the facts relating to the merger (the "Merger") of Merger Subsidiary with and into Company pursuant to the Agreement and as described in the Proxy Statement/S-4 dated ____________, 1998 filed by the Company and Parent (the "Proxy Statement") are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects at the Effective Time and that:

[FN]
----------------------
     (1) References contained in this Certificate to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto. All defined terms used herein and not otherwise defined herein have the meaning ascribed to them in the Agreement.


      1. The consideration to be received in the Merger by holders of Company Common Stock was determined by arm's length negotiations between the managements of Parent and Company. To the best of the knowledge of the management of Company, no holder of Company Common Stock will in connection with the Merger receive in exchange for such stock, directly or indirectly, any consideration other than Parent Common Stock.

      2. The fair market value of the Parent Common Stock to be received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

      3. To the best of the knowledge of the management of Company, there is no plan or intention on the part of the holders of Company Common Stock to sell, exchange, or otherwise transfer ownership (including by derivative transactions such as an equity swap which would have the economic effect of a transfer of ownership) to Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), directly or indirectly (including through partnerships or through third parties in connection with a plan to so transfer ownership), of a number of shares of Parent Common Stock to be received by Company shareholders in connection with the Merger that would reduce the Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the Effective Time, of less than 50% of the total value of all of the Company Common Stock immediately prior to the Effective Time. Shares of Company Common Stock that are redeemed or sold or otherwise transferred to Company, Parent, or any person related to Company or Parent prior to the Merger and in contemplation or as part of the Merger will be taken into account for purposes of this representation.

      4. There currently does not, and at the time of the Merger there will not, exist any no options, warrants, convertible securities or other rights to acquire Company Common Stock that, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in Section 368(c)(1) of the Code.

      5. Following the Merger, Company has no plan or intention to issue additional shares of stock that would result in Parent losing control of Company within the meaning of Section 368(c) of the Code.

      6. In the Merger, to the knowledge of the management of Company, Merger Subsidiary will have no liabilities (other than immaterial liabilities related to its incorporation) assumed by Company and will not transfer to Company any assets subject to liabilities.

      7. In contemplation or as part of the Merger the Company has not sold, transferred or otherwise disposed of any of its assets to an extent which would prevent Parent from continuing the historic business of Company or from using a significant portion of Company's historic business assets in a business following the Merger and, following the Merger, Company intends to continue its historic business or use a significant portion of its historic business assets in a business.

      8. After the Merger, to the knowledge of the management of Company, Company will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Subsidiary immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger. For purposes of this representation, assets of Merger Subsidiary or Company held immediately prior to the Merger include amounts paid or incurred by Merger Subsidiary or Company in connection with the Merger, including amounts used to pay reorganization expenses and all payments, redemptions and distributions (except for regular, normal dividends) made in contemplation or as part of the Merger.

      9. Company and the holders of Company Common Stock each will pay its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions. Company has not paid or will not pay, directly or indirectly, any expenses incurred by any holder of Company Common Stock in connection with or as part of the Merger or any related transactions. Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

     10. There is no intercorporate indebtedness existing between Parent and Company or between Merger Subsidiary and Company that was issued, acquired or will be settled at a discount.

     11. At the date hereof (and at the Effective Time), the only capital stock of Company issued and outstanding is (and will be) Company Common Stock.

     12. Since the date of the Agreement, Company has not issued any additional shares of Company Common Stock.

     13. In the Merger, all of the outstanding stock of Company Common Stock will be exchanged solely for Parent Company Stock and no cash or other property of Parent will be utilized, directly or indirectly, to purchase or redeem any Company Common Stock. As a result, in the Merger, shares of Company Common Stock representing "control" of Company, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Parent.

     14. In the Merger, no liabilities of shareholders of Company will be assumed by Parent, and none of the Company Common Stock acquired by Parent will be subject to liabilities. Furthermore, to the knowledge of the management of Company, there is no plan or intention for Parent to assume any liabilities of Company.

     15. Company is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     16. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     17. At the Effective Time, the total fair market value of the assets of Company will exceed the total liabilities of Company, including the amount of any liabilities to which the assets of Company are subject.

     18. None of the employee compensation received by any shareholder-employees of Company is or will be separate consideration for, or allocable to, any of their shares of Company Common Stock to be surrendered in the Merger; none of the shares of Parent Common Stock to be received by any shareholder-employee of Company in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement; and any compensation paid or to be paid to any shareholder of Company, who will be an employee of or perform advisory services for Parent, Company, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

     19. No holders of Company Common Stock have dissenters' rights with respect to the Merger under applicable laws.

     20. Prior to and in connection with the Merger, except for Company Common Stock, if any, owned by Parent or any of its subsidiaries, no Company Common Stock has been (i) redeemed by Company, (ii) acquired by a person related to Company (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than Company Common Stock, or (iii) the subject of any extraordinary distribution by Company.

     21. The Merger is being effected for bona fide business reasons as described in the Proxy Statement, and will be carried out strictly in accordance with the Agreement, and none of the material terms and conditions therein has been or will be waived or modified.

     22. The Merger is not pursuant to an agreement that was binding on or before January 28, 1998.

     23. The Agreement and the documents described in the Agreement represent the entire understanding of Parent, Merger Subsidiary, and Company with respect to the Merger and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.

               We understand that you will rely on this Certificate in rendering your opinion as to certain United States Federal income tax consequences of the Merger and we will promptly and timely inform you if, after signing this Certificate, we have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Certificate are untrue, incorrect or incomplete in any respect.

                                        Very truly yours,

                                        ARBOR DRUGS, INC.


                                        By:
                                              ----------------------------
                                        Title:
                                              ----------------------------



                                                                 ANNEX B


                     [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL
-------------------------

February 8, 1998

Board of Directors
Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Arbor Drugs, Inc. (the "Company") of the Exchange Ratio (as defined below) of shares of Common Stock, par value $0.01 per share, of CVS Corporation ("Parent", and such shares being referred to as "Parent Common Stock") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of February 8, 1998, among Parent, the Company and Red Acquisition, Inc., a wholly-owned subsidiary of Parent (the "Agreement"). Pursuant to the Agreement, the Exchange Ratio is defined as the number (rounded to the nearest ten-thousandth) determined by dividing $23.00 by the Parent Average Closing Price (defined in the Agreement as the average closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. for the ten trading days selected by lot out of the twenty trading days ending on and including the fifth day preceding the date of the Company Stockholders Meeting (as defined in the Agreement)), provided that the Exchange Ratio shall not be less than 0.3182 and shall not exceed 0.3660.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended July 31, 1997; Annual Reports to Stockholders on Form 10-K of Parent, and its predecessor corporation, Melville Corporation, for the five years ended December 31, 1996; the Joint Proxy Statement/Prospectus dated as of April 21, 1997 relating to the annual meeting of stockholders of Parent held in connection with the merger of Parent and Revco D.S., Inc.; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Parent prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Parent regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug retailing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Parent or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair from a financial point of view to holders of the Shares.

Very truly yours,


   /s/ Goldman, Sachs & Co.
---------------------------------
(Goldman, Sachs & Co.)






                                                                       ANNEX C

                        OPTION AND VOTING AGREEMENT

               AGREEMENT dated as of February 8, 1998 among CVS Corporation, a Delaware corporation ("Buyer"), and the holders (the "Stockholders") of the shares of common stock, $0.01 par value (the "Shares") of Arbor Drugs, Inc., a Michigan corporation ("Company"), listed on the signature pages hereof.

               WHEREAS, in order to induce Buyer to enter into the Agreement and Plan of Merger (the "Merger Agreement") with Company dated as of the date hereof, Buyer has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement.

               NOW, THEREFORE, the parties hereto agree as follows:




                                 ARTICLE 1

                        Defined Terms; Stock Option

               Section 1.1. Defined Terms. Capitalized terms used but not defined in this Agreement are used as defined in the Merger Agreement.

               Section 1.2. Grant of Stock Option. Each Stockholder hereby grants to Buyer an irrevocable option (the "Option") to purchase all Shares presently owned by such Stockholder as set forth on the signature page hereto and any additional Shares acquired by the Stockholder (whether by purchase or otherwise) after the date of this Agreement (the "Stockholder Shares") at a purchase price of $23 per Stockholder Share (the "Purchase Price"); provided that the Stockholders may retain an aggregate of 600,000 Shares for purposes of donation to charity, which shall not be Stockholder Shares subject to the Option.

               Section 1.3.  Exercise of Option.   (a)  Subject to the
conditions set forth in Section 1.05 hereof, the Option may be exercised by Buyer, in whole but not in part, at any time after the occurrence of a Trigger Event (as defined below) and prior to the first anniversary after the termination of the Merger Agreement in accordance with the terms thereof. In the event Buyer wishes to exercise the Option for all of the Stockholder Shares, Buyer shall send a written notice (the "Exercise Notice") to the Stockholders specifying the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable. The closing of the purchase of Stockholder Shares (the "Closing") shall take place at the place, on the date and at the time designated by Buyer in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 1.05 shall not have been satisfied (or waived by the Stockholders), Buyer may postpone the Closing until a date within five business days after such conditions are satisfied.

               (b) Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Stockholder Shares hereunder; provided, however, that once Buyer has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice.

               Section 1.4. Closing. Each Stockholder shall deliver to Buyer a certificate or certificates (the "Certificates") representing (or cause to be made book entry delivery to an account designated by Buyer) such Stockholder Shares, in the case of certificates, duly endorsed or accompanied by stock powers duly executed in blank and at Buyer's election, Buyer shall deliver to such Stockholder either (x) a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to (i) the number of Stockholder Shares being purchased at such Closing multiplied by (ii) the Purchase Price (the "Purchase Amount") or (y) the number of shares of the Parent Common Stock equal to the Purchase Amount divided by the closing price on the NYSE of Parent Common Stock on the trading day prior to delivery of the Exercise Notice. If Buyer elects to deliver the Parent Common Stock pursuant to the immediately preceding sentence, Buyer shall concurrently enter into a Registration Rights Agreement with the Stockholders in respect of shares of Parent Common Stock delivered to the Stockholders hereunder. Such agreement shall be substantially in the form of Exhibit B to the Merger Agreement.

               Section 1.5. Conditions to the Stockholder's Obligations. The obligation of any Stockholder to sell Stockholder Shares at the Closing is subject to the following conditions:

                     (a) The representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects on the date thereof and Buyer shall not be in material breach of its obligations under the Merger Agreement.

                     (b) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to such exercise of the Option shall have expired or been terminated.

                     (c) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.

                     (d) (i) the Merger Agreement has been terminated by Company pursuant to Section 7.01(e) of the Merger Agreement; (ii) the Merger Agreement has been terminated by Buyer pursuant to Section 7.01(d) of the Merger Agreement or (iii) a termination fee is payable under Section 8.04(b)(z)(1) of the Merger Agreement (each of (i), (ii) and (iii) being a "Trigger Event").

               Section 1.6. Adjustment Upon Change in Capitalization or Merger. (a) In the event of any change in Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of Company which would have the effect of diluting or changing Buyer's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Stockholder
Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that Buyer would have received in respect of the Stockholders Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. The Shareholders shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

               (b) In the event the consideration per Share to be paid by Buyer pursuant to the Merger is increased, the Purchase Price shall be similarly increased and in the event the Closing hereunder shall have occurred, Buyer shall promptly pay to the Stockholder the product of the amount of such increase in the Purchase Price multiplied by the number of Stockholder Shares as to which the Stockholder Option has been exercised.


                                 ARTICLE 2

                                  Voting

               Section 2.1. Voting of Company Common Stock. Each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder will appear at the meeting or otherwise cause the Stockholder Shares to be counted as present thereat for purposes of establishing a quorum and such Stockholder shall vote or consent (or cause to be voted or consented) the Stockholder Shares in favor of the Merger, the execution and delivery by Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof.


                                 ARTICLE 3

            Representations and Warranties of the Stockholders

               Each of the Stockholders represents and warrants to Buyer as to itself that:

               Section 3.1. Ownership of Shares. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Articles 1 and 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder Shares held by such Stockholder with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

               Section 3.2. Authorization. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 3.3. No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act, no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall conflict with or result in any breach of the organizational documents of the Stockholder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder or any of its properties or assets.

               Section 3.4. No Encumbrances. Except as expressly provided in this Agreement, the Stockholder Shares and the Certificates are now, and at all times during the term hereof, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and other than liens arising from securities margin accounts.

               Section 3.5. No Finder's Fees. Other than as contemplated by the Merger Agreement with respect to fees payable by Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

               Section 3.6.  Reliance by Buyer.  The Stockholder
understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.


                                 ARTICLE 4

                  Representations and Warranties of Buyer

               Buyer represents and warrants to each of the Stockholders:

               Section 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

               Section 4.2. Corporate Authorization. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 4.3. No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Buyer, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Buyer is a party or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to Buyer or any of its properties or assets.

               Section 4.4. No Finder's Fees. Except for Credit Suisse First Boston Corporation, whose fees will be paid by Buyer, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.


                                 ARTICLE 5

                       Covenants of the Stockholders

               Each of the Stockholders hereby covenants and agrees that:

               Section 5.1. Restriction on Transfer; Proxies; Non-Interference. The Stockholder shall not, directly or indirectly: offer for sale, sell, transfer, tender, pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit the Stockholder Shares into a voting trust or enter into a voting agreement with respect to the Stockholder Shares; or take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would result in a breach by the Stockholder of its obligations under this Agreement or a breach by Company of its obligations under the Merger Agreement or the effect of which would be inconsistent or violative of any provision or agreement contained in this Agreement.

               Section 5.2. No Solicitation. The Stockholder shall not, and shall cause its Affiliates and officers, directors, employees, investment bankers, consultants and other agents of the Stockholder and such Affiliates (such Affiliates, officers, directors, employees, investment bankers, consultants and other agents of any Person are hereinafter collectively referred to as the "Representatives" of such Person) not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person (other than Buyer or any of its Affiliates or Representatives) relating to any Acquisition Proposal or disclose any non-public information relating to Company or any Subsidiary of Company, or afford access to the properties, books or records of Company or any Subsidiary of Company, to any Person that is considering making or has made any Acquisition Proposal. The Stockholder shall notify Buyer orally and in writing of any offers, proposals or inquiries received by the Stockholder relating to the purchase or acquisition by any Person of the Shares and of any Acquisition Proposal actually known to the Stockholder (including in each case the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal, other than discussions or negotiations with Buyer and its Affiliates. Notwithstanding the restrictions set forth in this
Section 5.02, each of Company and any Person who is an officer or director of Company, including any individual Stockholder serving in capacity of director or officer, may take any action in such capacity consistent with the terms of the Merger Agreement.

               Section 5.3. Stop Transfer; Legend. (a) Each Stockholder agrees with, and covenants to, Buyer that the Stockholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder Shares unless such transfer is made in compliance with this Agreement.

               (b) Each Stockholder will, prior to the Effective Time, duly execute and deliver to Buyer the Affiliate's letter contemplated in
Section 5.11 of the Merger Agreement substantially in the form of Exhibit C-3 to the Merger Agreement.

               (c) Each Stockholder shall promptly after the date hereof surrender to Company all certificates representing the Stockholder Shares, and Company shall place the following legend on such certificates:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION AND VOTING AGREEMENT DATED AS OF FEBRUARY 8, 1998 BY AND BETWEEN CVS CORPORATION AND [STOCKHOLDERS] WHICH AMONG OTHER THINGS RESTRICTS THE TRANSFER AND VOTING THEREOF."


                                 ARTICLE 6

                               Miscellaneous

               Section 6.1.  Termination of Agreement.  The provisions of
Section 1.02 shall terminate at the Effective Time of the Merger Agreement or upon the termination of the Merger Agreement; provided that Section 1.02 shall not terminate upon termination of the Merger Agreement (i) pursuant to Section 7.01(d) or 7.01(e) of the Merger Agreement, or (ii) pursuant to
Section 7.01(b) of the Merger Agreement where the Board of Directors of Company has failed to recommend the Merger or modified such recommendation in a manner adverse to Buyer.

               Section 6.2. Indemnity. (a) Buyer agrees that it will indemnify each Stockholder from and against any costs, liabilities or expenses (including reasonable attorneys' fees and expenses) arising out of any claim or action brought by or on behalf of any shareholder of Company (other than any Stockholder), alleging damage by reason of the grant by such Stockholder of the Option contemplated hereby, or the exercise of the Option, provided that (i) such indemnity shall apply if and only to the extent that the Company's directors and officers liability insurance policies are insufficient to cover any such cost, liability or expense or said insurer fails to pay under such policy upon request (it being understood that in the case of any payment by Buyer or Company hereunder, any such payment shall not waive or otherwise affect any rights of Buyer or Company) and (ii) Buyer shall not be obligated to indemnify any Stockholder hereunder for any cost, liability or expense arising from the wilful misconduct of such Stockholder.

               (b) Each Stockholder indemnified under paragraph (a) above shall, promptly after receipt of notice of a claim or action against such Stockholder in respect of which indemnity may be sought hereunder, notify Buyer in writing of such claim or action; provided that the failure to notify Buyer shall not relieve it from any liability that it may have to such Stockholder on account of the indemnity contained in paragraph (a) above except to the extent that Buyer was actually prejudiced by such failure. Buyer shall be entitled to assume the defense of such claim or action with counsel of its choice at Buyer's expense. Buyer shall not be liable to indemnify any Stockholder if such Stockholder settles such claim or action without the consent of Buyer. Buyer may not agree to any settlement of any such claim or action unless such settlement includes an unconditional release of Stockholder from all claims thereunder. In any action hereunder as to which Buyer has assumed the defense thereof, the Stockholder shall continue to be entitled to participate in the defense thereof, with counsel of its own choice reasonably acceptable to Buyer and at the expense of Buyer.

               Section 6.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               Section 6.4. Further Assurances. In the event Buyer exercises the Option, Buyer and the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Buyer to exercise and enjoy all benefits and rights of the Stockholders with respect to the Stockholder Shares acquired pursuant to exercise of the Option.

               Section 6.5. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement, to obtain all necessary waivers, consents and approvals and effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act, responses to requests for additional information related to such filings, and submission of information requested by governmental authorities, and to rectify any event or circumstances which could impede consummation of the transactions contemplated hereby.

               Section 6.6. Specific Performance. The parties hereto agree that Buyer would be irreparably damaged if for any reason the Stockholders failed to sell the Stockholder Shares upon exercise of the Option or to perform any of its other obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholders. This provision is without prejudice to any other rights that Buyer may have against the Stockholders for any failure to perform its obligations under this Agreement.

               Section 6.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

               Section 6.8. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

               Section 6.9. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

               Section 6.10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.
               Section 6.11. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Michigan without giving effect to the principles of conflicts of laws thereof.

               Section 6.12. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               Section 6.13. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
               Section 6.14. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              CVS CORPORATION

                              By: /s/ Thomas M. Ryan
                                  ---------------------------
                                  Name:  Thomas M. Ryan
                                  Title: Vice Chairman and Chief
                                         Operating Officer


                               CVS Corporation
                               One CVS Drive
                               Woonsocket, RI 02895
                               Fax: (401) 762-3012


                               Attention: Thomas M. Ryan, Vice
                                          Chairman and Chief
                                          Operating Officer





  Class of     Shares          EUGENE APPLEBAUM LIVING TRUST
   Stock       Owned
  --------   ----------
   common    13,275,555        By: /s/ Eugene Applebaum
                                   -----------------------------
                                   Name:   Eugene Applebaum
                                   Title:  Trustee

  Class of     Shares
   Stock       Owned
  --------   ----------
   common    265,780                  /s/ Marcia C. Applebaum
                                   -----------------------------

                               Marcia C. Applebaum

  Class of     Shares          TRUST FOR THE BENEFIT OF
   Stock       Owned           LISA S. APPLEBAUM
  --------   ----------
   common    493,593           By:    /s/ Marcia C. Applebaum
                                   -----------------------------
                               Name:  Marcia Applebaum
                               Title: Trustee


  Class of     Shares          TRUST FOR THE BENEFIT OF
   Stock       Owned           PAMELA A. APPLEBAUM
  --------   ----------

   common    493,593           By:    /s/ Marcia C. Applebaum
                                   ----------------------------
                               Name: Marcia Applebaum
                               Title: Trustee


Stockholder notices shall be given to:

            Honigman Miller Schwartz and Cohn
            2290 First National Building
            Detroit, Michigan 48226
            Fax: (313) 962-0176

      Attention:  Alan S. Schwartz, Esq.








                                   [CVS LOGO]

                                  [ARBOR LOGO]









                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Exculpation. Section 102(b)(7) of the Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

     The CVS Charter limits the personal liability of a director to CVS and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

     Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The CVS Charter provides for indemnification of directors and officers of CVS against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware Law.

     Insurance. CVS has in effect Directors and Officers Liability Insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. This insurance was purchased in layers from National Union Fire Insurance Company of Pittsburgh, Pennsylvania; Federal Insurance Company of Warren, New Jersey; Royal Indemnity Company of Charlotte, North Carolina; Columbia Casualty Insurance Company of Chicago, Illinois; St. Paul Surplus Lines Company of St. Paul, Minnesota; and Reliance Insurance Company of Philadelphia, Pennsylvania. The pension trust liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

     Arbor Directors and Officers. The Merger Agreement provides that after the Effective Time, CVS will cause Arbor to indemnify (including the payment of reasonable fees and expenses of legal counsel) each person who was a director or officer of Arbor at or prior to the date of the Merger Agreement to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Effective Time. The Merger Agreement also provides that, for a period of six years after the Effective Time, CVS will maintain Arbor's existing policies of directors' and officers' liability insurance as in effect on February 8, 1998 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premium for such insurance during such six-year period exceeds 200% of the aggregate annual premium paid by Arbor as of February 8, 1998 for such insurance, then CVS will cause Arbor to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to such 200% of such aggregate annual premium in effect as of February 8, 1998.

                                      II-1



Item 21.  Exhibits and Financial Statement Schedules.

       Exhibit
       Number                               Description                     Page
       -------                              -----------                     ----
          2         Agreement and Plan of Merger dated as of February 8,
                    1998 as amended as of March 2, 1998 among the Registrant, Arbor Drugs, Inc. and Red Acquisition, Inc. (included as Annex A to the Proxy Statement/Prospectus contained in this Registration Statement).

        3(a) Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (the "CVS 1996 Form 10-K")).

        3(b) By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the CVS 1996 Form 10-K)

          4 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4-1 to the Registrant's
                    Registration Statement on Form 8-B dated November 4,
                    1996).

          5 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered.

          8 Opinion of Weil, Gotshal & Manges LLP regarding certain federal income tax consequences relating to the Merger.

        23(a)       Consent of KPMG Peat Marwick LLP.

        23(b)       Consent of Coopers & Lybrand L.L.P.

        23(c) Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibits 5 to this Registration Statement).

        23(d) Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 8 to this Registration Statement).

        23(e)       Consent of Goldman, Sachs & Co.

         24         Powers of Attorney.

        99(a) Consent of Eugene Applebaum to be named as a nominee for director of CVS Corporation.

        99(b)       Form of Arbor Drugs, Inc. Proxy Card.

        99(c) Option and Voting Agreement dated as of February 8, 1998 between CVS Corporation and certain Arbor stockholders (included as Annex C to the Proxy Statement/Prospectus contained in this Registration Statement).

        99(d)       Consulting Agreement between CVS Corporation and
                    Eugene Applebaum.



                                   II-2




Item 22.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

      (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   II-3





                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on March 2, 1998.

                                        CVS CORPORATION
                                        (Registrant)

Date: March 2, 1998                     By:    /s/ Charles C. Conaway
                                           --------------------------
                                              Charles C. Conaway
                                              Executive Vice President and
                                              Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

       Signature                         Title                   Date
       ---------                         -----                   ----

          *                  Chairman of the Board, Chief       March 2, 1998
-------------------------    Executive Officer-and-Director-
(Stanley P. Goldstein)       (Principal-Executive Officer)



/s/ Charles C. Conaway       Executive Vice President and       March 2, 1998
-------------------------    Chief Financial-Officer-
(Charles C. Conaway)         (Principal-Financial-and
                             Accounting Officer)


          *                  Director                           March 2, 1998
-------------------------
(Allan J. Bloostein)

          *                  Director                           March 2, 1998
-------------------------
(W. Don Cornwell)

          *                  Director                           March 2, 1998
-------------------------
(Thomas P. Gerrity)

          *                  Director                           March 2, 1998
-------------------------
(William H. Joyce)

          *                  Director                           March 2, 1998
-------------------------
(Terry R. Lautenbach)

          *                  Director                           March 2, 1998
-------------------------
(Terrence Murray)

          *                  Director                           March 2, 1998
-------------------------
(Sheli Rosenberg)

       Signature                         Title                   Date
       ---------                         -----                   ----


          *                  Vice Chairman of the Board,        March 2, 1998
-------------------------    Chief Operating Officer and
(Thomas M. Ryan)             Director

          *                  Director                           March 2, 1998
-------------------------
(Ivan G. Seidenberg)

          *                  Director                           March 2, 1998
-------------------------
(Patricia Carry Stewart)

          *                  Director                           March 2, 1998
-------------------------
(Thomas Thorsen)

          *                  Director                           March 2, 1998
-------------------------
(M. Cabell Woodward, Jr.)

/s/ Charles C. Conaway                                          March 2, 1998
-------------------------
(Charles C. Conaway)
Attorney-in-Fact

* An asterisk denotes execution by Charles C. Conaway as Attorney-in-Fact.

                                   II-5